As Filed with the Securities and Exchange Commission on November 12 , 1999.
                                                    Registration No. 333-81565

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                           -------------------------

                    AMENDMENT NO. 1 ON FORM S-1 TO FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                           -------------------------

                             eVISION USA.COM, INC.
             ----------------------------------------------------
            (Exact name of registrant as specified in its charter)


    Colorado                       5510                          45-0411501
 ----------------          -------------------------        -------------------
(State or other           (Primary Standard                (I.R.S. Employer
 jurisdiction of           Industrial Classification        Identification No.)
 incorporation or          Code Number)
 organization)

                                                         GARY L. COOK
  1700 Lincoln Street, 32nd Floor              1700 Lincoln Street, 32nd Floor
       Denver, Colorado 80203                       Denver, Colorado 80203
           (303) 860-1700                               (303) 860-1700
  -------------------------------             --------------------------------
(Address, including zip code, and            (Name, address, including zip code,
 telephone number, including area code,       and telephone number, including
 of registrant's executive offices)           area code, of agent for service)

                                With Copies to:

                             Thomas S. Smith, Esq.
                            Smith McCullough, P.C.
                      4643 South Ulster Street, Suite 900
                            Denver, Colorado 80237
                                (303) 221-6000


     Approximate date of commencement of proposed sale to the public: As soon as practicable following the date on which the Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If his Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                                                  CALCULATION OF REGISTRATION FEE

=========================================================================================================================
                                                           Proposed maximum       Proposed maximum        Amount of
Title of each class of                     Amount to be      offering price          aggregate          registration
securities to be registered               registered(1)          per share         offering price           fee(5)
---------------------------               --------------   ----------------       ----------------      ------------
Common Stock Underlying Warrants .......     6,554,523(2)        $ .70               $ 4,588,166          $ 1,278
Common Stock Underlying Convertible
Debentures .............................    15,913,487(3)        $ .70               $11,139,440          $ 3,097
Common Stock ...........................       550,000(4)        $ .62               $   343,750          $    96
=========================================================================================================================
         Total .........................    23,018,010 Shares     XXX                      XXX            $ 4,471(6)
=========================================================================================================================

(1) In accordance with Rule 416, there are hereby being registered an indeterminate number of additional shares of common stock which may be issued as a result of the anti-dilution provisions of the warrants and of the convertible debentures.

(2)  Registered for resale upon exercise of outstanding warrants.

(3)  Registered   for  resale  upon   conversion  of   outstanding   convertible
     debentures.

(4)  Registered for resale.

(5) The registration fee that is being paid herewith was calculated in accordance with Rule 457(c) and is based on the average of the bid and asked price of the registrants' common stock, as reported on the OTC Bulletin Board on November 10, 1999.

(6) $4,373 of the registration fee was paid as a part of registrant's previous filing on Form S-3, was calculated in accordance with Rule 457 (c) and is based on the average of the bid and asked prices of registrant's common stock, as reported on the OTC Bulletin Board on June 24, 1999.



         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                                   PROSPECTUS

                              eVISION USA.COM, INC.

                        23,018,010 shares of common stock


     This prospectus describes the offer for resale by the selling securityholders of up to 6,554,523 shares of common stock issuable upon the exercise of outstanding warrants, 15,913,487 shares of common stock issuable upon conversion of outstanding convertible debentures and 550,000 shares of common stock that are currently outstanding. eVision USA.Com, Inc. will be issuing, in private transactions, the shares of common stock issuable upon exercise of the warrants and conversion of the convertible debentures.

     eVision will not receive any proceeds from the sale of the common stock issuable upon exercise of outstanding warrants or issuable upon conversion of outstanding convertible debentures. If all of the warrants are exercised, eVision will receive proceeds of approximately $9,831,785. If all of the debentures are converted, $8,000,000 of debt will be converted to equity. eVision does not know if any or all of the warrants will be exercised or if any or all of the debentures will be converted, but the selling securityholders will have to exercise the warrants or convert the debentures in order to publicly sell the underlying shares of common stock that are offered for resale in this prospectus.

     The common stock is quoted for trading on the OTC Bulletin Board under the symbol "EVIS."

     Investing in the common stock involves certain risks. See "Risk Factors" commencing on page 4 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                 The date of this prospectus is November , 1999.

                                TABLE OF CONTENTS
                                                                            Page

Prospectus Summary.............................................................3

Risk Factors...................................................................4

Forward Looking Statements.....................................................7

Use of Proceeds................................................................8

Dividend Policy................................................................8

Selected Consolidated Financial Data...........................................8

Management's Discussion and Analysis of Financial Condition
         and Results of Operations............................................11

Changes in and Disagreements with Accountants on Accounting and
          Financial Disclosure................................................18

Business......................................................................18

Quantitative and Qualitative Disclosures About Market Risk....................30

Management....................................................................31

Security Ownership of Certain Beneficial Owners and Management................40

Market For the Registrant's Common Stock and Related Stockholder
           Matters............................................................43

Selling Securityholders.......................................................45

Plan of Distribution..........................................................52

Description of Securities.....................................................54

Shares Eligible For Future Sale...............................................56

Legal Matters.................................................................56

Experts.......................................................................56

Index to Financial Statements................................................F-1

                               PROSPECTUS SUMMARY

     This entire summary is qualified by the more detailed information and financial statements and related notes incorporated by reference into, or appearing elsewhere in, this prospectus.

     eVision USA.Com, Inc., is a holding company that was incorporated under the laws of the state of Colorado on September 14, 1988. eVision's consolidated subsidiaries include companies that:

     o    operate as a fully disclosed securities broker/dealer;
     o intend to provide transaction processing, networking and internet based services;
     o design, develop, install, market and support software systems for the securities brokerage industry;
     o    sell computer hardware and software products; and
     o provide leveraged financing, including proposed financing over the internet.

     The address of the principal executive offices of eVision is 1700 Lincoln Street, 32nd Floor, Denver, Colorado 80203 and its telephone number is (303) 860-1700.

The Offering

Common stock outstanding before the offering.....................     19,838,299 shares.

Total possible shares of common stock
outstanding after the offering...................................     42,306,309    shares    which    include
                                                                      22,468,010   shares  issuable  upon  the
                                                                      exercise of various outstanding warrants
                                                                      and     conversion    of     convertible
                                                                      debentures. The 42,306,309 shares do not
                                                                      include  any  shares  issuable  upon the
                                                                      exercise of outstanding options.

Securities being offered for resale by selling
securityholders..................................................     22,468,010   shares  of   common   stock
                                                                      issuable    upon   the    exercise    of
                                                                      outstanding  warrants and  conversion of
                                                                      outstanding   debentures   and   550,000
                                                                      shares   of   common   stock   that  are
                                                                      currently outstanding.

     The securities offered in this prospectus involve a high degree of risk and you should consider buying them only if you can afford to lose your entire investment. See "Risk Factors."

                                  RISK FACTORS

     An investment in eVision's common stock is speculative and involves a high degree of risk. You should purchase the common stock only if you are sophisticated in financial matters and business investments. You should carefully consider the following factors before purchasing eVision's common stock.

eVision has incurred losses in prior operations and may never operate profitably

     As of June 30, 1999, eVision had an accumulated deficit of $2,504,434. eVision incurred $1,049,843 in net losses for the nine months ended June 30, 1999; $6,473,335 for the fiscal year ended September 30, 1998; $3,455,872 for the fiscal year ended September 30, 1997; and $2,417,742 for the fiscal year ended September 30, 1996. There can be no assurance when or if eVision will operate profitably.

Lack of trading market may make it difficult to sell eVision's common stock

     The only trading in eVision's common stock is conducted on the OTC Bulletin Board. A holder of the common stock may find it more difficult to dispose of or to obtain accurate quotations as to the market value of the common stock.
eVision's common stock is defined as a "penny stock" by rules adopted by the Commission. Brokers and dealers effecting transactions in the common stock must obtain the written consent of a customer prior to purchasing the common stock, must obtain information from the customer and must provide disclosures to the customer. These requirements may have the effect of reducing the level of trading of the common stock and reduce the liquidity of the common stock.

Volatile nature of eVision's securities brokerage business may cause a decrease in revenues

     eVision's securities brokerage revenues may decrease in the event of a decline in stock market volume, prices or liquidity. The stock market has historically experienced significant volatility. Declines in the volume of securities transactions and in market liquidity generally result in lower revenues from commissions and trading. Lower price levels of securities may also result in a reduced volume of underwriting and syndicate transactions and could cause a reduction in eVision's revenue from corporate finance fees and losses from declines in the market value of securities held in trading. Sudden sharp declines in market values of securities can result in illiquid markets, the failure of issuers and counterparties to perform their obligations and increases in claims and litigation. In these markets, eVision may incur reduced revenues or losses in its market-making activities.

Competition for retaining and recruiting personnel could make it difficult for American Fronteer to employ additional persons adversely affecting eVision's revenues

     American Fronteer's business is dependent on the highly skilled, and often highly specialized, individuals it employs. Retention of research, investment banking, sales, trading, management and administrative professionals is highly competitive and particularly important to American Fronteer's business. The loss of, or inability to hire additional, investment banking, research, sales or trading professionals, particularly a senior professional, could materially and adversely affect American Fronteer's revenues.

eVision's underwriting and trading strategies are risky and might result in higher trading losses

     eVision's underwriting, securities trading and market-making activities are often conducted by eVision as principal and subject eVision's capital to significant risks, including market, credit, counterparty and liquidity risks. These activities often involve the purchase, sale or short sale of securities as principal in markets that may be characterized by relative illiquidity or that may be particularly susceptible to rapid fluctuations in liquidity. These activities might result in higher trading losses than would occur if eVision's positions and activities were less concentrated.

eVision's securities brokerage business is involved in litigation which may adversely affect its cash liquidity

     Many aspects of eVision's securities brokerage business involve substantial risks of liability. eVision's securities brokerage business is currently a defendant or respondent in numerous lawsuits and arbitrations. A judgment against eVision's securities brokerage business could result in a reduction in eVision's cash liquidity.

American Fronteer's securities brokerage business is subject to extensive regulation which, if not complied with, could cause American Fronteer to have to discontinue its business resulting in a loss of most of eVision's revenues

     American Fronteer's business is subject to extensive regulation by federal, state and self-regulatory authorities. The failure by American Fronteer or any of its employees to comply with such regulations or with any of the laws, rules or regulations of federal, state or self-regulatory organizations could result in censure, imposition or fines or other sanctions, including revocation of the right to do business or suspension or expulsion of American Fronteer from membership in the National Association of Securities Dealers, Inc. In 1999, American Fronteer consented to a censure and immaterial fine by the NASD to settle various claims that American Fronteer had violated various NASD rules, including the net capital rule. One of American Fronteer's officers also consented to an immaterial fine in connection with the same matters. Any additional censure, fine or other sanction against American Fronteer could have a material adverse effect upon American Fronteer and eVision.

eVision will be forced to suspend its securities brokerage activities if it is in violation of the net capital rule which would result in reduced revenues

     eVision's securities brokerage business is subject to the net capital rule of the Commission. Under this rule, eVision's securities brokerage business is required to maintain a certain minimum amount of net capital in order to continue to conduct business as a registered securities broker dealer. If eVision's securities brokerage business net capital falls below the minimum net capital required under the rule, it would be forced to suspend activities until it is again in compliance with the net capital rule. If eVision's securities brokerage business is forced to suspend activities, revenues from eVision's securities brokerage business would be reduced.

Revenue derived from eVision's underwriting activities will be reduced during periods of decreased demand for securities in the new issue market

     A portion of eVision's revenues has been derived from participating in the underwriting of new issues of securities. The new issue market is characterized by a high degree of instability and volatility and is directly affected by regional, national and international economic and political conditions and by broad trends in business and finance. During periods of decreased demand for securities in the new issue market, the revenues of eVision will be reduced.

eBanker USA.com, Inc., a consolidated subsidiary of eVision, has a limited history of operations and there are no assurances that it will be able to operate profitably which could diminish the value of eVision's common stock

     eBanker, a consolidated subsidiary of eVision, has commenced operations within the past two years. eBanker intends to expand its operations into new areas of financing. It is not possible to predict whether or not the current or proposed operations of eBanker will be successful and will result in a profit for eVision. The possibility exists that the operations of eBanker will not result in a profit. The results of operations of eVision could be negatively impacted if eBanker is not profitable which could diminish the value of eVision's common stock.

Q6 Technologies, Inc., a consolidated subsidiary of eVision, plans to acquire and develop internet related technology businesses and there are no assurances that it will be able to do so and realize a profit

     Q6 Technologies, Inc., a consolidated subsidiary of eVision, plans to acquire and develop internet related technology companies. Q6 Technologies has no experience in this area of business. It is not possible to predict whether or not the proposed operations of Q6 Technologies will be successful and will result in a profit for eVision. The possibility exists that the operations of Q6 Technologies will not result in a profit. The results of operations of eVision could be negatively impacted if Q6 Technologies is not profitable which could diminish the value of eVision's common stock.

You will have no control over eVision

     Heng Fung Holdings Company Limited, which is a public company traded on the Hong Kong Stock Exchange, owns approximately 37% of the outstanding shares of common stock of eVision. Heng Fung Holdings beneficially owns an additional approximate 41% of the shares of common stock of eVision which Heng Fung Holdings has the right to acquire upon conversion of outstanding convertible debentures. Fai H. Chan, the Chairman of the Board and the President of eVision, owns options to acquire 9,000,000 shares (options for 8,000,000 shares of which are currently exercisable) of eVision's common stock which, if exercised, would represent approximately 31% of eVision's outstanding common stock. Mr. Chan beneficially owns approximately 10% of the common stock and is the Chairman and

Managing Director of Heng Fung Holdings. Accordingly, Heng Fung Holdings and Fai
H. Chan control eVision and a purchaser of eVision common stock will have no control over eVision.

eVision has numerous outstanding options, warrants and convertible debentures which may adversely affect the price of eVision's common stock

     eVision has issued and outstanding options, warrants and convertible debentures to acquire up to approximately 40,528,176 shares of its common stock at prices and conversion rates ranging from $.20 to $1.50 per share. For the term of such options, warrants and debentures, the holders thereof will have an opportunity to profit from a rise in the market price of eVision's common stock without assuming the risks of ownership. This may have an adverse effect on the price of eVision's common stock and on the terms upon which eVision could obtain additional capital. It should be expected that the holders of such options, warrants and debentures would exercise or convert them at a time when eVision would be able to obtain equity capital on terms more favorable than those provided by the options, warrants and debentures.

Issuance of additional authorized preferred stock may adversely affect the price of eVision's common stock

     eVision is authorized to issue 25,000,000 shares of preferred stock. 87,500 shares have been designated as Series A Preferred Stock and retired. 3,000,000 shares have been designated as Series B Preferred Stock, of which 25,500 shares have been sold and were exchanged for Convertible Series B Preferred Stock. 2,000,000 shares have been designated as Convertible Series B Preferred Stock. eVision issued 110,500 shares of Convertible Series B Preferred Stock. The 110,500 shares of Convertible Series B Preferred Stock included the 25,500 shares of Series B Preferred Stock that were exchanged. Subsequently, eVision designated 2,000,000 shares of Convertible Series B-1 Preferred Stock. The undesignated preferred stock may be issued in series from time to time with such designations, rights, preferences and limitations as the board of directors of eVision may determine by resolution. Other than the new Convertible Series B-1 Preferred Stock, the directors of eVision have no current intention to issue preferred stock. However, the potential exists that additional preferred stock might be issued which would grant dividend preferences and liquidation preferences over the common stock, diminishing the value of the common stock.


                           FORWARD LOOKING STATEMENTS

     Some of the statements contained in this prospectus under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" are forward looking. They include statements that involve risks and uncertainties that might materially adversely affect eVision's operating results in the future. Most of these risks are beyond eVision's control. Actual results may differ materially from those suggested by the forward looking statements for various reasons, including those discussed above.

                                 USE OF PROCEEDS

     eVision will not receive any proceeds from the sale of the common stock or the common stock issuable upon exercise of outstanding warrants or issuable upon conversion of outstanding convertible debentures. eVision intends to use the net proceeds, if any, from exercise of the warrants for working capital. It is uncertain when, if ever, eVision will receive proceeds from exercise of the warrants.


                                 DIVIDEND POLICY

     eVision has never declared nor paid any dividends on its common stock. eVision currently anticipates that any earnings will be retained for use in eVision's business and that no cash dividends will be paid to stockholders. Any payment of cash dividends in the future on the common stock will depend on eVision's:

              o financial condition;
              o results of operations;
              o current and anticipated cash requirements;
              o plans for expansion;
              o existing or future debt obligations and any restrictions imposed by such obligations; and
              o other ftors deemed relevant by the board of directors.

     eVision is required to pay, out of funds legally available, cumulative dividends at the rate of 8% per annum in cash and 7% per annum in shares of preferred stock for all issued shares of Series B Convertible Preferred Stock and Series B-1 Convertible Preferred Stock.


                      SELECTED CONSOLIDATED FINANCIAL DATA

     On February 25, 1997, McLeod USA Publishing Company purchased from eVision the primary operating assets of a directory business for approximately $2,800,000 including the application of a $500,000 non-recourse loan from McLeod in accordance with an option agreement. On the same date, a third party purchased another directory from eVision for approximately $202,000 in cash. On September 15, 1997, a third party purchased all of the primary operating assets of Fronteer Marketing Group, Inc. for approximately $421,000. On March 20, 1998, eVision sold the remaining net assets which were not previously identified by eVision as part of discontinued operations for the return of 493,500 shares of eVision's common stock. As a result of these sales, the directory business and Fronteer Marketing Group, Inc. have been accounted for as discontinued operations in the consolidated financial statements.

     On July 23, 1996, eVision sold its clearing operation to Multi-Source, Inc. for $3,000,000, including a $1,500,000 contingency in the form of a forgivable loan, plus the net assets of the clearing operation. The loan was forgiven and recognized as an extraordinary item during the year ended September 30, 1998.

     On April 26, 1995, eVision acquired the assets of RAFCO, Ltd. As a result of this transaction, the former shareholders of RAFCO, acquired a 55% interest in eVision. Accordingly, the transaction was accounted for as a "reverse acquisition" of eVision by RAFCO using the purchase method of accounting. eVision's assets and liabilities prior to the transaction were adjusted to their fair market value as of the date of the business combination. eVision's operations are included in the consolidated financial statements beginning May 1, 1995, the effective date of the business combination. As a result of the reverse acquisition accounting, historical financial statements presented for periods prior to the business combination date include the consolidated assets, liabilities, equity, revenues, and expenses of RAFCO only.

     The following is selected consolidated financial data (in thousands, except per share data) for eVision as of June 30, 1999 and 1998 and for the nine months then ended, as of September 30, 1998, 1997 and 1996 and for the years then ended and as of and for the nine months ended September 30, 1995, and for RAFCO as of and for the year ended December 31, 1994. This information should be read in conjunction with the consolidated financial statements.

                                                                                                    Nine months
                                                                                                       ended         Year ended
                                Nine months ended June 30,        Year ended September 30,          September 30,   December 31,
                                -------------------------      ------------------------------       ------------    -----------
                                    1999          1998         1998         1997         1996           1995           1994
                                    ----          ----         ----         ----         ----           ----           ----
                                                         (In thousands, except per share information)

Revenue ........................ $ 28,186       19,840       27,387       25,100       21,369         13,153         16,259

Loss from continuing
operations ..................... $ (1,050)      (3,607)      (6,979)      (1,990)        (990)          (806)          (353)

Loss on sale of
discontinued operations,
net of income tax benefits .....     --           (318)        (250)        (667)        --             --             --

Loss from discontinued
operations, net of income
tax  benefits ..................     --           (181)        (159)        (799)      (1,369)        (1,086)          --

Net loss applicable to
common shareholders ............   (1,050)      (3,190)      (6,473)      (3,456)      (2,418)        (1,925)          (353)

Basic loss per common share:
  Continuing operations ........ $   (.06)        (.21)        (.42)        (.12)        (.07)          (.09)            **
  Discontinued operations:
     Loss on sale of
     discontinued operations ...     --           (.02)        (.02)        (.04)        --             --             --
     Loss from discontinued
     operations ................     --           (.01)        (.01)        (.05)        (.10)          (.11)          --
  Extraordinary item ...........     --            .05          .06         --           --             --             --
                                  -------      -------      -------       ------       -------       --------        -------
       Total ................... $   (.06)        (.19)        (.39)        (.21)        (.17)          (.20)            **
                                  =======      =======      =======       ======       =======       ========        =======

                                                                    September 30,
                                                  -------------------------------------------        December 31,
                              June 30, 1999       1998         1997         1996         1995           1994
                              -------------       ----         ----         ----         ----           ----
                                                                       (In thousands)
Working capital ................ $ 14,252       10,076        3,595        4,991        4,130          2,443

Total assets ................... $ 23,254       15,371       11,003       14,524       17,282         22,326

Total long term liabilities .... $ 16,015       14,864        2,732        3,492        3,269          3,164

Total stockholders' equity ..... $ (2,504)      (3,043)       3,352        6,086        5,442          1,188
(deficit)

**Due to the limited number of shares outstanding during 1994, presentation of earnings per share is not meaningful.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

Results of Operations

Nine months ended June 30, 1999 compared to nine months ended June 30, 1998

     Revenues for the nine months ended June 30, 1999 were $28,185,529, an increase of $8,345,217 or 42.1% over the revenues of $19,840,312 for the nine months ended June 30, 1998. The increase primarily relates to increased brokerage commissions of $2,775,150; an increase in trading profits of $808,320; increased computer hardware and software operations revenues of $1,469,176; interest income on investments of $1,201,051 and a $2,218,343 change in unrealized gains on investments in equity securities, offset by a decrease in investment banking activity of $899,058.

     The increase in brokerage commissions of $2,775,150 is due primarily to an increase in trading activity. Customer transactions increased approximately 69% for the nine months ended June 30,1999 compared to the nine months ended June 30, 1998. This was partially offset by a decrease in the average commission per transaction ticket of 19%. The primary reasons for the increased activity were general market conditions and positive results from eVision's research recommendations that were acted upon by customers. In addition, branch offices opened during the nine months ended June 30, 1998 were open for the entire nine month period in the current year.

     Trading profits increased $808,320 due primarily to general market conditions and positive results from research recommendations that were acted upon by customers as well as increases in positions in securities in which eVision's securities broker dealer makes a market.

     Computer hardware and software revenues for the nine months ended June 30, 1999 increased significantly due to a hardware system upgrade by a customer in the quarter ended June 30, 1999, and significant sales during the first quarter of the current fiscal year.

     During the nine months ended June 30, 1999, a partially owned subsidiary of the Company, eBanker USA.Com, Inc., invested in debt securities of various corporations, which are traded on foreign stock exchanges. The debt securities carry a premium redemption value over the face amount of each security. If the security was held until maturity, eBanker would receive a guaranteed premium above the face value. The purchase discount and the premium for holding each security to maturity were being accreted to interest income over the remaining life of the security. Interest income on the investments in debt securities for the nine months ended June 30, 1999, was $1,201,051. During the quarter ended June 30, 1999, eBanker decided to change its investment strategy with respect to the bond investments to systematically sell these securities. Therefore, they have been classified as available-for-sale and unrealized gains have been recognized as other comprehensive income.

     The Company recognized an unrealized gain of $1,190,740 on certain foreign held investments, compared to an unrealized loss of $1,027,603 for the comparable 1998 nine month period. A majority of this activity related to the Company's investment in Heng Fung Holdings consisting of common shares purchased in the open market.

     Investment banking revenues of $915,299 for the nine months ended June 30, 1999 decreased $899,058 from the nine months ended June 30, 1998 due primarily to the decreased participation in corporate finance underwritings.

     The increase in broker/dealer commissions expense of $518,710 or 6.4% for the nine months ended June 30, 1999 over the prior period correlates to the increase in brokerage commission and investment banking revenues combined of $1,876,092 or 14.3% over the nine months ended June 30, 1998. The lower expense percentage increase reflects adjustments to branch manager override payouts to correlate closer to actual production results.

     Interest expense on the convertible debentures of eBanker for the nine months ended June 30, 1999 was $762,001.

     The increase in general and administrative expenses for the nine months ended June 30, 1999 of $1,604,126 or 16.5% over the comparable prior period reflects increased expenses associated with new branch openings in San Francisco and New York City. Although the new offices were opened during 1998, they were not open for the entire comparable nine month period.

     Interest expense to related party of $615,416 increased from the prior period amount of $254,166 as a result of the convertible debentures issued to Online Credit Limited (Online Credit formerly known as Heng Fung Finance Company Limited) during 1998. These convertible debentures have been outstanding for the full 1999 period.

     The minority interest in (earnings) loss represents the minority interest investment in Q6 Technologies, Inc. and eBanker.

     The loss from discontinued operations in the prior period represents the loss on sale and net loss from operating activity of eVision's directory and telemarketing businesses of which all of the primary operating assets were sold during 1998.

     The extraordinary item in the prior period represents the recognition of the forgivable loan with MultiSource in accordance with the terms and conditions of the forgivable loan agreement. These terms and conditions included the forgiveness of the loan based on revenue targets for MultiSource. MultiSource reached the target for the forgiveness of $750,000 and thus it was recognized as income. The remaining $750,000 was recognized as income as MultiSource discontinued operating as a clearing firm in the securities industry which allowed eVision to recognize the remainder in accordance with the agreement. Both of these amounts are shown net of taxes in the consolidated statement of operations.

Year ended September 30, 1998 compared to year ended September 30, 1997

     Revenues for the year ended September 30, 1998 were $27,387,304 compared to revenues for the year ended September 30, 1997 of $25,100,414. This represents an increase of $2,286,890 or 9%.

     The increase is primarily due to the increase in brokerage commissions of $983,810 or 7%, an increase of $1,472,136 or 21% in computer hardware and software sales offset by a decrease in investment banking activity of $776,505.

     The increase in brokerage commissions is primarily the result of the additional offices opened during the previous fiscal year being open for the entire year ended September 30, 1998. The increase in computer hardware and software revenues is primarily due to additional contracts for software development and increased hardware sales. Certain of the software development contracts were for the purposes of ensuring customers are Year 2000 compliant.

     Broker/dealer commissions expense for the year ended September 30, 1998 were $10,521,902, an increase of $253,138 or 2% over expenses of $10,268,764 for the year ended September 30, 1997. This increase correlates to the increase in broker commissions. The 2% increase in commission expense versus the 7% increase in commission revenue partly reflects adjustments made to branch manager overrides and broker payouts to correlate closer to actual production results.

     Computer costs of sales for the year ended September 30, 1998 were $7,979,162 compared to $5,767,136 for the prior year. This increase of $2,212,026 or 38% relates to increased sales and costs associated with assuring that proprietary software is Year 2000 compliant.

     General and administrative expenses were $13,359,245 for the year ended September 30, 1998 or $2,106,498 greater than for the year ended September 30, 1997. This increase of 19% over the year ended September 30, 1997 of $11,252,747 is primarily attributable to the prior year branch openings being in operation for the entire year ended September 30, 1998, and the new branches opened during the current year. During the year, the Kansas City, San Francisco and New York City branches were opened. The increase in general and administrative expenses is partially offset by a decrease in legal fee expense and arbitration settlements of $974,872 in 1998.

     A portion of the proceeds of the $4,000,000 convertible debenture purchased by Heng Fung Private in December 1997 was used to purchase approximately 116,430,000 shares of the common stock of Heng Fung Holdings in open market transactions on the Hong Kong Stock Exchange at an average price of approximately $0.02 per share. For the year ended September 30, 1998, eVision had recognized an unrealized loss of $1,573,793 on the investment in Heng Fung Holdings.

     Depreciation and amortization expense for the year ended September 30, 1998 of $389,234 represents an increase of $50,289 or 15% over the amount for the prior year of $338,945. The increase is primarily due to the addition of the new branch offices.

     Interest income increased $150,502 or 100% from $150,203 for the year ended September 30, 1997 to $300,705 for the year ended September 30, 1998. This is due to increased cash balances resulting from the convertible debenture issues during the current year. Interest expense to a related party relates to the convertible debentures payable to Heng Fung related entities.

     The loss from discontinued operations and loss on sale of discontinued operations represents activity for the remaining assets of the directory and telemarketing business and the final sale of the assets of these businesses which were not previously identified by eVision as part of discontinued operations.

     The minority interest in (earnings) loss of $129,363 for the year ended September 30, 1998 represents the minority shareholders' interest in Secutron's loss for the year.

Year ended September 30, 1997 compared to the year ended September 30, 1996

     Revenues for the year ended September 30, 1997 were $25,100,414 compared to revenues for the year ended September 30, 1996 of $21,369,021. This represents an increase of $3,731,393 or 18%. The increase is primarily due to the increase in brokerage commissions and investment banking activity, which increased, to $16,783,271 from $13,101,204, an increase of $3,682,067 or 28%. Brokerage commission increases are due to new branch office openings. During the fiscal year three new branches in Dallas, Texas; Las Vegas, Nevada; and West Palm Beach, Florida were opened. In addition, two branches that were opened during the year ended September 30, 1996 in Chicago, Illinois and Metairie, Louisiana were open for the full year.

     Computer hardware and software revenues were $6,982,143 for the year ended September 30, 1997 compared to $6,538,540 for the prior year. This represents an increase of $443,603 or 7%. The increase primarily is due to the increased efforts from management of Secutron to generate new business, including efforts in providing internet services as an internet service provider.

     Broker/dealer commissions expense for the year ended September 30, 1997 were $10,268,764 compared to $8,171,445 for the prior year. The increase represents $2,097,319 or 26%, which correlates to the increase in brokerage commissions and investment banking revenues.

     Computer cost of sales for the year ended September 30, 1997 were $5,767,136 compared to $5,381,097 for the year ended September 30, 1996. This is an increase of $386,039 or 7%, which correlates to the increase in computer hardware and software revenues.

     General and administrative expenses were $11,252,747 for the year ended September 30, 1997 compared to $9,997,828 for the prior year. The increase, $1,254,919 or 13%, is primarily due to the increased expenses in opening and operating new American Fronteer branch offices.

     Depreciation and amortization for the year ended September 30, 1997 was $338,945 compared to $396,203 for the prior year. The decrease reflects certain assets being fully depreciated in the prior and current years.

     Interest income for the year ended September 30, 1997 was $150,203 compared to $642,274 for the prior year. The decrease reflects the sale of the clearing operation in July 1996. Interest expense was $27,940 for the year ended
September 30, 1997 compared to $225,089 for the prior year. This decrease is also partially attributable to the sale of the clearing operation as well as decreased debt balances.

     The minority interest in earnings of $11,331 represents the minority shareholders' interest in earnings of Secutron for the year ended September 30, 1997. The loss on sale of discontinued operations resulted from the loss on the sale of the primary operating assets of the directory business net of an income tax benefit.

     The loss from discontinued operations represents the operating results for the year for the directory business, Fronteer Marketing Group, Inc. and Fronteer Personnel Services, Inc.

Liquidity and Capital Resources

     eVision, as of June 30, 1999, had $5,354,438 in cash and cash equivalents and $14,251,982 in working capital. Cash flows used by operating activities during the nine months ended June 30, 1999, totaled $949,291. Cash flows used for investing activities during the nine-month period were $7,246,852 and consisted primarily of purchases of debt securities of $4,635,275 and advances on notes receivable of $2,700,000. Cash flows from financing activities during the nine-month period of $4,437,929 consisted primarily of proceeds from the issuance of convertible debentures of $531,334; proceeds from the sale of eBanker securities of $2,155,938; the issuance of the convertible debentures to a related party of $1,000,000; and $788,412 of net proceeds from a private placement of eVision's preferred stock.

     In May 1999, eVision commenced a private placement of 1,500,000 shares of its Convertible Series B Preferred Stock at a price of $10.00 per share. The net proceeds were intended to be used to fund working capital and acquire other securities broker/dealers. Through September 30, 1999, eVision sold 110,500 shares of Convertible Series B Preferred Stock. Subsequently, eVision discontinued its private placement of the Convertible Series B Preferred Stock and, on September 27, 1999, commenced a second private placement of 1,500,000 shares of its newly designated Convertible Series B-1 Preferred Stock. eVision has offered to exchange the 110,500 shares of Convertible Series B Preferred Stock sold in the second offering for an equal amount of shares of Convertible Series B-1 Preferred Stock.

     In April 1998, Fronteer Capital, Inc., a formerly wholly owned subsidiary of eVision, and Online Credit Limited committed to provide to Global Med Technologies, Inc. lines of credit for up to $1,650,000 and $1,500,000, respectively, for a total combined loan commitment of $3,150,000 over the following twelve months. Fronteer Capital subsequently assigned its commitment to eBanker. During fiscal 1999, eBanker purchased $1,000,000 of Online Credit's commitment. The loans bear interest calculated at a rate of 12% per annum and will mature April 15, 2000. As of June 30, 1999, Global Med had drawn $2,650,000 on these lines of credit.

     In May 1999, eBanker extended Global Med a $750,000 bridge loan commitment of which $750,000 was drawn as of September 30, 1999. Outstanding principal amounts under the loan are due December 31, 1999 and accrue at an interest rate of 12%. On October 4, 1999, eBanker extended to Global Med a $2,000,000 bridge loan commitment, of which $300,000 has been drawn. Outstanding principal amounts under the loan are due April 12, 2000 and accrue at an interest rate of 12%.

     eVision previously sold Online Credit a ten year $4,000,000 10% Convertible Debenture that is convertible into shares of common stock of eVision and an option to purchase an $11,000,000 12% Convertible Debenture that is convertible into shares of common stock of eVision. As of October 31, 1999, Online Credit had purchased a total of $8,000,000 of convertible debentures, of which $1,000,000 had been purchased during the nine months ended June 30, 1999. The option to purchase the $11,000,000 12% Convertible Debenture has $7,000,000 available remaining under option. The principal is due in ten years, except for one installment of $500,000 which was due March 1999. The installment due date was extended to March 2000. eVision paid Online Credit a fee of 5%, or $25,000, paid in 44,092 common shares of eVision for the extension as determined by the average closing bid price for 15 business days prior to March 23, 1999, or $0.567 per share.

     In July 1999, eVision sold the stock of Fronteer Capital for $3,000,000 which was received in the form of $150,000 cash at closing and a promissory note in the amount of $2,850,000, due in one year and bearing interest at 14% per annum.

     Subsequent to June 30, 1999, eBanker sold additional shares of common stock related to a second eBanker private placement for proceeds of $2,866,625, net of offering costs of $372,661.

     A good portion of eVision's assets are highly liquid, consisting mainly of assets that are readily convertible into cash. These assets are financed by eVision's equity capital, convertible debentures and accounts payable. Changes in the amount of securities owned by eVision and receivables from brokers or dealers and clearing organizations directly affect the amount of eVision's financing requirements.

     Management believes that eVision's cash flows from operations, the possibility of additional purchases of convertible debentures by Online Credit, proceeds expected to be received from the sale of Convertible Series B-1 Preferred Stock and cash on hand will be sufficient to fund its debt service, expected capital costs and other liquidity requirements for the foreseeable future.

Year 2000

     To address the Year 2000 issue, eVision has continued with the implementation of its corporate plan as reported in eVision's Annual Report on Form 10-K for the fiscal year ended September 30, 1998. eVision has continued working with third-party suppliers of software and related services in resolving Year 2000 issues and testing was completed by August 31, 1999. As vendors and suppliers conduct further testing, additional results and information are being obtained by eVision. The cost had been estimated to be less than $50,000. No significant amounts were expended on the program during the quarter ended June 30, 1999. If eVision and the third parties on which it relies are unable to address the Year 2000 issue in a timely manner, it could result in a material financial risk to eVision. eVision completed its contingency plan by September 30, 1999.

     eVision's contingency plan is focused on American Fronteer. It includes the use of cellular phones in the event of local telephone system line failures, manual tracking of trading and inventory positions, direct calls to the clearing organizations in the event of online system failures and use of the internet for delayed quotations in the event of real-time quotations system failures. eVision's payroll and accounting software have been obtained from national vendors who have certified their products as Year 2000 compliant.

Inflation

     The effect of inflation on eVision's operations is not material and is not anticipated to have any material effect in the future.

Recently Issued Financial Accounting Standards

     In June 1997, the Financial Accounting Standards Board issued Statement No. 131, Disclosures about Segments of an Enterprise and Related Information, which is effective for periods beginning after December 15, 1997. This statement established standards for the method that public entities use to report selected information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographical areas and major customers. The Company does not believe that the adoption of the statement will have a significant effect on the disclosures in its consolidated financial statements and has adopted it for the fiscal year ended September 30, 1999.

     In June 1998, the FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement was effective for all fiscal quarters beginning after June 15, 1999. In July 1999, the FASB issued Statement No. 137, Accounting for Derivative Instruments and Hedging Activities -Deferral of the Effective Date of FASB Statement No. 133. The Statement defers the effective date of Statement No. 133 to all fiscal quarters of all fiscal years beginning after June 15, 2000. The Company does not currently participate in these activities and consequently does not believe adoption will have a significant effect on the consolidated financial statements.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

     On September 3, 1999, KPMG LLP was dismissed as the independent accountants of eVision. KPMG LLP acted as the independent accountants for eVision for the years ended September 30, 1998 and 1997. KPMG LLP's reports on eVision's financial statements for the past two years ended September 30, 1998 and 1997 did not contain an adverse opinion or disclaimer of opinion and were not modified as to uncertainty, audit scope or accounting principles.

     The decision to change accountants was approved by the Company's board of directors.

     During the Company's two most recent fiscal years and subsequent interim period up to the date of the change in independent accountants, there were no disagreements with KPMG LLP on any matter of accounting principle or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if any, not resolved to the satisfaction of KPMG LLP, would have caused KPMG LLP to make a reference to the subject matter of the disagreement(s) in connection with its reports.

     On September 13, 1999, eVision engaged the accounting firm of Deloitte & Touche LLP as eVision's independent accountants for the year ended September 30, 1999. Deloitte & Touche LLP also are certifying accountants for Heng Fung Holdings. During eVision's two most recent fiscal years and subsequent fiscal interim period up to the date of the engagement of Deloitte & Touche LLP, eVision did not consult with Deloitte & Touche LLP with regard to any matter concerning the application of accounting principles to any specific transactions, either pleaded or proposed, or the type of audit opinion that might be rendered with respect to eVision's financial statements.


                                    BUSINESS

     eVision USA.Com, Inc., is a holding company that was incorporated under the laws of the state of Colorado on September 14, 1988. eVision's consolidated subsidiaries include companies that:

          o    operate as a fully disclosed securities broker/dealer;
          o intend to provide transaction processing, networking and internet based services.
          o design, develop, install, market and support software systems for the securities brokerage industry;
          o    sell computer hardware and software products; and
          o provide leveraged financing, including proposed financing over the internet.

American  Fronteer Financial Corporation

General

     American Fronteer Financial Corporation was incorporated in 1974 to engage in the retail stock brokerage business in the Rocky Mountain Region of the United States. American Fronteer is registered as a broker/dealer with the Commission, is a member of the National Association of Securities Dealers, Inc. and the Boston Stock Exchange, is an associate member of the American Stock Exchange, and is registered as a securities broker/dealer in all 50 states. American Fronteer is a member of the Securities Investor Protection Corporation and other regulatory and trade organizations. American Fronteer is also licensed to sell insurance products in certain states. American Fronteer's business consists of providing retail securities brokerage and investment services, trading fixed income and equity securities, providing investment banking services to corporate and municipal clients, managing and participating in underwriting corporate and municipal securities, and selling a range of professionally managed mutual funds and insurance products.

     American Fronteer conducts its business in four operating divisions as described below. American Fronteer's principal executive office is located at One Norwest Center, 1700 Lincoln Street, 32nd Floor, Denver, Colorado 80203. American Fronteer has branch offices located in Colorado Springs, Colorado;
Atlanta, Georgia; Albany, New York; Reston, Virginia; Chicago, Illinois; Metairie, Louisiana; Las Vegas, Nevada; Dallas, Texas; West Palm Beach, Florida; New York, New York and San Francisco, California.

Retail Securities Brokerage Division

     American Fronteer conducts its retail securities brokerage business through its retail securities brokerage division. As of September 30, 1999, American Fronteer has approximately 101 account executives and approximately 22,000 customer accounts. American Fronteer generates commission revenue when it acts as a broker on an agency basis, or as a dealer on a principal basis, to effect securities transactions for individual and institutional investors. American Fronteer executes both listed and over the counter agency transactions for customers, executes transactions and puts and calls on options exchanges as agent for its customers, and sells a number of professionally managed mutual funds and insurance products, primarily variable annuities. American Fronteer's revenues from its sales of insurance products were approximately $30,000 for the nine months ended June 30, 1999.

Corporate Finance Division

     The corporate finance division provides financial advisory and capital raising services to corporate clients. Financial advisory services involve advising clients in mergers and acquisitions and in various types of corporate valuations. American Fronteer acts as a dealer, underwriter and selling group member in public and private offerings of equity securities. During the nine months ended June 30, 1999, American Fronteer earned revenues of approximately $679,000 from its investment banking activities.

Trading Division

     Trading securities involves the purchase and sale of securities by American Fronteer for its own account. Profits and losses are derived from the spread between bid and ask prices and market increases or decreases for the individual security during the holding period. American Fronteer makes markets in corporate equities and trades in municipal and corporate bonds and government securities. As of September 30, 1999, American Fronteer made markets in 32 stocks.

Public Finance Division

     The public finance division of American Fronteer provides professional financial advisory services to public entities, participates in underwriting and selling both negotiated and competitive bid municipal bond offerings, and structures and participates in municipal bond refinancings. During the nine months ended June 30, 1999, American Fronteer's participation in offerings of municipal securities was approximately $620,000 as manager of underwritings and private placements.

Financial Information

     For the nine months ended June 30, 1999, American Fronteer's revenues of $17,704,305 accounted for 63% of eVision's total operating revenues from continuing operations of $28,185,529. American Fronteer's revenues for the years ended September 30, 1998, 1997 and 1996 were $18,886,391, $18,118,271 and
$14,830,681, respectively. For the nine months ended June 30, 1999 and for the years ended September 30, 1998, 1997 and 1996, American Fronteer incurred
operating   losses  of  $1,049,843,   $3,910,741,   $2,160,897  and  $2,647,327,
respectively.

American Fronteer Regulatory Net Capital

     American Fronteer, as a registered securities broker/dealer, is subject to the Commission's Uniform Net Capital Rule (Rule 15c3-1). American Fronteer has elected to operate pursuant to the alternative standard provided by the Rule. Under the alternative standard, American Fronteer is required to maintain "net capital" of not less than $250,000. As of September 30, 1999, American Fronteer had "net capital" of $419,273.

American Fronteer Proposed On-Line Broker/Dealer Division

     American Fronteer is developing an on-line broker/dealer division that American Fronteer believes will provide American Fronteer with the ability to expand its broker/dealer business into Asian markets and will provide American Fronteer's existing clients with the benefits of on-line trading. American Fronteer plans to provide on-line broker/dealer services under the name of OL Broker.Com, Inc. An agreement has been signed by American Fronteer pursuant to which an unaffiliated company has agreed to provide American Fronteer with the technology, infrastructure and support necessary to provide on-line broker/dealer services. Further, a letter of intent has been entered into by a wholly owned subsidiary of eVision on behalf of American Fronteer pursuant to which an unaffiliated party plans to develop a platform to facilitate American Fronteer's on-line trading of United


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


States securities in Hong Kong. A separate broker/dealer license for the on-line business of American Fronteer may be applied for and the on-line broker/dealer division of American Fronteer may become a separate consolidated subsidiary of eVision.

Q6 Technologies, Inc.

     Q6 Technologies, Inc. was formed as a Colorado corporation in March 1999 to focus on the development of business opportunities in technology-based virtual processing arenas. Q6 Technologies, Inc. will focus initially on value-added transactions processing for selected e-commerce applications, as well as the development of commercial opportunities in digital geographic information services and in satellite internet protocol multicasting. eVision currently owns approximately 65% of Q6 Technologies. Q6 Technologies owns approximately 78% of Secutron Corporation that Q6 Technologies acquired from eVision. As a result of a settlement agreement between eVision, Secutron and a shareholder of Secutron, the board of directors of Secutron has approved the issuance of additional shares of Secutron to eVision who intends to assign them to Q6 Technologies, subject to shareholder approval of an increase of authorized shares. Q6 Technologies then will own approximately 95% of Secutron.

     Q6 Technologies has entered into a letter of agreement to purchase a 50% interest in Do Not Disturb, Inc., a company that engages in web based consumer privacy technologies and has entered into a letter of intent with International Broadcasting Technology to secure a 50% interest in International Broadcasting's proprietary platform for high bandwidth Internet multicasting.

Secutron Corporation

General

     Secutron was incorporated in Colorado on May 11, 1979. Secutron's business consists of designing, developing, installing, marketing, and supporting software systems for the securities brokerage industry. Secutron markets hardware and software to securities brokerage firms. Secutron is also an Internet service provider providing Internet services ranging from access to the Internet to development and maintenance of Web sites. Secutron's wholly owned subsidiary, MidRange Solutions Corp., is a Colorado corporation formed on January 1, 1993. MidRange is an IBM business partner selling IBM hardware and hardware manufactured by competitors of IBM, and acts as a distributor for software products which are proprietary to third parties. MidRange sells hardware and software to businesses in several different industries, including manufacturers, distributors and health care providers.

     Secutron offers the following software products to the securities brokerage industry. The STARS software system is offered to broker/dealers who clear their own transactions, and is a totally integrated software system, which performs all of the functions, required by self-clearing broker/dealers. The BCATS software system is offered to broker/dealers who clear their securities transactions on a fully disclosed basis through a clearing broker/dealer, and is also a fully integrated software system which performs all of the accounting functions required by a fully disclosed broker/dealer. The BCATS-MF software system is designed for use by broker/dealers engaging in transactions in mutual funds. All such software systems are designed to run on IBM computers. Both

Secutron and MidRange provide consulting, programming and facilities management services to their respective clients to support the software and hardware sold by them. As a result of internal testing results, Secutron has determined the STARS and BCATS applications are Year 2000 compliant. Secutron is in the process of converting existing customers to ensure their compliance.

     Q6 is considering selling the assets of Midrange and selling or discontinuing the operations of Secutron. There are no assurances Q6 will decide to sell the assets of Midrange or sell or discontinue the operations of Secutron or that Q6 will be successful in accomplishing either.

Financial Information

     Secutron's revenues for the nine months ended June 30, 1999 and for the years ended September 30, 1998, 1997 and 1996 were $7,747,768, $8,866,606,
$7,436,143 and $6,975,591, respectively. Operating (loss) profits for the nine months ended June 30, 1999 and for the years ended September 30, 1998, 1997 and 1996 were $339,369, $(281,785), $129,215 and $281,775, respectively.

eBanker USA.com, Inc.

General

     eBanker USA.com, Inc. is a 29% owned consolidated subsidiary of eVision that was incorporated as a Delaware corporation in March 1998 and became a Colorado corporation in March 1999. eVision also has the right to cast 50% of the vote in the election of eBanker's directors. eBanker has entered into a management agreement with eVision to assist in the management of eBanker's business including the assistance in (i) the identification of lending opportunities, (ii) credit analysis of potential borrowers, (iii) structure of loans, including yield-enhancing equity participation and collateral arrangements and (iv) administration of loans. In exchange for such services, eVision is entitled to an annual fee equal to 10% of eBanker's pretax profits as determined from the Company's annual audited financial statements.

     eBanker was created with the purpose of providing a wide range of on-line financial lending products and services. eBanker intends to identify, target and serve high-margin, global financial market segments, through its interactive and multimedia website. eBanker's website first became operational in September
1999. The website is still in its initial phase of development and will continually be expanded. eBanker has been designed as a non-deposit taking, broad financial services entity, so that it is not subject to the regulations facing traditional financial institutions. eBanker believes that it has the flexibility to serve many overlooked market niches with innovative financial products and services. Over the next twelve months, eBanker intends to introduce a number of financial products and services including but not limited to, secured consumer credit cards, corporate credit cards and customized corporate financing. Customized corporate financing refers to individualized corporate lending agreements whereby eBanker would receive both a fixed or floating rate of interest combined with some form of participation. The participation may take the form of revenue or profit sharing, common stock, warrants, stock options, fixed assets or any other additional compensation mutually agreed upon between eBanker and its client.

     eBanker also intends to provide a number of business services in conjunction with customized corporate financing. The services may include managerial advice, accounting and administrative support, human resource services or any other service where eBanker can cost-effectively assist its clients.

     eBanker also plans to provide numerous informational and match-making services. These services are designed to attract users to the eBanker website, with the intent of generating traffic, revenues and brand recognition. eBanker plans to offer both free and premium financial information. This information may range from stock quotes to market commentary to current mortgage rates. eBanker also plans to provide numerous links to external products and services with the intention of receiving royalties in the process. eBanker also plans to track individual user preferences and to solicit input from its customers, customizing websites to meet individual needs and preferences.

     To date, eBanker's activities have consisted of raising approximately $15,000,000 in private placements of securities, investing in debt securities in Asian corporations and making loans to affiliated and unaffiliated entities.

Financial Information

     eBanker's revenues for the nine months ended June 30, 1999 and for the year ended September 30, 1998 were $1,628,337 and $37,923, respectively. Operating
(loss) profits for the nine months ended June 30, 1999 and for the year ended September 30, 1998 were $288,580 and $(46,255), respectively.

Competition

American Fronteer

     The securities industry has become considerably more concentrated and more competitive in recent periods as numerous securities firms have either ceased operations or have been acquired by or merged with other firms. In addition, companies not engaged primarily in the securities business, but having substantial financial resources, have acquired securities firms. The securities industry is now dominated by relatively few very large securities firms offering a wide variety of investment related services nationally and internationally. In addition, numerous commercial banks have entered into a variety of new securities activities.

     Various legislative proposals permit commercial banks to engage in other types of securities related activities. These developments or other developments of a similar nature may lead to the creation of integrated financial service firms that offer a broader range of financial services than those offered by American Fronteer. These developments have created large, well capitalized, integrated financial service firms with which American Fronteer must compete. The securities industry has also experienced substantial commission discounting by broker/dealers competing for institutional and individual brokerage business.

An increasing number of specialized firms offer "discount" services to individual customers. Many of these services are offered over the Internet for little or no transaction fees. These firms generally effect transactions for their customers on an "execution only" basis without offering other services such as investment recommendations and research.

     Such discounting and an increase in the number of new and existing firms offering such discounts could adversely affect American Fronteer's retail securities business.

Secutron Corp. and MidRange

     Secutron competes with numerous software distribution firms, some of which are larger than Secutron and have greater financial resources. Secutron also competes with firms that specialize in industry specific software and those that offer a variety of software products to businesses in various industries. MidRange competes with hardware manufacturers and other licensed distributors of IBM hardware and distributors of hardware manufactured by competitors of IBM. Many of MidRange's competitors are larger than MidRange and have greater financial resources.

eBanker

     eBanker is engaged in a highly competitive business. eBanker competes for lending opportunities with many companies, including numerous financial institutions which have been in existence for longer periods of time. Many of eBanker's competitors are significantly larger than eBanker, have established operating histories and procedures, have access to significantly greater capital and other resources, have management personnel with more experience than the management of eBanker and have other advantages over eBanker in conducting certain businesses and providing certain services.

Regulation

     The securities industry in the United States is subject to extensive regulation under federal and state laws. The Commission is a federal agency charged with administration of the federal securities laws. Much of the regulation of broker/dealers has been delegated to self regulatory organizations, principally the NASD and the exchanges. These self regulatory organizations adopt rules (which are subject to approval by the Commission) for governing the industry and conduct periodic examinations of member broker/dealers. Securities firms are also subject to regulation by state securities commissions in the states in which they do business. Broker/dealers are subject to regulations that cover all aspects of the securities business, including sales methods, trading practices among broker/dealers, capital structure of securities firms, record keeping, and the conduct of directors, officers, and employees. Additional legislation, changes in rules promulgated by the Commission and by self regulatory organizations, or changes in the interpretation or enforcement of existing laws and rules often directly affect the method of operation and profitability of broker/dealers. The Commission, the self regulatory authorities, and the state securities commissions may conduct proceedings which can result in censure, fine, suspension, or expulsion of a broker/dealer, its officers, or employees.

     American Fronteer is required by federal law to belong to the SIPC. When the SIPC fund falls below a certain minimum amount, members are required to pay annual assessments. The SIPC fund provides protection for securities held in customer accounts up to $500,000 per customer, with a limitation of $100,000 on claims for cash balances.

     American Fronteer is subject to the Commission's Uniform Net Capital Rule which is designed to measure the financial integrity and liquidity of a broker/dealer and the minimum net capital deemed necessary to meet its commitments to its customers. American Fronteer is in compliance with the Rule. Failure to maintain the required net capital may subject American Fronteer to suspension by the Commission or other regulatory bodies and may ultimately require its liquidation. eVision is not itself a registered broker/dealer and is not subject to the Rule. However, under the Rule, eVision could be affected by the requirement that a broker/dealer such as American Fronteer may be prohibited or temporarily restricted by the Commission from the withdrawal of equity capital by a stockholder such as eVision.

     American Fronteer is also subject to regulation under federal and state laws surrounding the insurance industry for the insurance products, primarily variable annuities, which its insurance licensed registered representatives sell.

Private Placements

     On May 26, 1998, eBanker commenced a private placement of 30,000 units each consisting of:

          o one $1,000 convertible debenture, due August 1, 2008, paying 10% per annum;
          o    100 Class A common shares; and
          o warrants exercisable at $3.00 per share for 500 Class A common shares.

     Prior to closing, 7,958 units were issued through the private placement for proceeds of $6,832,851, net of issuance costs of $1,125,149. The offering memorandum for the private placement included 3,000,000 shares of authorized Class B common stock, and required eVision to purchase Class B common stock in the amount of no less than 26.67% of the amount of units purchased by outside investors. eVision purchased 707,466 shares of the Class B common stock for $2,122,398. There were no commissions or expenses associated with the Class B common issuance.

     On March 3, 1999, eBanker commenced a second private placement of 3,000,000 units, each consisting of:

          o    one share of common stock; and
          o    one detachable warrant to purchase one share of common stock.

     The offering has since closed. In the offering 899,444 units were issued. For participating in the offering American Fronteer received warrants to purchase 89,944 shares of eBanker's common stock, received a commission of 10% of the proceeds and received a non-accountable expense allowance of 3% the proceeds.

     On October 16, 1998, eVision commenced a private placement of 1,500,000 shares of its Series B Preferred Stock at a price of $10.00 per share. 25,500 shares were sold in this offering before it was terminated. On May 12, 1999, eVision commenced a second private placement of 1,500,000 shares of its Convertible Series B Preferred Stock. The 25,500 shares of Series B Preferred Stock sold in eVision's first offering were exchanged for Convertible Series B Preferred Stock. Including the shares exchanged from the first offering, 110,500 shares of Convertible Series B Preferred Stock were sold in the second offering before it was terminated.

     On September 27, 1999, eVision commenced a third private offering of 1,500,000 shares of its Convertible Series B-1 Preferred Stock. The Convertible Series B-1 Preferred Stock is being offered at a cash price of $10.00 per share and 110,500 shares are being offered in exchange for the Convertible Series B Preferred Stock on a one-for-one basis. The Convertible Series B-1 Preferred Stock is being offered by American Fronteer which will be issued between 150,000 and 200,000 warrants, depending on the proceeds of the offering, which allow the holder to purchase shares of eVision's Convertible Series B-1 Convertible Preferred Stock at a purchase price of $12.00 per share for five years. American Fronteer also is to receive a commission of 10% and a non-accountable expense allowance of 3% of the total amount sold in the offering. The offering of the Convertible Series B-1 Preferred Stock will continue until all 1,500,000 shares of Convertible Series B-1 Preferred Stock are sold or exchanged or until November 30, 1999, whichever is earlier. eVision has reserved the right to continue the offering beyond November 30, 1999.

     The Convertible Series B-1 Preferred Stock has a cumulative annual dividend rate payable semi-annually of 8% in cash and 7% in shares of the Convertible Series B-1 Preferred Stock. Heng Fung Holdings has guaranteed the payment of any cash dividends that accrue on the Convertible Series B-1 Preferred Stock through October 31, 2003. The semi-annual dividend payable on shares of Convertible Series B-1 Preferred Stock will be equivalent to three and one-half one hundredths of a share of Convertible Series B-1 Preferred Stock for each outstanding share of Convertible Series B-1 Preferred Stock. Any Convertible Series B-1 Preferred Stock issued as a dividend on the Convertible Series B-1 Preferred Stock will have the same dividend and the same terms as the Convertible Series B-1 Preferred Stock. The dividend on the Convertible Series B-1 Preferred Stock is payable semi-annually beginning October 31, 1999, and continuing each April 30 and October 31 thereafter, when and if declared by the Board of Directors. The Convertible Series B-1 Preferred Stock is immediately convertible by the holder into eVision's common stock at a price of $1.00 per share of common stock. If the common stock does not have a closing bid price of at least $1.15 per share for at least 20 trading days during the period commencing on September 30, 1999, and ending on September 30, 2000, the Convertible Series B-1 Preferred Stock will be convertible by the holder into common stock at a price equal to the higher of the five day average closing bid price of the common stock prior to September 30, 2000, or $0.50 per share. In addition, the Convertible Series B-1 Preferred Stock is automatically convertible into common stock at $1.00 per share at such time as the closing bid price of the common stock is at least $4.00 per share for 30 consecutive trading days. The Convertible Series B-1 Preferred Stock is redeemable by eVision on or after October 1, 2003, at a price of $12.50 per share plus any accrued and unpaid dividends.

     If Heng Fung Holdings is required to pay on its guaranty, eVision will issue to Heng Fung Holdings or its designee a five year 12% convertible debenture unless the act of eVision in issuing such a debenture would be deemed to be an illegal distribution pursuant to the Colorado Business Corporation Act, in which event, upon payment on the guaranty, Heng Fung Holdings or its designee would receive, instead of a 12% convertible debenture, the number of shares of common stock as is equal to the total amount of the dividend paid divided by 90% of the conversion price of the common stock. In general, the conversion price of the convertible debenture will be the market price of the common stock on the date of conversion.

Sale of Fronteer Capital

     On July 30, 1999, eVision entered into a Stock Purchase Agreement with Ladsleigh Investments Limited, BVI whereby eVision agreed to sell and Ladsleigh agreed to purchase 100% of the stock of a wholly owned subsidiary of eVision, Fronteer Capital, Inc., for $3,000,000, excluding cash and warrants to purchase equity in a publicly traded company. The purchase price was based on the fair value of the primary assets held by Fronteer Capital as of July 30, 1999 based on a third party quotation service, and will result in a gain on disposition of approximately $150,000. The purchase price will be paid in cash of $150,000 and in the form of a promissory note for $2,850,000, which bears interest at 14% and is due July 30, 2000. To secure the promissory note, eVision will hold all the primary assets of Fronteer Capital in escrow. Prior to the transaction, there was no material relationship between Ladsleigh and eVision or any of its affiliates, and director or officer. For the period July 1, 1999 through July 30, 1999, eVision recognized approximately $485,000 of unrealized gains on the investments in marketable securities held by Fronteer Capital.

Proposed Investment in Mutual Fund Developer and Sponsor

     eVision has entered into a letter of intent to acquire control of Quaker Funds, Inc. which is the developer and sponsor of the Quaker Family of Funds, a group of six mutual funds having approximately $70,000,000 in assets under management. An independent institutional investment advisor manages each fund. As proposed, the acquisition includes the issuance of 4,666,667 shares of eVision's common stock for approximately 60% of the outstanding common stock of Quaker Funds. The shareholders of Quaker Funds that receive eVision's common stock will be able to sell their common stock back to eVision if eVision's common stock does not trade at an average price of $3.00 per share for a period of time between one and two years after the closing. There are also provisions whereby the Quaker Funds shareholders may sell their remaining 40% ownership in Quaker Funds to eVision or buy back their 60% interest in Quaker Funds. The transaction is subject to the execution of a definitive agreement which is currently being negotiated. There are no assurances that the transaction will be consummated on the terms specified in the letter of intent or at all.

Employees

     As of September 30, 1999, eVision and its subsidiaries had 186 full time employees. 156 were employed by American Fronteer; nine were employed by Fronteer Corporate Services, Inc., a wholly owned subsidiary of eVision that provides financial back office and administrative services to eVision; three were employed by Corporate Net Solutions, a wholly owned subsidiary of eVision that established American Fronteer's wide area network linking its twelve offices via a high bandwidth intranet; one was employed by Q6 Technologies, Inc.; and 17 were employed by Secutron and MidRange.

Properties

     The offices for eVision, its wholly owned subsidiaries and eBanker are located at One Norwest Center, 1700 Lincoln Street, 32nd Floor, Denver, Colorado, 80203. The offices consist of approximately 47,071 square feet of subleased space. The sublease expires on April 30, 2007. eVision currently pays monthly rent of $63,800 for the space. eVision also leases space for its branch offices pursuant to leases that have various rental rates and expire at various dates.

     The offices for  Secutron  and  MidRange  are located at 3773 Cherry  Creek
North Drive, Suite 825, Denver, Colorado, 80209. The offices consist of approximately 5,946 square feet of leased space. The lease expires on August 31, 2000 and requires the payment of monthly rentals of $6,784 for the space.

Legal Proceedings

     eVision is a defendant in certain arbitration and litigation matters arising from its activities as a broker/dealer. In the opinion of management, these matters, including any damages awarded against eVision, have been adequately provided for in the accompanying consolidated financial statements, and the ultimate resolution of the other arbitration and litigation matters will not have a significant adverse effect on the consolidated results of operations or the consolidated financial position of eVision.

     Anthony R. Kay, a former officer, director and shareholder of Secutron, individually, and in conjunction with his consulting company, ARK Consulting Services Inc., filed claims on July 30, 1998, in the District Court for the City and County of Denver, Colorado against eVision, Secutron and Midrange and against certain current and former officers, directors, shareholders and affiliates of eVision. The claims assert that these entities and individuals breached their fiduciary duties, breached contracts, approved an illegal distribution and participated in a fraudulent conveyance. In total, there are twelve asserted claims for relief, which seek actual, exemplary damages, costs and attorneys' fees, an injunction and other similar relief. The material claims are based upon a written settlement agreement between Secutron, the claimant and his consulting company. The settlement agreement provides for Secutron to pay $10,000 per month through January 2011 to ARK Consulting. Claimants assert that the settlement agreement was breached and claim $1,500,000 for the breach.

     Secutron and the other named defendants have entered into an agreement to settle the lawsuit. The estimated net effect to eVision of the settlement on eVision's reported operating results for the period ended June 30, 1999, after giving consideration to income taxes, accrued expenses and insurance contributions is less than $200,000.

     Pursuant to the terms of the settlement, Secutron has paid Mr. Kay $400,000 in cash and eVision has issued Mr. Kay 550,000 shares of common stock. In addition, eVision has agreed to register Mr. Kay's shares of common stock for resale. eVision and the other defendants have also agreed that if Mr. Kay does not receive a net amount of at least $325,000 from the sale of the common stock, Secutron and the other defendants will pay Mr. Kay the difference between what Mr. Kay does receive and $325,000 or provide Mr. Kay with additional shares of common stock to make up the deficiency based upon the then current trading prices of the common stock. If Mr. Kay does not realize $325,000 from the sale of all of the common stock by April 1, 2000, Mr. Kay is entitled to receive the deficiency in cash. Any sales by Mr. Kay of the common stock must be made in a commercially reasonable manner. As part of the agreement, all of the common stock of Secutron held by Anthony R. Kay and his family, which approximated 5% of the outstanding common stock of Secutron, were returned to Secutron and the other defendants or their assigns. In addition, ARK Consulting agreed to cancel the settlement agreement that required payments to ARK Consulting of $10,000 per month through the year 2011.

                    QUANTITATIVE AND QUALITATIVE DISCLOSURES
                                ABOUT MARKET RISK

     As of September 30, 1998, eVision had investments in Asian equity securities, which exposed eVision to foreign exchange risk and equity price risk. During the nine months ended June 30, 1999, eVision purchased debt securities of certain Asian corporations. These securities expose eVision to exchange rate risk as well as credit risk. The following table summarizes the market risks for eVision:

                                      June 30, 1999         September 30, 1998
                                  ---------------------    --------------------
                                               Carrying                Carrying
                                  Fair Value    Value      Fair Value    Value

Foreign Exchange Rate Risk:
    Equity Securities ..........  $2,320,299   2,320,299   1,066,972   1,066,972

    Debt Securities ............   5,769,282   5,769,282        --          --


Equity Price Risk:
    Equity Securities* .........   3,288,690   3,288,690   1,688,082   1,688,085

Credit Risk:
    Debt Securities ............   5,769,282   5,769,282        --          --



* Includes the equity securities of the Asian corporations.

                                   MANAGEMENT

Directors

     The name, position with eVision, age of each director and the period during which each director has served are as follows:

       Name and Position                   Age              Director Since
       -----------------                   ---              --------------

Fai H. Chan                                 54                    1997
Chairman, President and Director

Robert H. Trapp                             44                    1997
Managing Director

Jeffrey M. Busch                            41                    1998
Director

Robert Jeffers, Jr.                         51                    1998
Director

Kwok Jen Fong                               50                    1998
Director

Tony T.W. Chan                              24                    1999
Director

---------------

Tony Chan is the son of Fai H. Chan.

     The present term of office of each director normally would expire at the next annual meeting of shareholders and when his successor has been elected and qualified. In accordance with a convertible debenture agreement, and as requested by Online Credit, the number of directors on eVision's Board of Directors was increased from three to five and Fai H. Chan and Robert H. Trapp were appointed to the Board of Directors of eVision. In addition, after regulatory approval of a change in the beneficial ownership of 25% or more of eVision and the Heng Fung Private purchase of 3,556,777 shares of the outstanding common stock of eVision from a former director, three directors of eVision that were not appointed at the request of Online Credit resigned and the two remaining directors appointed at the request of Online Credit filled the vacancies created by such resignations. The directors appointed were Jeffrey M. Busch, Robert Jeffers, Jr. and Kwok Jen Fong. All of the directors appointed by Online Credit were subsequently elected by the shareholders at eVision's Annual Meeting on April 15, 1999.

Executive Officers

     Each executive officer holds office until his successor is duly appointed and qualified, until his death or resignation or until he shall be removed in the manner provided by eVision's bylaws. eVision's current executive officers, their ages, positions with eVision and periods during which they served are as follows:

Name and Position                                       Age    Officer Since
-----------------                                       ---    -------------

Fai H. Chan
Chairman of the Board and President                      54         1998

Robert H. Trapp
Managing Director                                        44         1998

Gary L. Cook
Chief Financial Officer, Secretary and Treasurer         41         1998

     There was no arrangement or understanding between any executive officer and any other person pursuant to which any person was selected as an executive officer.

Background

     The following is a brief account of the business experience during the past five years of each director and executive officer of eVision:


    Name of Director                            Principal Occupation During
      or Officer                                    the Last Five Years
    ----------------                            ----------------------------
     Fai H. Chan                   Director of eVision since  December 26, 1997;  Chairman
                                   and  President  since  February  1998.  Mr. Chan is the
                                   Chairman  and Managing  Director of Heng Fung  Holdings
                                   Company  Limited  and has been a Director  of Heng Fung
                                   Holdings  Company  Limited since September 2, 1992. Mr.
                                   Chan  was  elected  Managing   Director  of  Heng  Fung
                                   Holdings Company Limited on May 1, 1995 and Chairman on
                                   June 3,  1995.  Heng Fung  Holdings  Company  Limited's
                                   primary   business   activities   include  real  estate
                                   investment  and  development,   merchant  banking,  the
                                   manufacturing   of   building    material    machinery,
                                   pharmaceutical  products and retail  fashion.  Mr. Chan
                                   has been the  President  and a  Director  of  Powersoft
                                   Technologies  Inc.  (formerly Heng Fai China Industries
                                   Inc.), which owns various industrial  companies,  since
                                   June 1994 and Chief  Executive  Officer  thereof  since


                             32

                                   June 1995; a Director of Intra- Asia Equities,  Inc., a
                                   merchant  banking company,  since June 1993;  Executive
                                   Director of Hua Jian  International  Finance Co.,  Ltd.
                                   from December 1994 until December 1996; and Chairman of
                                   the Board of Directors  of American  Pacific Bank since
                                   March 1988 and Chief Executive  Officer thereof between
                                   April 1991 and April 1993.  Mr. Chan is also a director
                                   of Global Med Technologies, Inc.

         Robert H. Trapp           Director of eVision  since  December 26, 1997,  and the
                                   Managing  Director and member of the audit committee of
                                   eVision  since  February  1998,  and the  President  of
                                   American Fronteer Financial Corporation.  Mr. Trapp has
                                   been a director of Heng Fung Holdings  Company  Limited
                                   since May 1995;  a  Director  of  Inter-Asia  Equities,
                                   Inc., a merchant banking  company,  since February 1995
                                   and the Secretary  thereof since April 1994;  Director,
                                   Secretary and Treasurer of Powersoft  Technologies Inc.
                                   (formerly Heng Fai China Industries  Inc.),  which owns
                                   various   industrial   companies;   and  the   Canadian
                                   operational manager of Pacific Concord Holding (Canada)
                                   Ltd.  of Hong  Kong,  which  operates  in the  consumer
                                   products industry,  from July 1991 until November 1997.
                                   Mr.   Trapp  is  also  a   director   of   Global   Med
                                   Technologies, Inc.

         Jeffery M. Busch          Director of eVision since February 1998. Mr. Busch is a
                                   member  of  eVision's  audit  committee  and has been a
                                   practicing  attorney  for at least the last five years.
                                   Mr.   Busch  is  also  a   director   of   Global   Med
                                   Technologies, Inc.

         Robert Jeffers, Jr.       Director of eVision since February 1998. Mr. Jeffers is
                                   a member of eVision's  audit  Committee  and has been a
                                   practicing attorney for at least the last five years.

         Kwok Jen Fong             Director of eVision since  February  1998. Mr. Fong has
                                   been a director of Heng Fung Holdings  Company  Limited
                                   since 1995. Mr. Fong has been a practicing solicitor in
                                   Singapore for at least the last five years. Mr. Fong is
                                   also a director of Global Med Technologies, Inc.

         Gary L. Cook              Secretary and Treasurer of eVision since February 1998,
                                   and Chief Financial  Officer of eVision since September
                                   1998.  From 1994 to 1996, Mr. Cook was a principal of a
                                   small venture in which he had majority  ownership,  and
                                   from 1982 to 1994,  was a Senior  Manager  for KPMG LLP
                                   where he managed  all  auditing  services  for  several
                                   clients in various financial and other industries,  and
                                   developed   and   implemented   accounting,   financial



                             33

                                   reporting   and  SEC   reporting   systems  for  growth
                                   companies.  Mr.  Cook  is  a  director  of  Global  Med
                                   Technologies, Inc.

         Tony T.W. Chan            On May 7,  1999,  the  Board of  Directors  of  eVision
                                   appointed Tong Wan Chan,  otherwise known as Tony Chan,
                                   to the Board of Directors of eVision. Since April 1999,
                                   Mr.  Chan  has  worked  as  an  Investment  Banker  for
                                   Fronteer Securities (H.K.) Limited, a Hong Kong Company
                                   in which Heng Fung Holdings Company Limited  indirectly
                                   holds a minority interest. From 1998 to April 1999, Mr.
                                   Chan worked as an  Investment  Banker for  Commerzbank,
                                   Global Equities, Hong Kong. From 1996 to 1998, Mr. Chan
                                   worked in equity derivatives for Peregrine Derivatives.
                                   Mr.   Chan  is  a   member   representative,   clearing
                                   operations  principal and registered  options principal
                                   of the  Hong  Kong  Futures  Exchange  and  received  a
                                   Bachelor of Commerce degree in Finance with honors from
                                   the University of British Columbia. Mr. Chan is the son
                                   of  Fai  H.  Chan,  the  Chairman,   President,   Chief
                                   Executive Officer and a Director of eVision.

Directorships

     No director of eVision is a director of any other entity that has its securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, or subject to the requirements of Section 15(d) of the 1934 Act except Messrs. Fai H. Chan, Trapp, Busch, Fong and Cook who are directors of Global Med Technologies, Inc. and Messrs. Fai H. Chan and Trapp who are directors of Powersoft Technologies Inc. It is planned that Powersoft Technologies soon will change its name to Asia SuperNet Corporation through a merger into Asia SuperNet Corporation. Asia SuperNet was formed for the merger.

Executive Compensation

     The following table provides certain information pertaining to the compensation paid by eVision and its subsidiaries during eVision's last three fiscal years for services rendered by Fai H. Chan, the Chairman of the Board and the President of eVision, and Gary L. Cook, the Chief Financial Officer, Secretary and Treasurer of eVision. Also included is the former Chairman of the Board, Robert A. Fitzner, Jr.

                                             Summary Compensation Table
                                                                                            Lont Term
                                                                                           Compensation
                                                           Annual Compensation                Awards
                          Fiscal                -----------------------------------------  -------------
                          Year                                                Other
                          Ended                                               Annual       Securities         All Other
Name and                  Septem-                                             Compen-      Underlying         Compensa-
Principal Position        ber 30,               Salary($)      Bonus($)       sation($)    Options(#)           tion($)
------------------        -------               --------       -------        --------     ----------         --------
Fai H. Chan               1999                     --             --              --       9,000,000(a)            --
 Chairman of the Board    1998                     --             --              --           --                  --
 and President            1997                     --             --              --           --                  --
Gary L. Cook              1999                   131,937            600           --         500,000(b)         5,960(c)
 Chief Financial          1998                   100,728          --              --           --               4,092(c)
 Officer, Secretary       1997                    90,000          --              --           --               3,344(c)
 and Treasurer
Robert A. Fitzner, Jr.    1999                     --             --              --           --                  --
 Chairman of the Board    1998                    81,214          --              --           --                 609
(through February 10,     1997                   172,124(d)      30,000           --           --               1,291
1998)

(a) On January 28, 1999, Mr. Chan was granted a ten year option to purchase 8,000,000 shares of common stock at an exercise price of $0.30, which is currently exercisable. He was also granted on November 25, 1998 options to purchase 1,000,000 shares subject to certain provisions.

(b) On November 25, 1998, Mr. Cook was granted a ten year option to purchase shares of common stock at an exercise price of $0.20, subject to certain conditions of which 33,333 are exercisable.

(c) Represents matching contributions to a 401(k) and, disability insurance premiums and savings plan and health club dues for 1998 and 1997.

(d)  Includes $30,000 paid as a director's fee to Mr. Fitzner by Secutron Corp.

Option Grants To Officers

     The following table provides information with respect to Fai H. Chan and Gary L. Cook concerning unexercised options to purchase eVision's common stock held by them as of the end of the fiscal year ended September 30, 1999:

                          Fiscal Year End Option Values


                        Number of Securities            Value of Unexercised
                       Underlying Unexercised           In-the-Money Options
                     Options at Fiscal Year End          at Fiscal Year End
Name                  Exercisable/Unexercisable     Exercisable/Unexercisable(1)
----                 --------------------------     ---------------------------

Fai H. Chan             8,000,000 / 1,000,000           $960,000 / $220,000
Gary L. Cook               33,333 /   466,667             $7,333 / $102,667

     (1) Calculated by multiplying the difference between the exercise price and the closing bid price of $0.42 per share by the applicable shares. Does not give consideration to commissions or other market conditions.

     On September 30, 1999, Robert A. Fitzner, Jr. did not own any options to purchase shares of eVision's common stock.

     The following table sets forth the individual grants of stock options made during the last completed fiscal year to each of the named executive officers:

                        Option Grants in Last Fiscal Year


                       Number of      Percent of Total
                      Securities       Options Granted
                      Underlying       to Employees in
Name                Options Granted      Fiscal Year      Exercise Price     Expiration Date
----                ---------------   ----------------    --------------     ---------------

Fai H. Chan            8,000,000            42.2%             $0.30          January 27, 2009
                       1,000,000             5.3%             $0.20          November 24, 2008

Gary L. Cook             500,000             2.6%             $0.20          November 24, 2008

Compensation Committee Interlocks and Insider Participation

     eVision has no compensation committee and no officer or employee or former officer of eVision or any of its subsidiaries during the fiscal year ended September 30, 1999 participated in deliberations with eVision's Board of Directors concerning executive officer compensation.

Stock Option Plans

     Effective September 30, 1988, as amended September 10, 1996, eVision adopted an Incentive Stock Option Plan ("Plan"). The Plan authorized the granting of options to officers, directors, and employees of eVision to purchase 600,000 shares of eVision's common stock. No options were able to be granted after September 30, 1998. As of September 30, 1999, options to purchase 128,500 shares of eVision's common stock at $.625 per share through September 8, 2006, were outstanding and exercisable under the Plan.

     On April 8, 1996, as amended on September 10, 1996, eVision adopted the 1996 Incentive and Nonstatutory Option Plan ("1996 Plan"). The 1996 Plan authorizes the granting of options to officers, directors, employees and consultants of eVision to purchase 1,250,000 shares of eVision's common stock. No option may be granted after April 8, 2006. As of September 30, 1999, options to purchase 128,500 shares of eVision's common stock at $.625 per share through September 9, 2009 were outstanding, were exercisable under the 1996 Plan.

     On April 8, 1996, as amended on February 19, 1997 and on November 25, 1998, eVision adopted the September 1996 Incentive and Nonstatutory Option Plan ("September 1996 Plan"). The September 1996 Plan authorizes the granting of options to purchase 7,500,000 shares of eVision's common stock. No options may be granted after April 8, 2006. Under the September 1996 Plan as of September 30, 1999, options to purchase 6,420,833 shares of eVision's common stock at $.20 to $1.00 per share through December 31, 2010 were outstanding, of which options to purchase 2,140,222 shares were exercisable provided that options totaling 700,000 issued to two officers of eVision will not be exercisable until and unless basic earnings per share of eVision for any fiscal year commencing with the fiscal year ending September 30, 1999, are equal to or exceed $0.10 per share.

     As of September 30, 1999, eVision had also granted nonqualified stock options to purchase 10,839,333 shares of eVision's common stock to certain directors, officers and consultants at an exercise price of between $0.20 and $0.70 per share. These options expire in 2008 and 2009. 8,000,000 of these options are exercisable as of September 30, 1999.

Employee Stock Ownership Plan

     On September 22, 1989, eVision's Board of Directors adopted an employee stock ownership plan ("ESOP") which provides in pertinent part that eVision may annually contribute tax deductible funds to the ESOP, at its discretion, which are then allocated to eVision's employees based upon the employees' wages in relation to the total wages of all employees in the ESOP.

     The ESOP provides that more than half of the assets in the ESOP must consist of eVision's common stock. The ESOP is administered by a board of trustees under the supervision of an advisory committee, both of which are appointed by eVision's Board of Directors. As of September 30, 1999, the ESOP owned 418,682 shares of eVision's common stock and no other marketable securities. The shares are contributed at the discretion of the Board of Directors. For the nine months ended September 30, 1999, no shares have been contributed. Employees become vested in the shares of eVision's common stock after six years in the ESOP once the shares have been committed to be released. Employees are 20% vested after two years, vesting an additional 20% each year up to 100% after six years in the ESOP.

Savings Plan

     eVision has two retirement saving plans covering all employees who are over 21 years of age and have completed one year of eligibility service. The plans meet the qualifications of Section 401(k) of the Internal Revenue Code. Under the plans, eligible employees can contribute through payroll deductions up to 15% of their base compensation. eVision makes a discretionary matching contribution equal to a percentage of the employee's contribution. Officers participate in the plans in the same manner as other employees.

     eVision has no other bonus, profit sharing, pension, retirement, stock purchase, deferred compensation, or other incentive plans.

Transactions with Management and Others and Certain Business Relationships

     In May 1999, eBanker extended Global Med a $750,000 bridge loan commitment of which $750,000 was drawn as of September 30, 1999. Outstanding principal amounts under the loan are due December 31, 1999 and accrue at an interest rate of 12%. On October 4, 1999, eBanker extended to Global Med a $2,000,000 bridge loan commitment, of which $300,000 has been drawn. Outstanding principal amounts under the loan are due April 12, 2000 and accrue at an interest rate of 12%.

     eVision previously sold Online Credit a ten year $4,000,000 10% convertible debenture that is convertible into shares of common stock of eVision at a price of $0.53125 per share until December 15, 2007, unless sooner paid, and an option to purchase an $11,000,000 12% convertible debenture that was convertible into shares of common stock of eVision at a price of $0.61 per share until ten years from the date of issue unless sooner paid. Subsequently, Online Credit partially exercised the option and purchased additional 10% convertible debentures totaling $2,500,000. On September 23, 1998, Online Credit and eVision agreed to amend the terms of the remaining $8,500,000 of the $11,000,000 10% convertible debenture by increasing the interest rate to 12%, changing the conversion price to the lower of $0.35 or the fair market value per share and changing the default conversion price to $0.10 per share. As of October 31, 1999, Online Credit had purchased a total of $8,000,000 of convertible debentures, of which $1,000,000 were purchased during the nine months ended June 30, 1999. The option to purchase the $11,000,000 12% convertible debenture has $7,000,000 available remaining under option. The principal is due in ten years, except for one installment of $500,000 which was due March 1999. The installment due date was extended to March 2000. eVision paid Online Credit a fee of 5%, or $25,000, paid in 44,092 common shares of eVision for the extension as determined by the average closing bid price for 15 business days prior to March 23, 1999, or $0.567 per share.

     Interest payments of $994,195 that were due through June 30, 1999, arising out of convertible debentures acquired pursuant to the convertible debenture agreement, were paid by the issuance of 1,982,217 shares of common stock. The values of the shares of common stock were determined in accordance with the convertible debenture agreement. Accrued interest of $212,111 as of September 30, 1999 will be paid by the issuance of 428,583 shares of common stock.

     Since January 1, 1998, Fronteer Capital, which received the proceeds of the $4,000,000 convertible debenture purchased by Online Credit in December 1997 pursuant to the convertible debenture agreement, used a portion of the proceeds to purchase approximately 122,084,000 shares of the common stock of Heng Fung Holdings in open market transactions on the Hong Kong Stock Exchange at an average price of approximately $0.02 per share. On the closing date, the price per share of the shares of the common stock of Heng Fung Holdings was slightly higher than $0.02. Fai H. Chan and Robert H. Trapp are the directors and officers of Fronteer Capital and are directors of Heng Fung Holdings which owns Online Credit. In addition, Mr. Chan beneficially owns approximately 11% of the outstanding common stock of Heng Fung Holdings. Fronteer Capital was sold by eVision in July 1999 for $3,000,000, which was received in the form of $150,000 cash at closing and a promissory note in the amount of $2,850,000, due in one year and bearing interest at a rate of 14% per annum.

     Heng Fung Holdings has guaranteed through October 31, 2002, the payment of each annual 8% cash dividend on the Convertible Series B-1 Preferred Stock that is being offered by eVision in a private offering if such dividend is not paid by eVision. In consideration for making such guaranty, eVision issued an affiliate of Heng Fung Holdings 250,000 shares of eVision's common stock which had a value of $62,500 based on the closing price of $0.25 per share of the common stock on the date of the agreement. If Heng Fung Holdings is required to make payment as a result of its guaranty, Heng Fung Holdings or its designee will receive a 12% convertible debenture equivalent to the amount that Heng Fung Holdings is required to pay on the guaranty unless the act of eVision in giving Heng Fung Holdings or its designee the 12% convertible debenture would be deemed to be an illegal distribution under the Colorado Business Corporation Act. In such event, Heng Fung Holdings or its designee would receive such number of shares of eVision's common stock as is equal to 90% of the market price of the common stock as of the close of business on October 31 or the next business day, if October 31 is not a business day, on which the dividend is payable divided into the amount of the dividend.

     Each 12% convertible debenture that Heng Fung Holdings or its designee receives will bear interest at a rate of 12% per annum and interest only will be payable quarterly with the final payment of the entire unpaid principal balance and all accrued and unpaid interest, if not sooner paid, due and payable five years after the date of issuance. Interest is payable in cash or in shares of eVision's common stock at the election of Heng Fung Holdings or its designee. Each 12% convertible debenture will be convertible into shares of eVision's common stock at a price equal to the lower of $0.35 or the market price of eVision's common stock at the time of conversion. In the case of default, the conversion price will be $0.10 per share of eVision's common stock. Heng Fung Holdings has advised eVision that Heng Fung Holdings would, at this time, have sufficient liquid assets to pay on its guaranty if it were required to do so. There are no assurances, however, that Heng Fung Holdings will have sufficient asset to pay on its guaranty if it were required to do so in the future.

     On April 25, 1998 the Board of Directors approved a resolution to issue 350,000 shares of its common stock to Online Credit for its time, efforts, capital costs and expenses in setting up and operating a New York City office which was transferred to eVision to be operated as an American Fronteer institutional sales location.

     In April 1998, Fronteer Capital, Inc., a formerly wholly owned subsidiary of eVision, and Online Credit Limited committed to provide to Global Med lines of credit for up to $1,650,000 and $1,500,000, respectively, for a total combined loan commitment of $3,150,000 over the following twelve months. Fronteer Capital subsequently assigned its commitment to eBanker. The loans bear interest calculated at a rate of 12% per annum and will mature April 15, 2000. As of September 30, 1999, Global Med had drawn $2,650,000 on these lines of credit.

     On October 7, 1998, eBanker, Online Credit, and Global Med entered into an agreement whereby eBanker purchased, Online Credit sold and Global consented to the sale of $1,000,000 principal amount of loans made by Online Credit to Global along with a warrant to purchase an aggregate of 4,000,000 shares of Global's common stock. eBanker paid Online Credit $1,100,000 for the loans and warrants. The loans and warrants purchased by eBanker were a portion of loans and warrants given pursuant to a joint loan commitment made by Online Credit and Fronteer Capital (subsequently transferred to eBanker) for the benefit of Global.

     In March, 1999, the board of directors of Fronteer Development, with the approval of eVision, agreed to cause Fronteer Development to merge into eBanker USA.com, Inc., which was a Colorado corporation formed for the merger. The merger was effective March 4, 1999. As a result of the merger, the Fronteer Development Class B Common Stock, which had a 30 to 1 voting preference and was owned by eVision (giving eVision 96% of the voting power and 46% of the equity interest), was exchanged for an equivalent number of shares of eBanker common stock. The eBanker common stock has one vote per share. After the merger, eVision held 46% of the voting and equity interest in eBanker. In addition, the articles of incorporation of eBanker designated a share of Series A Preferred Stock. The Series A Preferred Stock gives the holder 50% of the vote in the election of Directors of eBanker. eBanker sold the Series A Preferred Stock for $1,000 to eVision.

     In June 1999, eVision entered into an exchange and sale of stock agreement with Q6 Technologies. Pursuant to the agreement eVision agreed to exchange its 130,494,385 shares of Secutron common stock, which represented 72.80% of the outstanding common stock, and $100,000 for 5,555,556 shares of Class B common stock of Q6 Technologies.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

     The following table sets forth as of September 30, 1999, the number of shares of outstanding common stock beneficially owned by each of eVision's current directors and executive officers, sets forth the number of shares of common stock beneficially owned by all of eVision's current executive officers and directors as a group, and sets forth the number of shares of common stock owned by each person who owned of record, or was known to own beneficially, more than 5% of the outstanding shares of common stock:

                                     Amount and Nature of
     Name                           Beneficial Ownership(1)    Percent of Class
     ----                           ----------------------     ----------------

Fai H. Chan                             51,432,937(2)(10)           80.7%


Robert H. Trapp                            160,000(3)(4)             **


Kwok Jen Fong                               50,000(4)(5)             **


Jeffrey M. Busch                           200,000(6)                **


Robert Jeffers, Jr.                         50,000(7)                **


Tony T.W. Chan(8)                                   0                **


Gary L. Cook                               146,666(9)                **


All executive officers and              52,039,603                  81.6%
directors as a group (6 persons)

Heng Fung Holdings Company                     937(5)               77.6%
Limited

-------------------

     **       Less than 1%.

(1) Except as indicated below, each person has the sole voting and/or investment power over the shares indicated.

(2) Consists of 8,200,000 shares underlying stock options, of which 200,000 are exercisable on November 25, 1999 only if the basic earnings per share of eVision for any fiscal year commencing with the fiscal year ended September 30, 1999, are equal to or exceed $0.10 per share. Also consists of 43,232,937 shares beneficially owned by Heng Fung Holdings Company Limited. Mr. Chan is an executive officer, a director and a 11% stockholder of Heng Fung Holdings Company Limited. Mr. Chan's address is Lippo Protective Tower, 10th Floor, 231-235 Gloucester Road, Wanchai, Hong Kong 040.

(3) Consists of shares underlying stock options exercisable on November 25, 1999 only if the basic earnings per share of eVision for any fiscal year commencing with the fiscal year ended September 30, 1999, are equal to or exceed $0.10 per share. Mr. Trapp's address is 1700 Lincoln Street, 32nd Floor, Denver, Colorado 80203.

(4) Messrs. Trapp and Fong are directors of Heng Fung Holdings Company Limited. Messrs. Trapp and Fong disclaim beneficial ownership of the shares beneficially owned by Heng Fung Holdings Company Limited.

(5) Consists of shares underlying stock options exercisable on November 25, 1999 only if the basic earnings per share of eVision for any fiscal year commencing with the fiscal year ended September 30, 1999, are equal to or exceed $0.10 per share. Mr. Fong's address is 7 Temasek Blvd., #43-03 Suntec Tower One, Singapore 038987.

(6) Consists of shares underlying stock options exercisable on November 25, 1999 only if the basic earnings per share of eVision for any fiscal year commencing with the fiscal year ended September 30, 1999, are equal to or exceed $0.10 per share. Mr. Busch's address is Suite 204B, Oxford Building, University Office Building, Newark, Delaware 19702.

(7) Consists of shares underlying stock options exercisable on November 25, 1999 only if the basic earnings per share of eVision for any fiscal year commencing with the fiscal year ended September 30, 1999, are equal to or exceed $0.10 per share. Mr. Jeffers' address is 6101 11th Street, S.W., Suite 511, Washington, D.C. 20011.

(8)  Mr. Chan's address is 1700 Lincoln  Street,  32nd Floor,  Denver,  Colorado
     80203.

(9) Consists of shares underlying stock options 80,000 of which are exercisable on November 25, 1999 only if the basic earnings per share of eVision for any fiscal year commencing with the fiscal year ended September 30, 1999, are equal to or exceed $0.10 per share. Mr. Cook's address is 1700 Lincoln Street, 32nd Floor, Denver, Colorado 80203.

(10)Includes 35,913,487 shares underlying convertible debentures owned or that may be acquired upon exercise of an option. Heng Fung Holdings Company Limited ("Heng Fung Holdings") is the parent company of Heng Fung Capital [S] Private Limited ("Heng Fung Private"). Heng Fung Private is the parent company of Online Credit. 42,982,937 of the shares beneficially owned by Heng Fung Holdings are beneficially owned by Heng Fung Private, of which 38,289,796 of the shares are beneficially owned by Online Credit. Of the 38,289,796 shares beneficially owned by Online Credit, 35,913,487 of the shares are beneficially owned pursuant to a convertible debenture agreement. The address of Heng Fung Holdings is 10th Floor, Lippo Protective Tower, 231-235 Gloucester Road, Wanchai, Hong Kong 040.

Limitation of Liability and Indemnification

     eVision's articles of incorporation state that the liability of a director of eVision to eVision shall be eliminated to the fullest extent permitted under applicable Colorado law, as well as by any statutory amendments that expand the elimination or limitations of such liability. The articles further provide that any repeal or modification of the applicable section by stockholders of eVision shall not adversely affect any right or protection of a director of eVision existing at the time of such repeal or modification.

     eVision's articles of incorporation provide that pursuant to applicable state law, each director, officer, employee, fiduciary or agent of eVision (and his heirs, executors and administrator) shall be indemnified by eVision against expenses reasonably incurred by or imposed upon him in connection with or arising out of any action, suit or proceeding in which he may be involved or to which he may be made a party by reason of his being or having been a director, officer, employee, fiduciary or agent of eVision, or at its requests of any other corporation of which it is a shareholder or creditor and from which he is not entitled to be indemnified (whether or not he continues to be a director, officer, employee, fiduciary or agent at the time of imposing or incurring such expenses), except in respect of matters as to which he shall be finally adjudged in such action, suit or proceeding to be liable for negligence or misconduct. Subject to applicable state law, in the event of a settlement of any such action, suit or proceeding, indemnification shall be provided only in connection with such matters covered by the settlement as to which eVision is advised by counsel that the person to be indemnified did not commit a breach of duty.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and control persons of eVision pursuant to the foregoing provisions, or otherwise, eVision has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.


                    MARKET FOR THE REGISTRANT'S COMMON STOCK
                         AND RELATED STOCKHOLDER MATTERS

Market Information

     eVision's common stock was traded on the Nasdaq SmallCap Market under the symbol FDIR from March 27, 1989 to October 21, 1998, when it began trading on the OTC Bulletin Board. eVision's common stock is now traded under the symbol EVIS. The following table shows the range of high and low closing bid quotations for the common stock, for each quarterly period since March 31, 1997. These quotations represent prices between dealers and do not include retail markups, markdowns, or commissions and may not necessarily represent actual transactions.

     Fiscal Quarter Ended:                       High             Low
     --------------------                        ----             ---

         September 30, 1999                   $  0.910        $   0.420
         June 30, 1999                           1.280            0.460
         March 31, 1999                          0.875            0.180
         December 31, 1998                       0.375            0.063
         September 30, 1998                      0.813            0.313
         June 30, 1998                           1.031            0.688
         March 31, 1998                          1.281            0.656
         December 31, 1997                       0.750            0.406

     Trading in eVision's common stock is currently conducted in the non-Nasdaq over-the-counter market in what are commonly referred to as the electronic bulletin board or the "pink sheets." As a result, an investor may find it more difficult to dispose of or to obtain accurate quotations as to the market value of eVision's common stock. In addition, eVision is subject to a rule promulgated by the Commission which provides that various sales practice requirements are imposed on broker/dealers who sell eVision's common stock to persons other than established customers and accredited investors. For these types of transactions, the broker/dealer has to make a special suitability determination for the purchaser and have received the purchaser's written consent to the transactions prior to sale. Consequently, the rule may have an adverse effect on the ability of broker/dealers to sell eVision's common stock, which may affect the ability of purchasers to sell eVision's common stock in the market.

Holders

     As of September 30, 1999, eVision had approximately 900 holders of record of its common stock.

Dividends

     eVision has not declared cash dividends on its common stock since its inception and eVision does not anticipate paying any dividends in the foreseeable future. eVision is currently precluded from paying dividends on its common stock by a convertible debenture agreement.

                             SELLING SECURITYHOLDERS

     The following table sets forth certain information regarding the shares of common stock owned as of October 31, 1999, by each selling securityholder as adjusted to reflect the sale by all selling securityholders of the shares of common stock offered in this prospectus. This list indicates:

     o any position, office or other material relationship with eVision that the selling securityholder had within the past three years;

     o eVision's estimate, assuming no gifts, pledges or sales pursuant to Rule 144, of the number of shares of common stock owned by such selling securityholder prior to the offering; and

     o the maximum number of shares of common stock to be offered for such selling securityholder's account and the amount and the percentage (if one percent or more and calculated as if the selling security holder were the sole seller of shares pursuant to this prospectus) of the shares of common stock to be owned by the selling securityholder after completion of the offering (assuming the selling securityholder sells the maximum number of shares of common stock).

     The selling securityholders are not required, and may choose not, to sell any of their shares of common stock. Further, certain of the selling securityholders may have already sold their shares of common stock prior to the date of this prospectus.

                                                           Shares                                          Percent of
                                                            Owned           Shares                         Outstanding
                                                          Prior to          Being          Shares Owned    Shares Owned
Name                                                      Offering         Offered         After Offering  After Offering
----                                                      --------         -------         --------------  --------------
Ableman, Robert L.                                         100,000         50,000              50,000           *
Adams, Greg, IRA                                            30,000         15,000              15,000           *
Adams, Greg                                                 10,000          5,000               5,000           *
Alfano, Michael J.                                          50,000         25,000              25,000           *
Alix Lowen Brown Trust                                      14,000          7,000               7,000           *
Alsfeld, Leonard N. (1)                                     25,000         25,000                   0           *
Amantea Restaurant, Inc.                                    50,000         25,000              25,000           *
American Fronteer Financial Corporation (2)                256,279        256,279                   0           *
Amos, Marshall C.                                           50,000        25,000`              25,000           *
Andriani, Michael & Robert                                  72,000         36,000              36,000           *
Argo, Harry M.                                              25,000         12,500              12,500           *
Artzer, Dennis C., M.D.                                    100,000         50,000              50,000           *
Babbitt, J. Randolph and Katherine H.                       20,000         10,000              10,000           *


                                       45

                                                           Shares                                          Percent of
                                                            Owned           Shares                         Outstanding
                                                          Prior to          Being          Shares Owned    Shares Owned
Name                                                      Offering         Offered         After Offering  After Offering
----                                                      --------         -------         --------------  --------------
Bacon, William and Cheryl                                   10,000          5,000               5,000           *
Baier, David D.                                             25,000         12,500              12,500           *
Baldwin, C. Lewis                                           34,090         17,045              17,045           *
Baldwin, Charles P. and Carolyn S.                          50,000         25,000              25,000           *
Barbara A. Drake, Trustee u/a DTD 1/27/94                   50,000         25,000              25,000           *
FBO Barbara A. Drake, et al.
Barnett, Robert E. and Deidre M.                            50,000         25,000              25,000           *
Basile, Joseph A. and Mary S.                               50,000         25,000              25,000           *
Beard, John H. and Karen J.                                 50,000         25,000              25,000           *
Belcher, Richard G. and Hays, Frances P.                    50,000         25,000              25,000           *
Bell, Clay                                                 110,000         55,000              55,000           *
Berkowitz, David (1)                                        10,000         10,000                   0           *
Blackman, IV, Edward G. (1)                                 10,000         10,000                   0           *
Blosfeld, Jerald W.                                        100,000         50,000              50,000           *
Bondra, Peter and Luba                                     200,000        100,000             100,000           *
Boney, Samuel D.                                            25,000         12,500              12,500           *
Branscome, Darrell R.                                       25,000         12,500              12,500           *
Brown, Gilbert M.                                           50,000         25,000              25,000           *
Martino, Lawrence P.
Eagle, Charles - JTWROS
Bruce, Colin (1)                                            10,000         10,000                   0           *
Buckner, Jerry                                              50,000         25,000              25,000           *
Carlim, Inc. d/b/a Crusoe's                                 50,000         25,000              25,000           *
Carvell, John                                               65,000         32,500              32,500           *
Caslavka, Lynne and Georgina                                25,000         12,500              12,500           *
Chancy, Phyllis                                             50,000         25,000              25,000           *
Chancy, Phyllis                                             20,000         10,000              10,000           *
Chandler, Michael and Cindy                                 32,000         16,000              16,000           *
Cobb, James B.                                              50,000         25,000              25,000           *
Cohen, Alan David                                           25,000         12,500              12,500           *
Coker, Robert E.                                            50,000         25,000              25,000           *
Colarusso, Antonio Antonio                                  56,000         28,000              28,000           *
   Scacciavillani, Fabio
Comer, Cralle Z.                                            50,000         25,000              25,000           *
Consulting Gov't on Procurement, J S Sansone               110,000         55,000              55,000           *
Contract Systems Installations, Inc.                        20,000         10,000              10,000           *


                                       46

                                                           Shares                                          Percent of
                                                            Owned           Shares                         Outstanding
                                                          Prior to          Being          Shares Owned    Shares Owned
Name                                                      Offering         Offered         After Offering  After Offering
----                                                      --------         -------         --------------  --------------
Courembis, John L. and Miriam G.                            50,000         25,000              25,000           *
Croonquist, Robert D.                                      450,000        225,000             225,000           *
Deeds, David E.                                            400,000        200,000             200,000           *
Elliott, Wendell D.                                         70,000         35,000              35,000           *
Ellison, Richard L.                                         80,000         40,000              40,000           *
Erickson, John F.                                           30,000         15,000              15,000           *
Fiorino, Thomas D.                                          50,000         25,000              25,000           *
Flynn Investments                                          100,000         50,000              50,000           *
Flynn, Terri L.                                            100,000         50,000              50,000           *
Folio, Andrew                                               70,000         35,000              35,000           *
Folio, Stephen and Diane S. Folio                           50,000         25,000              25,000           *
Ford, Dennis                                                32,000         16,000              16,000           *
Fowler, Shawn P. (1)                                        20,000         20,000                   0           *
Francis Electric                                            50,000         25,000              25,000           *
Galy, Andrew J. (1)                                         10,000         10,000                   0           *
Gamello, William P. (1)                                      5,000          5,000                   0           *
Garner R. Stroud Living Trust, Garner R.                   100,000         50,000              50,000           *
   Stroud TTEE DTD 5/6/86
Gerson, Ervin H.                                            25,000         12,500              12,500           *
Gerson, Ervin H., P.C., MPPP and Ervin H.                   11,640          5,820               5,820           *
Gerson Trustee
Gerson, Ervin H., P.C., PSRP and Ervin H.                   13,360          6,680               6,680           *
Gerson Trustee
Gilbert Brown Associates, Ltd. Profit Sharing               21,000         10,500              10,500           *
Trust
Gilbert M. Brown IRA                                        15,000          7,500               7,500           *
Goddard, Kennith L.                                        100,000         50,000              50,000           *
Goodwin, William Bruce                                      72,000         36,000              36,000           *
Gotthelf, William A.                                        25,000         12,500              12,500           *
Gozlan, Maurice and Stacy                                  200,000        100,000             100,000           *
Graham, Nancy P.                                            50,000         25,000              25,000           *
Gray, James C.                                              20,000         10,000              10,000           *
Great Atlantic Graphics, Inc.                               50,000         25,000              25,000           *
Green, Ronald P.                                           100,000         50,000              50,000           *
Grundeman, Frederic E.                                      30,000         15,000              15,000           *
Gwyn, Clayborne B.                                          50,000         25,000              25,000           *
Hallisay, Paul L.                                           20,000         10,000              10,000           *



                                       47

                                                           Shares                                          Percent of
                                                            Owned           Shares                         Outstanding
                                                          Prior to          Being          Shares Owned    Shares Owned
Name                                                      Offering         Offered         After Offering  After Offering
----                                                      --------         -------         --------------  --------------
Hampson, John K.                                            50,000         25,000              25,000           *
Hawkins, Russell and Temby, Margot                          60,000         30,000              30,000           *
Hayes, Frances                                              50,000         25,000              25,000           *
Higgins, Kenneth R. and Sherry A.                           25,000         12,500              12,500           *
Hoherz, David G. and Debra K.                               30,000         15,000              15,000           *
Hoover, Paul R. and Janet F.                                90,000         45,000              45,000           *
Imhoff, Lowell Dean                                         25,000         12,500              12,500           *
Jancso, James D. and Camille U.                             60,000         30,000              30,000           *
Janes, Roger V.                                             25,000         12,500              12,500           *
Johnson, Robert L.                                         110,000         55,000              55,000           *
Kauders, Andrew E.                                          50,000         25,000              25,000           *
Kausch, Robert C. (1)                                       10,000         10,000                   0           *
Kay, Anthony R.                                            550,000        550,000                   0          2.9
Kay, Richard                                               200,000        100,000             100,000           *
Keith, Lawrence and Jeanne, JTWROS                          40,000         20,000              20,000           *
Kennefick, James F.                                        100,000         50,000              50,000           *
Kirkpatrick Petis Cust. for Charles E.                     150,000         75,000              75,000           *
Nightengale, IRA
Kittrell, Floyd L. and Rush F.                             119,000         59,500              59,500           *
Klinghoffer, Edward M.                                      50,000         25,000              25,000           *
Komatz Joint Account                                        50,000         25,000              25,000           *
Krueger, Ross T., M.D.                                      60,000         30,000              30,000           *
Larry Silverstein IRA                                      100,000         50,000              50,000           *
Lazzara, Joseph E.                                          50,000         25,000              25,000           *
Lee, Forrest and Mary                                       60,000         30,000              30,000           *
Lee, Jr., F. Walton                                         60,000         30,000              30,000           *
Leonard, Richard John Nicholl                               97,000         48,500              48,500           *
Lindvall, Jon R. and Laurie A.                              20,000         10,000              10,000           *
Lippert, Donald J.                                           8,000          4,000               4,000           *
Loewenstein, Mark A.                                        60,000         30,000              30,000           *
Lutz, James                                                 20,000         10,000              10,000           *
Madfis, John                                                25,000         12,500              12,500           *
Manuel, E. Pat                                             100,000         50,000              50,000           *
Mason, Gary R., M.D.                                        50,000         25,000              25,000           *
McClanahan, William I. And Barbara T.                       50,000         25,000              25,000           *
McCoy, Daniel W.                                            30,000         15,000              15,000           *


                                       48

                                                           Shares                                          Percent of
                                                            Owned           Shares                         Outstanding
                                                          Prior to          Being          Shares Owned    Shares Owned
Name                                                      Offering         Offered         After Offering  After Offering
----                                                      --------         -------         --------------  --------------
McKee, Del J.                                               20,000         10,000              10,000           *
McLeod, Latrelle S.                                         50,000         25,000              25,000           *
Mercantile Bank Custodian for Cotton-O'Neil                150,000         75,000              75,000           *
Clinic PA Profit Sharing Plan
Mercantile Bank of Topeka for Cotton-O'Neil                200,000        100,000             100,000           *
Clinic Employees Profit Sharing Trust FBO
Howard N. Ward
Meyers, Michael A.                                          16,000          8,000               8,000           *
Moran, John L.                                             100,000         50,000              50,000           *
Nakamura, Tadahiko                                         560,000        280,000             280,000         1.48%
Nixon, Michael P. (1)                                       10,000         10,000                   0           *
Novey, Kurt (1)                                             50,000         50,000                   0           *
Nuckols, Jr., Harry T.                                      50,000         25,000              25,000           *
Online Credit, Ltd. (3)                                 17,821,780     15,913,487           1,908,293         9.3%
Palermo, Romaine                                            77,500         38,750              38,750           *
Pearson, Wilbert D.                                         50,000         25,000              25,000           *
Pettett, Charles L.                                         50,000         25,000              25,000           *
Pholeric, John F., Jr.                                      50,000         25,000              25,000           *
Pickels, Curtis L., IRA                                     50,000         25,000              25,000           *
Pivonka, Michal and Renata                                 200,000        100,000             100,000           *
PM2  Money Purchase Plan Trust                              50,000         25,000              25,000           *
Trustee:  Joseph F. Hering
Poole, Vannette F.                                         100,000         50,000              50,000           *
Powers, William (1)                                         50,000         50,000                   0           *
Pyle, Robert C.                                             50,000         25,000              25,000           *
Rasure, Richard and Sidney                                  28,000         14,000              14,000           *
Rauschkolb, Edward                                          25,000         12,500              12,500           *
Reinstein, Mark E. (1)                                      10,000         10,000                   0           *
Reitan, Ralph M.                                           500,000        250,000             250,000         1.32%
Road & Show Cellular Eng-Chye Low                           50,000         25,000              25,000           *
Robert T. Marsh Trust, Robert T. and Helen J.               20,000         10,000              10,000           *
Marsh Co-Trustees
Rollins, Lawson                                             50,000         25,000              25,000           *
Ruggiero, Richard J. and Maryanne                           50,000         25,000              25,000           *
Salisbury, Robyn (1)                                        10,000         10,000                   0           *
Sauble, George R.                                           20,000         10,000              10,000           *
Schelich, Ardell J., Trustee                               100,000         50,000              50,000           *


                                       49

                                                           Shares                                          Percent of
                                                            Owned           Shares                         Outstanding
                                                          Prior to          Being          Shares Owned    Shares Owned
Name                                                      Offering         Offered         After Offering  After Offering
----                                                      --------         -------         --------------  --------------
Schumacher, Eugene P. and Mary H.                           50,000         25,000              25,000           *
Sears, Patricia A., IRA                                     72,000         36,000              36,000           *
Shah, Scott (1)                                             10,000         10,000                   0           *
Sharpoo, Inc.                                               20,000         10,000              10,000           *
Shipp, Bernard                                             100,000         50,000              50,000           *
Shirley, Edward Wendell & Jane Rose                         50,000         25,000              25,000           *
JTWROS
Shulze, Donna L. (1)                                         5,000          5,000                   0           *
Shuster, Jr., John E. (1)                                   10,000         10,000                   0           *
Silverstein, Benjamin and Gertrude                         100,000         50,000              50,000           *
Silverstein, Larry                                         150,000         75,000              75,000           *
Simmons, Crystal and Fred                                   68,000         34,000              34,000           *
Sims, Phillip T. and Brenda F.                             100,000         50,000              50,000           *
Slosberg, Barry                                            100,000         50,000              50,000           *
Smith, Brook T.                                             50,000         25,000              25,000           *
Smith, Charles E.                                           25,000         12,500              12,500           *
Smith, Larry B.                                             90,000         45,000              45,000           *
Smitten, Jeffrey C.                                         18,000          9,000               9,000           *
Sommervold, Charles and Glenyce                             22,736         11,363              11,363           *
Southwest Crop Insurance                                    50,000         25,000              25,000           *
Streett, Robert W. TTEE Robert E. Streett Rev.             200,000        100,000             100,000           *
Trust
Sutton, Kelly (1)                                            5,000          5,000                   0           *
Tacinelli, Joseph V.                                        50,000         25,000              25,000           *
Taggart, Robert (1)                                         59,586         59,586                   0           *
Taggart, Troy G. (1)                                        20,000         20,000                   0           *
Teele, William R.                                          100,000         50,000              50,000           *
TGC Diamond Family L.P.                                     15,000          7,500               7,500           *
Thompson, George D.                                         50,000         25,000              25,000           *
TMM Inc.                                                    28,000         14,000              14,000           *
Tritt, Charles C.                                           50,000         25,000              25,000           *
Vendegnia, George V. and Teresa L. VonFeldt                 20,000         10,000              10,000           *
Wagner, James F. and Kathryn J.                             20,000         10,000              10,000           *
Wall, Howard                                               150,000         75,000              75,000           *
Weber, Thomas A.                                            50,000         25,000              25,000           *
Weinstein, Lawrence W. and Michelle B.                      50,000         25,000              25,000           *


                                       50

                                                           Shares                                          Percent of
                                                            Owned           Shares                         Outstanding
                                                          Prior to          Being          Shares Owned    Shares Owned
Name                                                      Offering         Offered         After Offering  After Offering
----                                                      --------         -------         --------------  --------------
Whitehead, George E.                                       120,000         60,000              60,000           *
Wikle, Luther M.                                           150,000         75,000              75,000           *
Williams, Junior and Ruby                                  200,000        100,000             100,000           *
Williams, Martin G., Jr.                                    50,000         25,000              25,000           *
Wilson, James Michael                                       90,000         45,000              45,000           *
Wolfson, Deborah                                           100,000         50,000              50,000           *
Yamamoto, Takuya                                            80,000         40,000              40,000           *
Yarbrough, Harvey and Charlotte                             50,000         25,000              25,000           *
                                                                      -----------
                                                                       23,018,010

----------------

      *Less than 1%

(1) Employee of eVision or American Fronteer who received warrants for participating as a broker in a private placement.
(2)  Wholly owned subsidiary of eVision.
(3) Wholly owned subsidiary of Heng Fung Capital [S] Private Limited, which is a wholly owned subsidiary of Heng Fung Holdings Company Limited, which beneficially owns approximately 78% of eVision's common stock and whose president is Fai H. Chan, Chairman of the Board of Directors and President of eVision.

                              PLAN OF DISTRIBUTION

     eVision is registering the shares of common stock on behalf of the selling securityholders. Selling securityholders include donees and pledgees selling shares of common stock received from a named selling securityholder after the date of this prospectus. All costs, expenses and fees in connection with the registration of the shares of common stock offered hereby will be borne by eVision. Brokerage commissions and similar selling expenses attributable to the sale of shares of common stock will be borne by the selling securityholders. Sales of shares of common stock may be effected by selling securityholders in one or more types of transactions (which may include block transactions), in the over-the-counter market, in negotiated transactions, through put or call option transactions relating to the shares of common stock, through short sales of shares of common stock, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. eVision has not been advised by the selling securityholders that they have entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor that there is an underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock by the selling securityholders. The maximum commission or discount to be received by any NASD member or independent broker/dealer may not be greater than eight percent for the sale of any shares of common stock.

     No member of the NASD, which is an affiliate of a selling security holder, may participate in the distribution by the selling security holders of the shares. All sales by the selling security holders of the shares must be facilitated by independent broker-dealers. Sales of the securities may be made pursuant to this prospectus or pursuant to Rule 144 adopted under the Securities Act of 1933, as amended. The selling security holders and any broker-dealers that act in connection with the sale of the shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the shares of common stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act. Such arrangement may necessitate a filing with the NASD pursuant to Notice to Members 88-101. The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities arising under the Securities Act.

     The selling securityholders may effect such transactions by selling shares of common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling securityholders and/or the purchasers of shares of common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The selling securityholders and any broker-dealers that act in connection with the sale of shares of common stock might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares of common stock sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares of common stock against certain liabilities, including liabilities arising under the Securities Act.

     Because selling securityholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling securityholders will be subject to the prospectus delivery requirements of the Securities Act.

     Selling securityholders also may resell all or a portion of the shares of common stock in transactions in reliance upon Rule 144 or Regulation S under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule or Regulation.

     Upon eVision's being notified by a selling securityholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

          1. the name of each such selling shareholder and of the participating broker-dealer(s);
          2.   the number of shares of common stock involved;
          3.   the price at which such shares of common stock were sold;
          4. the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;
          5. that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and
          6.   other facts material to the transaction.

     In addition, upon eVision's being notified by a selling securityholder that a donee or pledgee intends to sell more than 500 shares of common stock, eVision will file a supplement to this prospectus.

                            DESCRIPTION OF SECURITIES

     The following is a summary description of eVision's capital stock.

          eVision's authorized capital stock consists of 100,000,000 shares of common stock and 25,000,000 shares of preferred stock. eVision may issue the preferred stock in one or more series as determined by the board of directors. As of September 30, 1999 there were 19,838,299 shares of common stock issued and outstanding that were held of record by approximately 900 beneficial holders. In addition, 25,500 shares of Series B Preferred Stock had been issued and were exchanged for Convertible Series B Preferred Stock. 2,000,000 shares of preferred stock have been designated as Convertible Series B Preferred Stock, of which 110,500 shares have been issued. The holders of the 110,500 shares of Convertible Series B Preferred Stock have been offered the right to exchange their shares of Convertible Series B Preferred Stock for 110,500 shares of Convertible Series B-1 Preferred Stock. 2,000,000 shares of preferred stock have been designated as Convertible Series B-1 Preferred Stock to be issued in exchange for Convertible Series B Preferred Stock and pursuant to a private offering that began in October 1999.

     Common Stock

          Each holder of record of common stock is entitled to one vote for each share held on all matters properly submitted to the stockholders for their vote. Cumulative voting in the election of directors is not authorized.

          Holders of outstanding shares of common stock are entitled to those dividends declared by the board of directors out of legally available funds, and, in the event of liquidation, dissolution or winding up of the affairs of eVision, holders are entitled to receive ratably the net assets of eVision available to the stockholders. Holders of outstanding shares of common stock have no preemptive, conversion or redemption rights. All of the issued and outstanding shares of common stock are, and all unissued common stock, when offered and sold will be, duly authorized, validly issued, fully paid and nonassessable. To the extent that additional common stock of eVision may be issued in the future, the relative interests of the then existing stockholders may be diluted.

     Preferred Stock

          eVision's board of directors is authorized to issue from time to time, without stockholder authorization, in one or more designated series, any or all of the authorized but unissued shares of preferred stock with such dividend, redemption, conversion, and exchange provisions as may be provided by the board of directors with regard to such particular series. Any series of preferred stock may possess voting, dividend, liquidation and redemption rights superior to those of the common stock. The rights of the holders of common stock will be subject to and may be adversely affected by the rights of the holders of any preferred stock that may be issued in the future. Issuance of a new series of preferred stock, or providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or discourage a third party from acquiring, the outstanding common stock of eVision and make removal of the board of directors more difficult. 3,300,000 shares of preferred stock have been designated as Series B
     Preferred Stock, of which 25,500 were issued and subsequently were exchanged for Convertible Series B Preferred Stock. 2,000,000 shares of preferred stock have been designated as Convertible Series B Preferred Stock, of which 110,500 shares have been issued. 2,000,000 shares of preferred stock have been designated as Convertible Series B-1 Preferred Stock to be issued pursuant to a private offering that began in October 1999. The holders of the 110,500 shares of Convertible Series B Preferred Stock have been offered the right to exchange these shares for 110,500 shares of Convertible Series B-1 Preferred Stock.

          The Convertible Series B-1 Preferred Stock has a cumulative annual dividend payable semi-annually of 8% in cash and 7% in shares of the Convertible Series B-1 Preferred Stock when and if declared by the Board of Directors. The semi-annual dividend payable in shares of the Convertible Series B-1 Preferred Stock is equivalent to three and one-half one hundredths of a share of Convertible Series B-1 Preferred Stock for each outstanding share of Convertible Series B-1 Preferred Stock. The dividend on the Convertible Series B-1 Preferred Stock is payable semi-annually beginning October 31, 1999, and continuing each April 30 and October 31 thereafter, when and if declared by the Board of Directors. The Convertible Series B-1 Preferred Stock is immediately convertible by the holder into common stock at a price of $1.00 per share of common stock. If the common stock does not have a closing bid price of at least $1.15 per share for at least 20 trading days during the period commencing on September 30, 1999, and ending on September 30, 2000, the Convertible Series B-1 Preferred Stock will be convertible by the holder into the common stock at a price equal to the higher of the five day average closing bid price of the common stock prior to September 30, 2000, or $0.50 per share.

          In addition, the Convertible Series B-1 Preferred Stock is automatically convertible into common stock at $1.00 per share at such time as the closing market price of the common stock is at least $4.00 per share for 30 consecutive trading days. The Convertible Series B-1 Preferred Stock may be redeemed by eVision. The Convertible Series B-1 Preferred Stock is redeemable by eVision on or after October 1, 2003, at a price of $12.50 per share plus any accrued and unpaid dividends.

     Transfer Agent and Registrar

          American Securities Transfer & Trust, Inc. serves as the transfer agent and registrar for eVision's common stock.


                         SHARES ELIGIBLE FOR FUTURE SALE

     eVision has 19,838,299 shares of common stock outstanding. Of the 19,838,299 shares, 10,833,664 shares of common stock are freely transferable and 1,685,185 shares of common stock that may be sold pursuant to Rule 144(k) will be freely transferable by persons other than "affiliates" of eVision without restriction or registration under the Securities Act of 1933.

     The remaining 7,319,450 outstanding shares of common stock are "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933 and may not be sold in the absence of registration unless an exemption from registration is available, including the exemption contained in Rule 144. Of such shares, no shares will become eligible for sale under Rule 144 commencing 90 days after the date of this prospectus.

     In general, under Rule 144 as currently in effect, a stockholder who has beneficially owned shares of common stock for at least one year is entitled to sell, within any three-month period, a number of "restricted" shares that does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner of sale limitations, notice requirements and the availability of current public information about eVision. Rule 144(k) provides that a stockholder who is not deemed to be an "affiliate" and who has beneficially owned shares of common stock for at least two years is entitled to sell such shares at any time under Rule 144(k) without regard to the limitations described above.

     In addition to the shares of common stock that are currently outstanding, a total of 40,528,176 shares of common stock have been reserved for issuance upon exercise of outstanding options and warrants to purchase shares of common stock at exercise prices of between $0.20 and $1.50 per share and upon conversion of outstanding convertible notes into common stock and warrants and upon the exercise of the warrants.


                                  LEGAL MATTERS

     The validity of the common stock offered in this prospectus will be passed upon by Smith McCullough, P.C.


                                     EXPERTS

     The consolidated financial statements of eVision (formerly Fronteer Financial Holdings, Ltd.) and subsidiaries as of September 30, 1998 and 1997, and for each of the years in the three year period ended September 30, 1998, have been included herein in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                     eVISION USA.COM, INC. AND SUBSIDIARIES
                          INDEX TO FINANCIAL STATEMENTS


I.   QUARTERLY FINANCIAL STATEMENTS FOR THE PERIOD ENDED JUNE 30, 1999

                                                                        Page No.
     a.  Consolidated Balance Sheets as of June 30, 1999 (Unaudited)
            and September 30, 1998.........................................F - 2
     b.  Unaudited Consolidated Statements of Operations for the three months and nine months ended June 30, 1999 and 1998............F - 4
     c.  Unaudited Consolidated Statements of Comprehensive Income
            (Loss) for the three months and nine months ended
            June 30, 1999 and 1998.........................................F - 5

     d.  Unaudited Consolidated Statement of Stockholders' Deficit.........F - 6

     e.  Unaudited Consolidated Statements of Cash Flows for the nine months ended June 30, 1999 and 1998...................................F - 7

     f.  Notes to Unaudited Consolidated Financial Statements.............F - 10


II.  ANNUAL FINANCIAL STATEMENTS FOR THE PERIOD ENDED SEPTEMBER 30, 1998

     a.  Independent Auditors' report.....................................F - 19

     b.  Consolidated Balance Sheets as of September 30, 1998 and 1997....F - 20

     c.  Consolidated Statements of Operations for each of the years in  the three year period ended September 30, 1998............F - 22

     d.  Consolidated Statements of Stockholders' Equity (Deficit) for
            each of the years in the three year period ended
            September 30, 1998............................................F - 24

     e.  Consolidated Statements of Cash Flows for each of the years in the three year period ended September 30, 1998.............F - 25

     f.  Notes to Consolidated Financial Statements-----------------------F - 28


                     eVISION USA.COM, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS


                                                           June 30,   September 30,
ASSETS                                                       1999         1998
------                                                    ---------   ------------
                                                         (Unaudited)
CURRENT ASSETS:
Cash and cash equivalents ...........................   $ 5,354,438     9,112,652
Receivable from clearing organization ...............       130,222       410,069
Trade receivables ...................................     2,148,541     1,157,841
Other receivables ...................................       358,646       667,425
Securities owned, at market value ...................     3,288,690     1,688,085
Notes receivable ....................................     2,700,000          --
Investments in debt securities, at fair value .......     5,769,282          --
Other assets ........................................       465,837       261,606
                                                        -----------   -----------
     Total current assets ...........................    20,215,656    13,297,678

PROPERTY, FURNITURE AND EQUIPMENT, net of
   accumulated depreciation .........................     1,538,477     1,541,131

FINANCING COSTS, net of accumulated amortization
   of $73,850 .......................................       864,524          --

OTHER LONG-TERM ASSETS ..............................       635,744       532,103
                                                        -----------   -----------
     Total assets ...................................   $23,254,401    15,370,912
                                                        ===========   ===========















See accompanying notes to unaudited consolidated financial statements.

                          eVISION USA.COM, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS, CONTINUED


                                                                               June 30,                 September 30,
LIABILITIES AND STOCKHOLDERS' DEFICIT:                                            1999                      1998
--------------------------------------                                        ---------                 ------------
                                                                             (Unaudited)
LIABILITIES:
Accounts payable and accrued expenses ...................................   $  4,958,274                2,514,860
Accrued interest payable to related party ...............................        209,806                  157,111
Current portion of long-term debt .......................................        136,367                  124,007
Current portion of convertible debentures to related party ..............        500,000                  500,000
Deferred revenue ........................................................          9,130                  118,800
Other current liabilities ...............................................        150,097                  306,574
                                                                            ------------             ------------
     Total current liabilities ..........................................      5,963,674                3,721,352

LONG-TERM DEBT, net of current portion ..................................        222,193                  107,532

CONVERTIBLE DEBENTURES ..................................................      6,723,883                6,101,448

CONVERTIBLE DEBENTURES TO RELATED PARTY .................................      7,500,000                6,500,000

DEFERRED RENT CONCESSIONS ...............................................      1,569,231                1,654,766
                                                                            ------------             ------------
     Total liabilities ..................................................     21,978,981               18,085,098
                                                                            ------------             ------------
MINORITY INTEREST .......................................................      3,779,854                  328,991
                                                                            ------------             ------------
STOCKHOLDERS' DEFICIT:
Preferred stock, authorized 19,912,500 shares, $.10 par
   value, no shares outstanding .........................................           --                       --
Series B preferred stock, authorized 3,000,000 shares, $0.10
   par value, no shares outstanding .....................................           --                       --
Convertible Series B preferred stock, authorized 2,000,000
   shares, $0.10 par value, 100,000 shares issued and
   outstanding, redemption value $1,250,000 .............................         10,000                     --
Common stock; authorized 100,000,000 shares, $0.01 par
   value; 18,649,449 and 17,140,857 shares issued and
   outstanding as of June 30, 1999 and September 30,
   1998, respectively ...................................................        186,494                  171,408
Additional paid-in capital ..............................................     12,453,631               11,042,464
Accumulated deficit .....................................................    (14,956,892)             (13,907,049)
Unrealized gain on available-for-sale securities ........................        152,333                     --
Unearned ESOP shares ....................................................       (350,000)                (350,000)
                                                                            ------------             ------------
     Total stockholders' deficit ........................................     (2,504,434)              (3,043,177)
                                                                            ------------             ------------
     Total liabilities and stockholders' deficit ........................   $ 23,254,401               15,370,912
                                                                            ============             ============

See accompanying notes to unaudited consolidated financial statements.

                                      eVISION USA.COM, INC. AND SUBSIDIARIES
                                       CONSOLIDATED STATEMENTS OF OPERATIONS
                                                    (Unaudited)

                                                                    Three months ended June 30,          Nine months ended June 30,
                                                                       1999              1998              1999             1998
                                                                       ----              ---               ----             ----
REVENUE:
   Brokerage commissions ...................................     $  4,417,153         4,464,931        14,088,695        11,313,545
   Investment banking ......................................          378,985           256,313           915,229         1,814,287
   Trading profits, net ....................................          265,891           153,349         1,136,397           328,077
   Other broker/dealer .....................................          538,007           392,838         1,563,984           855,644
   Computer hardware and software operations ...............        3,078,874         1,468,540         8,025,538         6,556,362
   Interest income on investments and loans ................          440,707              --           1,201,051              --
   Unrealized gain (loss) on securities ....................          856,824        (1,136,638)        1,190,740        (1,027,603)
   Other ...................................................           29,023              --              63,895              --
                                                                 ------------      ------------      ------------      ------------
                                                                   10,005,464         5,599,333        28,185,529        19,840,312
                                                                 ------------      ------------      ------------      ------------
COST OF SALES AND OPERATING EXPENSES:
   Broker/dealer commissions ...............................        2,666,735         2,887,263         8,622,462         8,103,752
   Computer cost of sales ..................................        2,810,516         1,478,326         7,314,711         5,862,072
   Interest expense on convertible debentures ..............          252,461              --             762,001              --
   General and administrative ..............................        4,065,884         3,509,560        11,347,328         9,743,202
   Depreciation and amortization ...........................          107,303           148,210           316,144           326,968
                                                                 ------------      ------------      ------------      ------------
                                                                    9,902,899         8,023,359        28,362,646        24,035,994
                                                                 ------------      ------------      ------------      ------------
     Operating income (loss) ...............................          102,565        (2,424,026)         (177,117)       (4,195,682)
                                                                 ------------      ------------      ------------      ------------
OTHER INCOME (EXPENSE):
     Interest income .......................................           16,725           235,772            57,110           376,493
     Interest expense ......................................           (9,505)          (96,178)          (27,612)         (215,911)
     Interest expense to related party .....................         (209,806)         (254,166)         (615,416)         (254,166)
     Other .................................................             (558)           29,331           (65,505)           (2,843)
                                                                 ------------      ------------      ------------      ------------
                                                                     (203,144)          (85,241)         (651,423)          (96,427)
                                                                 ------------      ------------      ------------      ------------
Loss before minority interest and income taxes .............         (100,579)       (2,509,267)         (828,540)       (4,292,109)
Minority interest in (earnings) loss .......................           23,384            91,426          (105,764)           78,880
                                                                 ------------      ------------      ------------      ------------
Loss from continuing operations before income taxes ........          (77,195)       (2,417,841)         (934,304)       (4,213,229)
Income tax (expense) benefit ...............................          (36,370)           54,522          (115,539)          606,651
                                                                 ------------      ------------      ------------      ------------
Loss from continuing operations ............................         (113,565)       (2,363,319)       (1,049,843)       (3,606,578)
Discontinued operations:
   Loss from discontinued operations, net ..................             --                --                --            (180,842)
   Loss on sale of discontinued operations, net ............             --                --                --            (317,905)
                                                                 ------------      ------------      ------------      ------------
Net loss before extraordinary item .........................         (113,565)       (2,363,319)       (1,049,843)       (4,105,325)
Extraordinary item, net of income taxes of $585,000 ........             --                --                --             915,000
                                                                 ------------      ------------      ------------      ------------
NET LOSS ...................................................     $   (113,565)       (2,363,319)       (1,049,843)       (3,190,325)
                                                                 ============      ============      ============      ============
Weighted average number of common shares outstanding .......       18,587,843        16,717,813        18,122,941        16,805,848
                                                                 ============      ============      ============      ============
Basic and diluted loss per common share:
   Continuing operations ...................................     $       (.01)             (.14)             (.06)             (.21)
   Discontinued operations:
      Loss from discontinued operations ....................             --                --                --                (.01)
      Loss on sale of discontinued operations ..............             --                --                --                (.02)
                                                                 ------------      ------------      ------------      ------------
                                                                         (.01)             (.14)             (.06)             (.24)
   Extraordinary item ......................................             --                --                --                 .05
                                                                 ------------      ------------      ------------      ------------
Total ......................................................     $       (.01)             (.14)             (.06)             (.19)
                                                                 ============      ============      ============      ============


See accompanying notes to unaudited consolidated financial statements.


                               eVISION USA.COM, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
                                             (Unaudited)


                                                                      Three months ended June 30,        Nine months ended June 30,
                                                                          1999             1998             1999             1998
                                                                          ----             ----             ----             ----
NET LOSS .......................................................      $ (113,565)      (2,363,319)      (1,049,843)      (3,190,325)

OTHER COMPREHENSIVE INCOME:

   Unrealized gain on available-for-sale securities,
      net of tax of $97,393 ....................................         152,333             --            152,333             --
                                                                      ----------       ----------       ----------       ----------
COMPREHENSIVE INCOME (LOSS) ....................................      $   38,768       (2,363,319)        (897,510)      (3,190,325)
                                                                      ==========       ==========       ==========       ==========
























See accompanying notes to unaudited consolidated financial statements.

                               eVISION USA.COM, INC. AND SUBSIDIARIES
                           CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
                                             (Unaudited)


                                 Convertible                                               Accumulated
                                  series B                    Additional                      other         Unearned
                                  preferred       Common        paid-in     Accumulated   comprehensive       ESOP
                                    stock          stock        capital       deficit        income           stock         Total
                                 -----------      ------     ------------   -----------   -------------     ---------       -----
Balances as of
   September 30, 1998 ............ $    --         171,408    11,042,464   (13,907,049)         --        (350,000)    (3,043,177)

Issuance of common shares
   on exercise of stock options ..      --           1,131        21,488          --            --            --           22,619

Issuance of common shares
   for accrued interest ..........      --          11,455       551,267          --            --            --          562,722

Issuance of common shares
   for guarantee .................      --           2,500        60,000          --            --            --           62,500

Issuance of Convertible Series B
   preferred stock, net of
   issuance costs of  $211,588 ...    10,000          --         778,412          --            --            --          788,412

Other comprehensive income:
   Unrealized gain on
   available-for-sale securities..      --            --            --            --         152,333          --          152,333

Net loss .........................      --            --            --      (1,049,843)         --            --       (1,049,843)
                                   ---------   -----------   -----------   -----------    ----------   -----------    -----------
Balances as of
   June  30, 1999 ................ $  10,000       186,494    12,453,631   (14,956,892)      152,333      (350,000)    (2,504,434)
                                   =========   ===========   ===========   ===========    ==========   ===========    ===========








See accompanying notes to unaudited consolidated financial statements.

                          eVISION USA.COM, INC. AND SUBSIDIARIES
                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                                        (Unaudited)


                                                                         Nine months ended June 30,
                                                                             1999           1998
                                                                             ----           ----
CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss ............................................................   $(1,049,843)    (3,190,325)
Adjustments to reconcile net loss to net cash used in
      continuing operations:
      Depreciation and amortization .................................       316,144        326,968
      Amortization of financing costs ...............................        73,850           --
      Amortization of deferred rent .................................       (85,535)       (61,763)
      Loss from discontinued operations .............................          --          498,747
      Extraordinary item, net of income taxes of $585,000 ...........          --         (915,000)
      Accretion of discount on investments in debt securities .......      (782,945)          --
      Accretion of original issue discount on convertible
            debentures ..............................................        91,101           --
      Unrealized (gain) loss on securities ..........................    (1,190,740)     1,027,603
      Minority interests in earnings (loss) .........................       105,764        (78,880)
      Changes in operating assets and liabilities:
         Decrease in receivables from brokers or
              dealers and clearing organizations ....................       279,847      2,040,165
        Increase in trade receivables ...............................      (990,700)      (267,384)
        Decrease in other receivables ...............................       308,779         15,698
        Increase in securities owned ................................      (409,865)    (5,525,529)
        Decrease (increase) in other assets .........................      (141,731)       702,796
        Increase (decrease) in accounts payable
              and accrued expenses ..................................     2,177,313     (1,141,497)
        Increase (decrease) in deferred revenue .....................      (109,670)       191,500
        Increase in other current liabilities .......................       458,940        349,849
                                                                        -----------    -----------
Net cash used in continuing operations ..............................      (949,291)    (6,027,052)
Net cash provided by discontinued operations ........................          --          769,539
                                                                        -----------    -----------
Net cash used in operating activities ...............................      (949,291)    (5,257,513)

CASH FLOWS FROM INVESTING ACTIVITIES:

   Purchase of property, furniture and equipment ....................   $  (139,186)      (255,218)
   Purchases of debt securities .....................................    (4,635,275)          --
   Proceeds from sale of debt securities ............................       331,250           --
   Advances on long-term notes receivable ...........................    (2,700,000)          --
   Other investing activities .......................................      (103,641)    (1,158,015)
   Net cash provided by discontinued operations .....................          --          221,975
                                                                        -----------    -----------
   Net cash used in investing activities ............................    (7,246,852)    (1,191,258)
                                                                        -----------    -----------
(Continued)








See accompanying notes to unaudited consolidated financial statements.


                                      F-7

                          eVISION USA.COM, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED
                                        (Unaudited)


                                                                         Nine months ended June 30,
                                                                             1999           1998
                                                                             ----           ----
CASH FLOWS FROM FINANCING ACTIVITIES:

   Borrowings on debt ...............................................          --          260,113
   Principal payments on borrowings .................................       (47,283)      (345,422)
   Net proceeds from issuance of convertible debentures,
         net of offering costs ......................................       531,334           --
   Net proceeds from issuance of convertible debentures to
         related party ..............................................     1,000,000      5,500,000
   Net proceeds from issuance of Convertible Series B
         preferred stock, net of offering costs .....................       788,412           --
   Net proceeds from exercise of stock options ......................        22,619           --
   Proceeds from sale of eBanker Second Private Placement
         Units, net of offering costs ...............................     2,155,938           --
   Proceeds from exercise of eBanker warrants .......................        27,435           --
   Other financing activities .......................................       (40,526)       (42,720)
                                                                        -----------    -----------
   Net cash provided by financing activities ........................     4,437,929      5,371,971
                                                                        -----------    -----------
NET DECREASE IN CASH AND CASH EQUIVALENTS ...........................    (3,758,214)    (1,076,800)

CASH AND CASH EQUIVALENTS, BEGINNING OF
   PERIOD ...........................................................     9,112,652      2,080,722
                                                                        -----------    -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD ............................   $ 5,354,438      1,003,922
                                                                        ===========    ===========
(Continued)




See accompanying notes to unaudited consolidated financial statements.



                                      F-8

                          eVISION USA.COM, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED
                                        (Unaudited)


                                                                         Nine months ended June 30,
                                                                             1999           1998
                                                                             ----           ----
Cash payments for:
   Interest:
     Continuing operations ..........................................   $   384,603         11,193
     Discontinued operations ........................................          --            9,350
                                                                        -----------        -------
                                                                        $   384,603         20,543
                                                                        ===========        =======

   Income taxes:
     Continuing operations ..........................................   $      --            7,047
                                                                        ===========        =======

Other investing and financing activities:
   Forgivable loan recognized as extraordinary item, net
     of income taxes of $585,000 ....................................   $      --          915,000
                                                                        ===========        =======

   Common stock received in disposition of net assets of
     discontinued operations ........................................   $      --          493,500
                                                                        ===========        =======

   Common stock issued for interest .................................   $   562,722           --
                                                                        ===========        =======

   Common stock issued for guarantee ................................   $    62,500           --
                                                                        ===========        =======

   Equipment financed under capital lease ...........................   $   180,867           --
                                                                        ===========        =======

















See accompanying notes to unaudited consolidated financial statements.

                     eVISION USA.COM, INC. AND SUBSIDIARIES
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 1999

NOTE 1 - ORGANIZATION AND PRINCIPLES OF CONSOLIDATION

eVision USA.Com, Inc. (eVision or the Company) is a corporation that was organized under the laws of the state of Colorado in September 1988. In April 1999, the shareholders voted to change the name of the Company from Fronteer to eVision. The Company currently has the following wholly owned operating subsidiaries: American Fronteer Financial Corporation (AFFC), formerly known as RAF Financial Corporation, a Colorado Corporation, which operates as a fully disclosed securities broker/dealer; RAF Services, Inc. of Texas, RAF Services, Inc. of Louisiana and RAF Services, Inc. (collectively, RAF Services), which were established in order to participate in insurance brokerage activities in certain states; Corporate Net Solutions, Inc., which was formed to invest in computer and Internet related opportunities; and Fronteer Corporate Services, Inc., a Colorado corporation, which was formed to provide corporate administrative services to eVision subsidiaries and other companies. RAF Services are Louisiana, Nevada and Texas corporations. During 1998, Fronteer Asset Management Corporate, Inc., a wholly owned subsidiary of eVision, was incorporated to provide asset management services. Corporate Net Solutions, Inc., a wholly owned subsidiary of eVision, was incorporated in Delaware to invest in computer and Internet-related opportunities. Corporate Net Solutions, Inc. and Fronteer Asset Management Corporate, Inc., which were also incorporated in Delaware in 1998, have not commenced operations. The Company also has a subsidiary, Secutron Corp. (Secutron), which designs, develops, installs, markets and supports software systems for the securities brokerage industry. The Company owned 72.8% of Secutron until June 18, 1999, when the investment in Secutron was transferred to Q6 Technologies, Inc. The Company now owns, indirectly through Q6, approximately 65% of its original 72.8% interest. Secutron has a wholly owned subsidiary, MidRange Solutions Corp., which is a seller of hardware and software products.

eBanker USA.com, Inc. (eBanker), formerly Fronteer Development Finance Inc., a Delaware corporation (Fronteer Development) was incorporated in the state of Delaware, to operate as a finance company. eVision owns approximately 36.6% of eBanker. In March 1999, Fronteer Development was merged into eBanker, a Colorado corporation, primarily for the purpose of effectuating a name change to eBanker and becoming a Colorado corporation. Fronteer Income Growth Inc.
(FIGI), a wholly owned subsidiary of eBanker, was incorporated in September 1998 under the International Business Companies Ordinances of the Territory of the British Virgin Islands. In January 1999, WWW.CREDITCARDWEB.COM
CORPORATION, a wholly owned subsidiary of eBanker, was incorporated in Colorado primarily to conduct business as an Internet-based credit card company, but has not yet commenced operations.

The Company formed a subsidiary, eBroker USA.Com, Inc. (eBroker) in March 1999. eBroker is incorporated in Colorado and is expected to be operational in the on-line brokerage business subject to regulatory approval.

Q6 TECHNOLOGIES, INC.

In March 1999, eVision formed a corporation that will focus on the development of business opportunities in technology-based virtual processing arenas. The new business venture, named Q6 Technologies, Inc., (Q6 or Q6 Technologies) a Colorado corporation, will focus initially on value-added transactions processing for selected e-commerce applications, as well as the development of commercial opportunities in digital geographic information services and in satellite internet protocol multicasting.

                     eVISION USA.COM, INC. AND SUBSIDIARIES
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 1999

The Company made an initial investment of $18,888 in Class A common stock of Q6 Technologies in March 1999.

In June 1999, the Company entered into an exchange and sale of stock agreement with Q6 Technologies. The Company agreed to exchange its 130,494,385 shares of common stock in Secutron, which represented 72.80% of the total outstanding common shares of Secutron, and $100,000 cash for 5,555,556 shares of Class B Common Stock of Q6 Technologies.

Q6 has issued and outstanding approximately 4,444,444 shares of Class A Common Stock of which the Company owns 944,444 shares. Q6 also has 5,555,556 shares of Class B Common Stock outstanding of which the Company owns 100%. The Class A Common Stock has ten votes per share and the Class B Common Stock has one vote per share. Consequently, the Company and certain directors control approximately 50% of the votes of Q6 and own 75% of the total outstanding stock.

SALE OF FRONTEER CAPITAL

On July 30, 1999, eVision entered into a Stock Purchase Agreement with Ladsleigh Investments Limited, BVI (Ladsleigh) whereby eVision agreed to sell and Ladsleigh agreed to purchase 100% of the stock of a wholly owned subsidiary of eVision, Fronteer Capital, Inc. (Fronteer Capital) for $3,000,000, excluding cash and warrants to purchase equity in a publicly traded company. The purchase price was based on an independent market valuation of the primary assets held by Fronteer Capital as of July 30, 1999, and will result in a gain on disposition of approximately $150,000. The purchase price will be paid in cash of $150,000 and in the form of a promissory note for $2,850,000, which bears interest at 14% and is due July 30, 2000. To secure the promissory note, eVision will hold all the primary assets of Fronteer Capital in escrow. To effect the financing of the sale to Ladsleigh, the Company also entered into a Pledge and Escrow Agreement and Promissory Note Agreement on July 30, 1999. Prior to the transaction, there was no material relationship between Ladsleigh and the Company or any of its affiliates, any director or officer of the Company or any associate of any such director or officer. For the period July 1, 1999 through July 30, 1999, the Company recognized approximately $485,000 of unrealized gains on the investments in marketable securities held by Fronteer Capital.

INVESTMENT IN MUTUAL FUND SPONSOR

In July 1999, the Company executed a letter of intent with Quaker Funds, Inc. (Quaker) wherein the Company would acquire 60% of the outstanding common stock of Quaker for $3,500,000 payable in 4,666,667 shares of common stock of eVision priced at $0.75 per share. Quaker sponsors six mutual funds, with total assets of approximately $70,000,000.

The letter of intent includes the option of the sellers to put the shares of common stock of eVision to eVision at the initial closing price for cash if the price of eVision shares does not trade at an average of $3.00 per share or higher for a 60-day period at any time between the first and second anniversary of the closing of the transaction. There are additional provisions in the agreement for the sellers to sell their remaining 40% interest in Quaker in two years, four years or six years from closing of the agreement.

                     eVISION USA.COM, INC. AND SUBSIDIARIES
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 1999

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying unaudited consolidated financial statements of eVision USA.Com, Inc. and subsidiaries (eVision or the Company) formerly known as Fronteer Financial Holdings, Ltd. (Fronteer), have been prepared without audit. They do not include all information and disclosures necessary for a fair presentation of financial position, results of operations, and cash flows in conformity with generally accepted accounting principles. In the opinion of management, these financial statements reflect all adjustments (which include only normal recurring adjustments) necessary for a fair presentation of the results of operations and financial position for the interim periods presented.

The preparation of interim financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

These interim financial statements should be read in conjunction with the annual financial information presented separately herein. Operating results for the nine or three months ended June 30, 1999, are not necessarily indicative of the results that may be expected for the year ending September 30, 1999.

CONCENTRATIONS OF RISK

The Company's subsidiary eBanker, has invested approximately $4,300,000 in debt securities in Asian corporations, which are traded on the Hong Kong Stock Exchange, and have a recorded market value as of June 30, 1999 of approximately $5,800,000.

The Company has investments in equity securities subject to equity price risk of approximately $3,289,000 of which approximately $2,320,000 are also subject to foreign exchange rate risk at June 30, 1999.

INVESTMENTS IN DEBT SECURITIES AND COMPREHENSIVE INCOME

eBanker has invested in debt securities of various corporations that are traded on the Hong Kong Stock Exchange. The Company had classified these debt securities as held-to-maturity securities. Consequently, the investments were reported at amortized cost. The debt securities carry a premium redemption value over the face amount of each security. If the security is held-to-maturity, the Company will receive a guaranteed premium above the face value. The purchase discount and the premium for holding each security to maturity were being accreted to interest income over the remaining life of the security using the effective interest rate method.

As of June 30, 1999, management changed it investment strategy with respect to the bond investments to systematically sell the bond investments. Consequently, the investments in debt securities have been transferred from the held-to-maturity category to the available-for-sale category and all unrealized gains, net of applicable income tax expense, have been reported as other comprehensive income in the accompanying financial statements. When an investment is sold and the gain or loss is realized, the gain or loss will be
                     eVISION USA.COM, INC. AND SUBSIDIARIES
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 1999

reclassified from other comprehensive income and be recognized as a component of net income.

NOTE 3 - STOCKHOLDERS' DEFICIT

Between February 1, 1999 and June 30, 1999, the Board of Directors granted options under the Company's stock option plans to purchase approximately 2.3 million shares of the common stock of eVision at market values ranging from $0.40 to $1.00 per share. The options vest over periods ranging from three to five years and are exercisable for a period of ten years. Also during the same period, options to purchase approximately 1.5 million common shares of eVision were cancelled due to terminations.

In January 1999, Mr. Fai H. Chan, Chairman of the Board of Directors and President of the Company, was granted options under the Company's stock option plans to purchase 8,000,000 shares of the Company's common stock at $.30 per share which was the fair market value of the stock on the date of the grant. The options are exercisable immediately through January 27, 2009. The grant was approved by a vote of the Board of Directors in which Mr. Chan abstained.

During the nine months ended June 30, 1999, a total of 1,145,493 shares of common stock were issued in payment of accrued interest to Heng Fung Finance Company Limited (Heng Fung Finance). As of June 30, 1999, the Company had $209,806 of accrued interest payable, which was subsequently paid through the issuance of 423,924 shares of common stock of the Company.

In October 1998, the Company commenced a private placement of 1,500,000 shares of its Convertible Series B Preferred Stock at a price of $10.00 per share (1998 Private Offering). The net proceeds are intended to be used to fund working capital and acquire other securities broker/dealers. Through June 30, 1999, the Company received proceeds of $1,000,000, net of offering costs of $211,588, or $788,412 from the sale of 100,000 shares of Convertible Series B Preferred Stock. Subsequent to June 30, 1999, the Company received net proceeds of $47,850 from the sale of 5,500 shares of Convertible Series B Preferred Stock.

With respect to the 1998 Private Offering, Heng Fung Holdings Company Limited, an affiliate of the Company, (Heng Fung Holdings) has guaranteed through October 2002 the payment of each annual 8% cash dividend on the Convertible Series B Preferred Stock sold by the Company if such dividend is not paid by the Company. In consideration for making such guaranty, the Company issued Heng Fung Holdings 250,000 shares of the Company's common stock during the nine months ended June 30, 1999. If Heng Fung Holdings is required to make payment as a result of its guaranty, Heng Fung Holdings or its designee will receive a 12% convertible debenture equivalent to the amount that Heng Fung Holdings is required to pay on the guaranty unless the act of the Company in giving Heng Fung Holdings or its designee the 12% convertible debenture would be deemed to be an illegal distribution under the Colorado Business Corporation Act. Heng Fung Holdings or its designee would receive such number of shares of the Company's common stock as is equal to 90% of the market price of the common stock as of the close of business on October 31 or the next business day, if October 31 is not a business day, on which the dividend is payable divided into the amount of the dividend.

                     eVISION USA.COM, INC. AND SUBSIDIARIES
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 1999

The Convertible Series B Preferred Stock has a cumulative annual dividend rate of 8% in cash and 7% in shares of the Convertible Series B Preferred Stock. The dividend is payable annually beginning October 31, 1999, when and if declared by the Board of Directors. The Convertible Series B Preferred Stock is immediately convertible by the holder into the common stock of the Company at a price of $2.00 per share of common stock. In addition, the Convertible Series B Preferred Stock is automatically convertible into common stock at $2.00 per share at such time as the closing market price of the common stock is at least $4.00 per share for 30 consecutive trading days. The Convertible Series B Preferred Stock is redeemable by the Company on and after October 1, 2003, at a price of $12.50 per share plus any accrued and unpaid dividends.

NOTE 4 - INVESTMENTS IN DEBT SECURITIES

As of June 30, 1999, investments in debt securities of Asian corporations traded on the Hong Kong Stock Exchange are as follows:

                                                              Carrying         Interest   Maturity
Corporation                                Cost                 Value            Rate       Date
-----------                                ----               --------         --------   -------
Paul Y-ITC                            $   686,600             1,163,400         5.00%     02/03/01
China Resources                           842,375             1,190,882         2.00%     04/30/04
Shanghai Industrial                       380,000             450,850           1.00%     02/24/03
Kerry Properties                          690,000             785,400           2.00%     06/15/07
Shum Yip                                  157,500             231,400           1.20%     08/08/02
First Pacific                             588,750             749,550           2.00%     03/27/02
New World China Finance                   204,000             218,820           4.00%     12/31/99
New World Infrastructure, Ltd.            284,000             382,680           1.00%     04/15/03
Hon Kwok Land Capital                     466,300             596,300           5.30%     07/05/01
                                       ----------           ---------
                                      $ 4,299,525           5,769,282
                                       ==========           =========

As of June 30, 1999, the securities are classified as available-for-sale and are carried at fair value. On July 14, 1999, the Company received a notice of mandatory call on the above investment in New World China Finance. The call was at a price such that the Company recognized a modest gain on the redemption in July 1999.

NOTE 5 - eBANKER PRIVATE PLACEMENTS

In May 1998, Fronteer Development commenced a private placement of 30,000 units (Units) each consisting of (i) one $1,000 convertible debenture, due August 1, 2008, paying 10% per annum; (ii) 100 Class A shares of common stock and (iii) warrants exercisable at $3.00 per share for 500 Class A shares of common stock (Private Placement). Each Unit sold for $1,000. The convertible debentures are convertible into Class A shares of common stock at a conversion price of $5.00 per share. The Private Placement terminated November 30, 1998. Prior to termination, 7,958 Units, comprising 795,800 shares of Class A common stock; 7,958 convertible debentures and warrants to purchase 3,979,000 shares of Class A common stock at $3.00 per share were issued in the Private Placement for
                     eVISION USA.COM, INC. AND SUBSIDIARIES
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 1999

proceeds of $6,832,851 net of issuance costs of $1,125,149. The Offering Memorandum for the Private Placement included 3,000,000 shares of authorized Class B common stock, and required eVision to purchase Class B common stock in the amount of no less than 26.67% of the dollar amount of Units purchased by outside investors. eVision fulfilled its commitment. There are no commissions or expenses associated with the Class B common stock issuance.

The offering costs of $1,125,149 have been allocated to the shares of Class A common stock of Fronteer Development and to the convertible debentures in accordance with the allocation of proceeds per the Private Placement. Offering costs of $186,775 were allocated to the Class A common stock of Fronteer Development. Financing costs of $938,374 are being amortized to interest expense over the term of the convertible debentures, ten years. Accumulated amortization at June 30, 1999 was $73,850.

Each share of Class A common stock of Fronteer Development was entitled to one vote. The Class B common stock was owned 100% by eVision. Each share of Class B common stock of Fronteer Development was entitled to 30 votes per share.

In February 1999, the Board of Directors of Fronteer Development and eBanker voted to approve the merger of Fronteer Development into eBanker USA.com, Inc., subject to the approval by the shareholders. The Class A and Class B common stock of Fronteer Development was exchanged for an equivalent number of shares of eBanker common stock. As a result, all shares of the common stock have the identical rights, powers, preferences, privileges and restrictions. The merger of Fronteer Development into eBanker was effective in March 1999 and resulted in the issuance of 1,463,261 shares of eBanker common stock in exchange for all of the Class A and Class B common stock of Fronteer Development. eBanker also authorized the issuance of preferred stock. The preferred stock may be issued from time to time in one or more series as the Board of Directors may determine, without shareholder approval. The Board of Directors is empowered to fix and determine the designations, preferences, rights, qualifications, limitations and restrictions of the series.

In March 1999, the Board of Directors of eBanker, with the consent of the Board of Directors of eVision, voted to designate one share of Series A Preferred Stock. The owner of the share is entitled to 50% of all votes entitled to be cast in the election of directors of eBanker. Other than in the election of directors, the share of Series A Preferred Stock has no voting rights. The share was purchased in May 1999 by eVision for $1,000 as determined by eBanker management. Accordingly, eVision will be entitled to 68.3% of the votes entitled to be cast in the election of directors and 36.6% of the votes entitled to be cast in other matters.

The Private Placement contained a provision for warrants to be issued to the placement agent. AFFC, as placement agent, received warrants to purchase 79,580 shares of Class A common stock at an exercise price of $3.00 per share. Under the terms of the warrant agreement relating to these warrants, AFFC or its assigns could exercise up to 25% of the warrants through March 30, 1999, as amended by the Board of Directors, and the remaining 75% may be exercised between November 30, 1999 and November 30, 2000. AFFC assigned the first 25% of warrants to certain registered representatives who exercised 9,145 warrants in March 1999 for which eBanker received $27,435.

In March 1999, eBanker commenced a second private placement (Second Private Placement) of 3,000,000 units (Second Private Placement Units) each consisting of one share of common stock and one detachable warrant to purchase one share of common stock. Each unit is being offered at a price of $6.00.

                     eVISION USA.COM, INC. AND SUBSIDIARIES
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 1999

The detachable warrants will be exercisable to purchase one share of common stock at an exercise price of $6.00 per share after the earlier of 120 days after an initial public offering of the Company's securities or one year after the date of the Second Private Placement until August 31, 2000. As of June 30, 1999, eBanker sold 421,673 Second Private Placement Units for proceeds of $2,155,938, net of issuance costs of $374,102. Subsequent to June 30, 1999, an additional 343,871 Second Private Placement Units were sold for proceeds of $1,795,007, net of offering costs of $268,219. The offering terminated on July 31, 1999.

NOTE 6 -NOTES RECEIVABLE

Included in notes receivable at June 30, 1999 are notes receivable from Global Med Technologies, Inc. (Global) which total $2,650,000. During the nine months ended June 30, 1999, the Company earned interest income of $173,623, which is included in interest income on investments and loans.

In September 1998, eBanker agreed to an assignment of a loan commitment from Fronteer Capital to Global. Fronteer Capital had originally committed to lend Global $1,650,000 in April 1998 primarily for working capital. In consideration for the commitment, Fronteer Capital earned warrants to purchase 1,000,000 shares of Global common stock at $0.25 per share. The loan commitment provided for additional warrants to purchase 5,000,000 shares of Global common stock when any amount was drawn on the loan. The initial draw on the loan was during October 1998. Therefore, eBanker received the 5,000,000 warrants to purchase common shares of Global at $0.25 per share. As of June 30, 1999, Global had drawn the full $1,650,000 loan amount.

Also in 1998, eBanker purchased a portion of notes receivable from Global to Heng Fung Finance. The total note receivable from Global was $1,500,000. Of this amount, eBanker purchased $1,000,000 from Heng Fung Finance for $1,100,000 and a warrant to purchase 4,000,000 common shares of Global at $0.25 per share.

The total amount owed eBanker as of June 30, 1999 from Global was $2,650,000. The total warrants held by eBanker and Fronteer Capital to purchase shares of common stock of Global for $0.25 per share is 9,000,000 by eBanker and 1,000,000 by Fronteer Capital, or 10,000,000. The warrants are carried at a cost of $100,000, and are included in other assets. Interest on the loans is 12% per annum. The loans were originally due and the commitment was to expire on April 15, 1999.

If Global defaults on the repayment of any amount borrowed by Global pursuant to the notes originally issued to Heng Fung Finance, all existing members of the board of directors of Global will have to resign and Heng Fung Finance will have the right to appoint all new members to the board of directors. If there is no default on the repayment to Heng Fung Finance, or if there is a default and Heng Fung Finance does not exercise its rights on default, eBanker will have the same rights on default on the repayment of any amounts borrowed pursuant to the Fronteer Capital commitment as Heng Fung Finance as are specified above. In addition, if Global defaulted on the repayment of amounts owed to eBanker and Heng Fung Finance, the loans originally provided that they could be converted to common stock of Global at a default conversion price of $0.05 per share.

                     eVISION USA.COM, INC. AND SUBSIDIARIES
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 1999

In March 1999, eBanker granted an extension of the loan due date until April 15, 2000. In addition, the default conversion price was increased to $0.25 per share from $0.05 per share. In consideration for the extension, Global agreed to pay eBanker a 2% fee of $53,000, payable in shares of Global common stock.

In May 1999, eBanker extended Global a $750,000 bridge loan commitment to be drawn on or before October 15, 1999. Amounts drawn will bear interest at 12% per annum with interest payable monthly and principal due December 31, 1999. Amounts drawn may be converted, at the option of eBanker, into common stock of Global. eBanker received a fee of 2% or $15,000 from Global for the loan, payable in 13,275 shares of Global common stock. During August 1999, $500,000 was drawn on the commitment.

NOTE 7 - DISCONTINUED OPERATIONS

In March 1998, the Company entered into an agreement with North Country Yellow Pages, Inc. (North Country) to sell the remaining net assets used in the directory and telemarketing operations for 493,500 shares of the Company's common stock held by the principals of North Country, Dennis Olson and Lance Olson, former employees of the Company. Mr. Dennis Olson is the former president and director of the Company. The purchase price was based on third party appraisals and management's estimates relating to specific assets and liabilities. The Board of Directors approved the sale and closing occurred in May 1998. The Company has included in its consolidated financial statements as of and for the nine and three months ended June 30, 1998, the loss on disposition related to the sale of the net assets to North Country.

NOTE 8 - RELATED PARTY ACTIVITY

The Company previously sold Heng Fung Finance a ten year $4,000,000 10% Convertible Debenture that is convertible into shares of common stock of the Company and an option to purchase an $11,000,000 12% Convertible Debenture that is convertible into shares of common stock of the Company. As of June 30, 1999, Heng Fung Finance had purchased a total of $8,000,000 of convertible debentures, of which $1,000,000 had been purchased during the nine months ended June 30, 1999. The option to purchase the $11,000,000 12% Convertible Debenture has $7,000,000 available under option. The principal is due in ten years except for one installment of $500,000 which was due in March 1999, for which the installment due date was extended to March 2000. The Company paid Heng Fung Finance a fee of 5% or $25,000, payable in 44,092 common shares of the Company for the extension, as determined by the average closing bid price for 15 business days prior to March 23, 1999, or $0.567 per share.

As of June 30, 1999, Fronteer Capital held 119,790,000 shares of common stock of Heng Fung Holdings carried at a fair value of $1,930,055. These shares were purchased in open market transactions. During the nine months ended June 30, 1999, the Company recognized an unrealized gain of $1,017,114 on these securities. The Company has classified these securities as trading securities under Statement of Financial Accounting Standards No. 115.

                     eVISION USA.COM, INC. AND SUBSIDIARIES
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 1999

NOTE 9 - EXTRAORDINARY ITEM

In July 1996, the Company sold AFFC's securities brokerage clearing division (Clearing Operation) to MultiSource Services, Inc. (MSI), a new broker/dealer, for a purchase price of $3,000,000, including a $1,500,000 contingency in the form of a forgivable loan, plus the net assets of the Clearing Operation. The loan of $1,500,000 was recorded as a loan payable to MSI and was forgivable based on MSI's revenues during the 28 months following the closing date. MSI reached its revenue targets for the first portion of the forgivable loan by October 1997. As a result, the first $750,000 of the $1,500,000 forgivable loan was recognized as income during the nine months ended June 30, 1998. The second and final portion of the loan plus accrued interest payable was canceled in accordance with provisions in the forgivable loan agreement relating to MSI's decision to cease being engaged in the clearing business. The remaining $750,000 was also recognized as income during the nine months ended June 30, 1998. Both amounts are shown net of taxes in the consolidated statements of operations.

NOTE 10 - COMMITMENTS AND CONTINGENCIES

The Company is a defendant in certain arbitration and litigation matters arising from its activities as a broker/dealer. In the opinion of management, these matters including any damages awarded against the Company have been adequately provided for in the accompanying consolidated financial statements, and the ultimate resolution of the other arbitration and litigation will not have a significant adverse effect on the consolidated results of operations or the consolidated financial position of the Company.

                          Independent Auditors' Report




The Board of Directors and Stockholders
eVision USA.Com, Inc. (formerly Fronteer Financial Holdings, Ltd.):


We have audited the accompanying consolidated balance sheets of eVision USA.Com, Inc. (formerly Fronteer Financial Holdings, Ltd.) and Subsidiaries as of September 30, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three year period ended September 30, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of eVision USA.Com, Inc. (formerly Fronteer Financial Holdings, Ltd.) and Subsidiaries as of September 30, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three year period ended September 30, 1998 in conformity with generally accepted accounting principles.


                                             KPMG LLP




Denver, Colorado
December 30, 1998


                          eVISION USA.COM, INC. AND SUBSIDIARIES
               (Formerly Fronteer Financial Holdings, Ltd. and Subsidiaries)

                                CONSOLIDATED BALANCE SHEETS

                                                                                              September 30,
ASSETS                                                                                1998                   1997
                                                                                      ----                   ----
CURRENT ASSETS:

   Cash and cash equivalents (Note 1) .........................................  $ 9,112,652             2,080,722
   Receivables from brokers or dealers and clearing organizations:
      Affiliated organization (Note 7) ........................................         --               2,045,134
      Other ...................................................................      410,069                  --
   Trade receivables ..........................................................    1,157,841               786,971
   Other receivables ..........................................................      667,425               382,208
   Securities owned, at market value (Note 4) .................................    1,688,085               871,322
   Other assets ...............................................................      261,606               824,056
   Net current assets of discontinued operations (Note 2) .....................         --               1,268,286
                                                                                 -----------           -----------
      Total current assets ....................................................   13,297,678             8,258,699

PROPERTY, FURNITURE AND EQUIPMENT, net (Note 5) ...............................    1,541,131             1,167,883

DEFERRED INCOME TAXES (Note 11) ...............................................         --                 613,784

OTHER LONG-TERM ASSETS ........................................................      532,103               247,241

NET LONG-TERM ASSETS OF DISCONTINUED OPERATIONS
      (Note 2) ................................................................         --                 715,475
                                                                                 -----------           -----------
      Total assets ............................................................  $15,370,912            11,003,082
                                                                                 ===========           ===========









See accompanying notes to consolidated financial statements.

                          eVISION USA.COM, INC. AND SUBSIDIARIES
              (Formerly Fronteer Financial Holdings, Ltd. and Subsidiaries))

                          CONSOLIDATED BALANCE SHEETS, CONTINUED

                                                                                     September 30,

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)                                     1998              1997
----------------------------------------------                                     ----              ----
CURRENT LIABILITIES:

   Accounts payable and accrued expenses (Note 6) ..........................  $  2,514,860             3,373,672
   Current portion of long-term debt (Note 8) ..............................       124,007               863,164
   Accrued interest payable to related party (Note 10) .....................       157,111                  --
   Notes payable to related parties (Note 7) ...............................          --                 177,000
   Deferred revenue ........................................................       118,800                  --
   Other current liabilities ...............................................       306,574               249,555
                                                                              ------------          ------------
      Total current liabilities ............................................     3,221,352             4,663,391

LONG-TERM DEBT, net of current portion (Note 8) ............................       107,532               927,843

CONVERTIBLE DEBENTURES (Note 9) ............................................     6,101,448                  --

CONVERTIBLE DEBENTURES TO RELATED PARTY
    (Notes 3 and 10) .......................................................     7,000,000                  --

DEFERRED RENT CONCESSIONS ..................................................     1,654,766             1,716,529

OTHER LIABILITIES ..........................................................          --                  88,000
                                                                              ------------          ------------
     Total liabilities .....................................................    18,085,098             7,395,763
                                                                              ------------          ------------
MINORITY INTEREST IN SUBSIDIARIES ..........................................       328,991               255,328
                                                                              ------------          ------------
STOCKHOLDERS' EQUITY (DEFICIT) (Note 3):

   Preferred stock, authorized
      25,000,000 shares, $0.10 par value ...................................          --                    --
   Common stock; authorized 100,000,000 shares, $0.01 par
      value; 17,140,857 and 16,871,557 shares issued and outstanding
      as of September 30, 1998 and 1997, respectively ......................       171,408               168,715
   Additional paid-in capital ..............................................    11,042,464            10,966,990
   Accumulated deficit .....................................................   (13,907,049)           (7,433,714)
   Unearned ESOP shares (Note 13) ..........................................      (350,000)             (350,000)
                                                                              ------------          ------------
         Total stockholders' equity (deficit) ..............................    (3,043,177)            3,351,991
                                                                              ------------          ------------
COMMITMENTS AND CONTINGENCIES
         (Notes 1, 3, 9, 10, 11, 12 and 16)

         Total liabilities and stockholders' equity (deficit) ..............  $ 15,370,912            11,003,082
                                                                              ============          ============



See accompanying notes to consolidated financial statements

                          eVISION USA.COM, INC. AND SUBSIDIARIES
              (Formerly Fronteer Financial Holdings, Ltd. and Subsidiaries))

                           CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                            Year Ended September 30,
                                                                                 1998                  1997                  1996
                                                                                 ----                  ----                  ----
REVENUE:
Brokerage commissions ............................................         $ 14,763,287            13,779,477            10,825,987
Investment banking ...............................................            2,227,289             3,003,794             2,275,217
Trading profits, net .............................................              405,962               274,563               453,144
Other broker/dealer ..............................................            1,489,853               774,329               791,001
Computer hardware and software operations ........................            8,454,279             6,982,143             6,538,540
Other ............................................................               46,634               286,108               485,132
                                                                           ------------          ------------          ------------
       Total revenue .............................................           27,387,304            25,100,414            21,369,021

COST OF SALES AND OPERATING
EXPENSES:
Broker/dealer commissions ........................................           10,521,902            10,268,764             8,171,445
Computer cost of  sales ..........................................            7,979,162             5,767,136             5,381,097
Unrealized loss on securities (Notes 4 and 7) ....................            1,751,792                  --                    --
Interest expense on convertible
  debentures (Note 9) ............................................               84,031                  --                    --
General and administrative .......................................           13,359,245            11,252,747             9,997,828
Depreciation and amortization ....................................              389,234               338,945               396,203
                                                                           ------------          ------------          ------------
        Total cost of sales and operating ........................           34,085,366            27,627,592            23,946,573
expenses

Operating loss ...................................................           (6,698,062)           (2,527,178)           (2,577,552)

OTHER INCOME (EXPENSE):
Gain on sale of Clearing Operation (Note 2) ......................                 --                    --               1,332,974
Interest income ..................................................              300,705               150,203               642,274
Interest expense .................................................              (17,390)              (27,940)             (225,089)
Interest expense to related party
   (Notes 3 and 10) ..............................................             (388,129)                 --                    --
Other ............................................................              (15,434)              (22,580)              (19,330)
                                                                           ------------          ------------          ------------
       Total other income (expense) ..............................             (120,248)
                                                                                                       99,683             1,730,829

Loss before minority interest and income
taxes ............................................................           (6,818,310)           (2,427,495)             (846,723)
Minority interest in (earnings) loss .............................              129,363               (11,331)              (87,626)
                                                                           ------------          ------------          ------------

Loss from continuing operations before
   income taxes ..................................................           (6,688,947)           (2,438,826)             (934,349)
Income tax (expense) benefit .....................................             (290,320)              448,524               (55,799)
                                                                           ------------          ------------          ------------
Loss from continuing operations ..................................           (6,979,267)           (1,990,302)             (990,148)
                                                                           ------------          ------------          ------------

(Continued)


See accompanying notes to consolidated financial statements.




                                      F-22

                          eVISION USA.COM, INC. AND SUBSIDIARIES
              (Formerly Fronteer Financial Holdings, Ltd. and Subsidiaries))

                     CONSOLIDATED STATEMENTS OF OPERATIONS, CONTINUED

                                                                                            Year Ended September 30,
                                                                                 1998                  1997                  1996
                                                                                 ----                  ----                  ----
Loss from continuing operations ..................................           (6,979,267)           (1,990,302)             (990,148)
Loss on sale of discontinued operations, net of
   income tax benefit of $159,748 and $409,692
   in 1998 and 1997, respectively  (Note 2) ......................             (249,861)             (666,522)                 --
Loss from discontinued operations, net of income tax
   benefit of $101,788 and $411,631 in 1998 and 1997,
   respectively (Note 2) .........................................             (159,207)             (799,048)           (1,368,533)
                                                                           ------------          ------------          ------------
Loss from discontinued operations ................................             (409,068)           (1,465,570)           (1,368,533)
                                                                           ------------          ------------          ------------
Loss before extraordinary item ...................................           (7,388,335)           (3,455,872)           (2,358,681)
Extraordinary item-forgiveness of debt, net of income
   tax expense of $585,000 (Note 2) ..............................              915,000                  --                    --
                                                                           ------------          ------------          ------------
Net loss .........................................................           (6,473,335)           (3,455,872)           (2,358,681)

Preferred stock dividends ........................................                 --                    --                 (59,061)
                                                                           ------------          ------------          ------------
Net loss applicable to common shareholders .......................         $ (6,473,335)           (3,455,872)           (2,417,742)
                                                                           ============          ============          ============
Weighted average number of common shares
   outstanding ...................................................           16,459,515            16,760,597            13,858,963
                                                                           ============          ============          ============

Basic earnings (loss) per common share:
   Continuing operations .........................................         $       (.42)                 (.12)                 (.07)
   Discontinued operations:
         Sale of discontinued operations .........................                 (.02)                 (.04)                 --
         Discontinued operations .................................                 (.01)                 (.05)                 (.10)
   Extraordinary item ............................................                  .06                  --                    --
                                                                           ------------          ------------          ------------
         Total ...................................................         $       (.39)                 (.21)                 (.17)
                                                                           ============          ============          ============







See accompanying notes to consolidated financial statements.

                                      eVISION USA.COM, INC. AND SUBSIDIARIES
                          (Formerly Fronteer Financial Holdings, Ltd. and Subsidiaries))

                             CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                      Additional
                                         Preferred       Common         paid-in      Accumulated    Unearned
                                           stock          stock         capital        deficit      ESOP stock        Total
                                         ---------       ------       ----------     -----------    ----------        -----
Balances at September 30, 1995 .....   $   875,000        109,129      6,367,561     (1,560,100)      (350,000)     5,441,590

Series A preferred stock dividend ..          --             --             --          (59,061)          --          (59,061)

Purchase of subsidiary shares ......          --             --             (548)          --             --             (548)

Purchase and cancellation of
   preferred stock .................      (875,000)          --             --             --             --         (875,000)

Proceeds from shares issued
   through private placement, net
   of issuance costs of $614,704 ...          --           52,290      5,084,956           --             --        5,137,246

Purchase of common stock ...........          --             --       (1,200,000)          --             --       (1,200,000)

Net loss ...........................          --             --             --       (2,358,681)          --       (2,358,681)
                                       -----------    -----------    -----------    -----------    -----------    -----------
Balances at September 30, 1996 .....          --          161,419     10,251,969     (3,977,842)      (350,000)     6,085,546

Proceeds from shares issued
   through private placement, net
   of issuance costs of $80,257 ....          --            7,296        715,021           --             --          722,317

Net loss ...........................          --             --             --       (3,455,872)          --       (3,455,872)
                                       -----------    -----------    -----------    -----------    -----------    -----------
Balances at September 30, 1997 .....          --          168,715     10,966,990     (7,433,714)      (350,000)     3,351,991

Issuance of common shares for
   interest (Note 10) ..............          --            4,128        217,539           --             --          221,667

Common stock received and
   cancelled in disposition of net
   assets of discontinued operations
   (Note 2) ........................          --           (4,935)      (488,565)          --             --         (493,500)

Issuance of common shares for
   branch office ...................          --            3,500        346,500           --             --          350,000

Net loss ...........................          --             --             --       (6,473,335)          --       (6,473,335)
                                       -----------    -----------    -----------    -----------    -----------    -----------
Balances at September 30, 1998 .....   $      --          171,408     11,042,464    (13,907,049)      (350,000)    (3,043,177)
                                       ===========    ===========    ===========    ===========    ===========    ===========




See accompanying notes to consolidated financial statements.

                               eVISION USA.COM, INC. AND SUBSIDIARIES
                   (Formerly Fronteer Financial Holdings, Ltd. and Subsidiaries))

                                CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                  Year Ended September 30,
CASH FLOWS FROM OPERATING ACTIVITIES:                                                  1998               1997               1996
                                                                                       ----               ----               ----
Net loss ..................................................................       $(6,473,335)        (3,455,872)        (2,358,681)
    Adjustments to reconcile net loss to net cash used by
    continuing operations:
      Consideration relating to issuance of common shares
          for branch office ...............................................           334,094               --                 --
      Gain on sale of Clearing Operation ..................................              --                 --           (1,332,974)
      Loss from Discontinued Operations ...................................           409,068          1,465,570          1,368,533
      Depreciation and amortization .......................................           389,234            338,945            396,203
      Extraordinary item, net of income tax of $585,000 ...................          (915,000)              --                 --
      Amortization of deferred rent .......................................           (61,763)           (52,298)           (25,804)
      Provision for bad debts .............................................              --              274,752               --
      Accretion on convertible bonds ......................................             6,576               --                 --
      Equity in loss of affiliate .........................................              --               22,580             19,330
      Minority interest in earnings (loss) ................................          (129,363)            11,331             87,626
      Unrealized loss on securities .......................................         1,751,792               --                 --
      Other ...............................................................           290,320             55,000            (15,886)
      Changes in operating assets and liabilities, net of
         effects from sale of clearing operation:
         Increase in broker/dealer customer
             receivables, net .............................................              --                 --           (5,069,631)
         Decrease (increase) in receivables from brokers or
             dealers and clearing organizations ...........................         1,635,065           (434,696)        (1,555,209)
         (Increase) decrease in trade receivables .........................          (370,870)           218,109           (661,822)
         (Increase) decrease in other receivables .........................          (285,217)          (375,083)            76,210
         (Increase) decrease in securities owned, net of
              securities sold but not yet purchased .......................        (2,568,555)           837,238           (507,324)
         Decrease (increase) in other assets ..............................           562,450           (683,850)           (41,155)
         (Decrease) increase in accounts payable and accrued
             liabilities ..................................................          (858,812)           770,035            441,364
         Decrease in broker/dealer customer payables ......................              --                 --             (284,451)
         Increase in payables to brokers or dealers
             and clearing organizations ...................................              --                 --            7,590,197
         Increase (decrease) in deferred revenue ..........................           118,800            (24,400)            24,400
         Increase (decrease) in other current liabilities .................           435,797             (7,960)           375,710
                                                                                  -----------        -----------        -----------
            Net cash used by continuing operations ........................        (5,729,719)        (1,040,599)        (1,473,364)
            Net cash provided (used) by discontinued
                operations ................................................           597,682         (1,222,461)          (364,027)
                                                                                  -----------        -----------        -----------
            Net cash used by operating activities .........................        (5,132,037)        (2,263,060)        (1,837,391)
                                                                                  -----------        -----------        -----------
(Continued)


See accompanying notes to consolidated financial statements.



                                      F-25

                               eVISION USA.COM, INC. AND SUBSIDIARIES
                   (Formerly Fronteer Financial Holdings, Ltd. and Subsidiaries))

                          CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED


                                                                                               Year Ended September 30,
CASH FLOWS FROM INVESTING ACTIVITIES:                                              1998               1997                  1996
                                                                                   ----               ----                  ----
   Purchase of property, furniture and equipment ....................        $   (746,576)            (417,476)            (519,999)
   Proceeds from sale of Clearing Operation, net ....................                --              1,048,075              312,133
   Other investing activities .......................................            (284,862)            (214,393)            (116,403)
   Net cash provided by discontinued operations .....................             221,975            2,498,472              210,518
                                                                             ------------         ------------         ------------
       Net cash provided (used) by investing activities .............            (809,463)           2,914,678             (113,751)
                                                                             ------------         ------------         ------------
CASH FLOWS FROM FINANCING ACTIVITIES:

  Proceeds from issuance of convertible debentures,
        net of offering costs .......................................           6,297,898                 --                   --
  Proceeds from issuance of convertible debentures
        to related party ............................................           7,000,000                 --                   --
  Borrowings on debt ................................................                --                   --                732,110
  Net payments on borrowings from related parties ...................            (150,102)            (190,900)            (181,000)
  Principal payments on borrowings ..................................             (86,366)          (1,207,802)          (1,647,233)
  Net proceeds from issuance of common stock ........................                --                722,317            5,137,246
  Dividends on preferred stock ......................................                --                   --                (59,061)
  Purchase of preferred stock .......................................                --                   --               (875,000)
  Purchase of common stock ..........................................                --                   --             (1,200,000
                                                                                                                       ))))))))))))
  Other financing activities ........................................             (88,000)              88,000                 --
                                                                             ------------         ------------         ------------
        Net cash provided (used) by financing activities ............          12,973,430             (588,385)           1,907,062
                                                                             ------------         ------------         ------------
NET INCREASE (DECREASE) IN CASH AND CASH
         EQUIVALENTS ................................................           7,031,930               63,233              (44,080)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR ........................           2,080,722            2,017,489            2,061,569
                                                                             ------------         ------------         ------------
CASH AND CASH EQUIVALENTS, END OF YEAR ..............................        $  9,112,652            2,080,722            2,017,489
                                                                             ============         ============         ============

(Continued)





See accompanying notes to consolidated financial statements.



                                      F-26

                               eVISION USA.COM, INC. AND SUBSIDIARIES
                   (Formerly Fronteer Financial Holdings, Ltd. and Subsidiaries))

                          CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED


SUPPLEMENTAL DISCLOSURES RELATED TO STATEMENTS OF CASH FLOWS :


                                                                                                Year Ended September 30,
                                                                                       1998               1997               1996
                                                                                       ----               ----               ----
Cash payments for:
   Interest:
      Continuing operations ..............................................         $   22,425             27,940            225,089
      Discontinued operations ............................................              9,350            142,508            254,275
                                                                                   ----------         ----------         ----------
                                                                                   $   31,775            170,448            479,364
                                                                                   ==========         ==========         ==========
   Income taxes:
      Continuing operations ..............................................         $    7,047            129,831            177,079
                                                                                   ==========         ==========         ==========
Sale of Clearing Operation (Note 2):
   Sales price ...........................................................         $     --                 --            3,351,352
   Less:  Transition costs ...............................................               --                 --             (167,026)
              Receivable from MSI ........................................               --            1,048,075         (1,048,075)
              Cash sold ..................................................               --                 --           (1,824,118)
                                                                                   ----------         ----------         ----------
   Cash proceeds from sale of Clearing Operation .........................         $     --            1,048,075            312,133
                                                                                   ==========         ==========         ==========
OTHER NONCASH INVESTING AND FINANCING ACTIVITIES:


   McLeod note payable applied against purchase
      price of directories (Note 2) ......................................         $     --              500,000               --
                                                                                   ==========         ==========         ==========
   Common stock received for sale of discontinued
      operations (Note 2) ................................................         $  493,500               --                 --
                                                                                   ==========         ==========         ==========

   Interest paid by issuance of common stock (Note 10) ...................         $  221,667               --                 --
                                                                                   ==========         ==========         ==========
   Acquisition of furniture and equipment by issuance
      of  common stock ...................................................         $   15,906               --                 --
                                                                                   ==========         ==========         ==========




See accompanying notes to consolidated financial statements.

                     eVISION USA.COM, INC. AND SUBSIDIARIES
         (Formerly Fronteer Financial Holdings, Ltd. and Subsidiaries))

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The consolidated financial statements include the accounts of eVision USA.Com, Inc. (formerly Fronteer Financial Holdings, Ltd.) (eVision, Fronteer or the Company) and its majority owned and wholly owned subsidiaries. The Company is a corporation, which was organized under the laws of the state of Colorado on September 14, 1988. The Company currently has the following wholly owned operating subsidiaries: American Fronteer Financial Corporation (AFFC), formerly known as RAF Financial Corporation, which operates as a fully disclosed securities broker/dealer; RAF Services, Inc. of Texas, RAF Services, Inc. of Louisiana and RAF Services, Inc. (collectively, RAF Services), which were established in order to participate in insurance brokerage activities in certain states; Fronteer Capital, Inc., which was formed to operate as a holding company of investment opportunities in "small cap" companies; Corporate Net Solutions, Inc., which was formed to invest in computer and Internet related opportunities; and Fronteer Corporate Services, Inc., a Colorado Corporation, which was formed to provide corporate administrative services to Fronteer subsidiaries and other companies. The Company also has a majority owned subsidiary, Secutron Corp. (Secutron), which designs, develops, installs, markets and supports software systems for the securities brokerage industry. Secutron has a wholly owned subsidiary, MidRange Solutions Corp., which is a seller of hardware and software products. AFFC and Secutron are Colorado corporations; Fronteer Capital, Inc. is a Delaware corporation; and RAF Services are Louisiana, Nevada and Texas Corporations. During the year ended September 30, 1998, Fronteer Asset Management Corporate, Inc., a wholly owned subsidiary of Fronteer, was formed to provide asset management services. Corporate Net Solutions, Inc. and Fronteer Asset Management Corporate, Inc., which were incorporated in Delaware in May and June of 1998, respectively, have not commenced operations.

Fronteer Development Finance Inc. (FDFI), is another majority owned subsidiary included in the consolidated financial statements. FDFI is a Delaware corporation, incorporated March 1998 to operate as a finance company to take advantage of high-yield and other lending opportunities. The Company controls approximately 96% of the voting power and approximately 46% of the outstanding common shares of FDFI. FDFI has a wholly owned subsidiary, Fronteer Income Growth, Inc. which was formed for the purpose of making investments. This subsidiary was incorporated under the International Business Companies Ordinances of the Territory of the British Virgin Islands.

During September 1998, the Company purchased an additional 9% of the outstanding common shares of Secutron resulting in an ownership of approximately 69% of outstanding common shares of Secutron. Subsequent to September 30, 1998, the Company purchased an additional 4% of the outstanding common shares resulting in ownership of approximately 73% of the outstanding stock of Secutron.

                     eVISION USA.COM, INC. AND SUBSIDIARIES
         (Formerly Fronteer Financial Holdings, Ltd. and Subsidiaries))

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

AFFC operates as a fully disclosed securities broker/dealer and has offices in twelve cities throughout the United States. As a registered securities broker/dealer, AFFC is subject to regulation by the National Association of Securities Dealers (NASD) and the Securities and Exchange Commission (SEC). Periodically, regulatory bodies may conduct examinations or investigations of AFFC and/or the Company. All significant intercompany accounts and transactions have been eliminated in the preparation of the consolidated financial statements.

CASH AND CASH EQUIVALENTS

For purposes of reporting cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash on deposit in excess of Federal Deposit Insurance Corporation limits was $3,108,678 and $1,866,520, as of September 30, 1998 and 1997, respectively. There was no restricted cash as of September 30, 1998. Included in cash and cash equivalents as of September 30, 1998 and 1997 was $5,705,696 and $1,347,203, respectively, which were on deposit in U.S.
Government obligation funds. The U.S. Government obligation funds invest in U.S. Treasury and agency obligations and in repurchase agreements, which have these securities as collateral.

TRADE RECEIVABLES AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

The allowance for doubtful accounts is maintained at a level adequate to absorb probable losses and credit losses inherent in the business based upon the Company's prior history of credit losses. Management determines the adequacy of the allowance based upon reviews of individual accounts, recent loss experience, current economic conditions, the risk characteristics of the various categories of accounts and other pertinent factors.

OTHER RECEIVABLES

Other receivables includes net receivables from employees of $485,000 for loans made to retail brokers. Such loans bear interest at 8% per annum and generally are due within two to five years from the date the broker joins AFFC. The loans are amortized on a straight-line basis through a charge to commissions expense and are forgiven ratably over the term of the loans. To the extent a broker leaves AFFC prior to the end of the loan term, the unamortized balance is collected from the broker.

SECURITIES

Securities transactions and related revenue and expense are recorded on a settlement-date basis, usually the third business day following the trade date. The effect of using settlement-date rather than trade date for the recording of securities transactions is not significant.

In accordance with financial reporting requirements for broker/dealers, AFFC's financial instruments, including securities, are all recorded at market value. Securities without a readily available market value are recorded at estimated fair value. Securities are valued monthly and the resulting unrealized appreciation or depreciation is included in operations as trading profit or loss. Realized gains and losses are determined using the average cost method.

                     eVISION USA.COM, INC. AND SUBSIDIARIES
         (Formerly Fronteer Financial Holdings, Ltd. and Subsidiaries))

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Statement of Financial Accounting Standards (SFAS) No. 119, Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments, prescribes disclosure requirements for transactions in certain derivative financial instruments including futures, forward, swap, and option contracts, and other financial instruments with similar characteristics. Although the Company is authorized to enter into such transactions in the ordinary course of business, and may do so in the future, no such transactions have been consummated.

REVENUE AND COST RECOGNITION

Revenue from the sale of computer equipment and installation of software is generally recognized when the equipment and related software is installed and accepted by the customer.

Costs incurred in researching, designing, and planning for the development of new software are included in computer hardware and software operations in the accompanying consolidated financial statements. All amounts are charged to operations as incurred until such time as the costs meet the criteria for capitalization. Such costs have not been significant. General and administrative costs are charged to expenses as incurred.

Revenues from advertising sales were recognized at the point individual directories were published. Costs of selling and production were recorded as deferred directory costs when incurred and charged to cost of sales in the period during which the related directory was published. Deferred directory costs were allocated to incomplete directories based upon the relative percentage of contracts sold as of year-end on incomplete directories to total current year earned revenues. Printing costs were charged to cost of sales in the period during which the related directory was published. Costs of distribution were charged to cost of sales as incurred.

PROPERTY, FURNITURE AND EQUIPMENT

Property, furniture and equipment are recorded at cost. Additions, renewals and betterments are capitalized, whereas expenditures for maintenance and repairs are charged to expense. The cost and related accumulated depreciation of assets retired or sold are removed from the appropriate asset and depreciation accounts, and the resulting gain or loss is reflected in income.

It is the policy of the Company to provide depreciation using the accelerated and straight-line methods based on the estimated useful lives of the assets. Real property has an estimated useful life of forty years; furniture and vehicles of three to five years; and equipment has estimated lives ranging from five to ten years.

                     eVISION USA.COM, INC. AND SUBSIDIARIES
         (Formerly Fronteer Financial Holdings, Ltd. and Subsidiaries))

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

INCOME TAXES

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

ACCOUNTING FOR STOCK-BASED COMPENSATION

The Company has adopted the "disclosure method" provisions of Statement of Financial Accounting Standards No. 123 (SFAS No. 123), Accounting for Stock-Based Compensation. As permitted under SFAS No. 123, the Company continues to recognize stock-based compensation costs under the intrinsic value based method of accounting as prescribed by Accounting Principles Board Opinion No. 25 (APB No. 25), Accounting for Stock Issued to Employees.

LOSS PER COMMON SHARE

During the year ended September 30, 1998, the Company adopted SFAS No. 128, Earnings per Share. Basic earnings (loss) per common share has been calculated based upon the net earnings (loss) available to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per common share would not be different than basic earnings (loss) per common share due to the fact that including the potential common shares would result in antidilution as a result of the loss from continuing operations.

ESTIMATES

The preparation of financial statements, in accordance with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, Disclosure about Fair Value of Financial Instruments, requires all entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized in the consolidated balance sheets. The carrying amounts as of September 30, 1998 and 1997 for financial instruments approximate their fair values due to the short maturity of these instruments or because the related interest rates of long-term instruments approximate current market rates.

                     eVISION USA.COM, INC. AND SUBSIDIARIES
         (Formerly Fronteer Financial Holdings, Ltd. and Subsidiaries))

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

As a securities broker/dealer, AFFC is engaged in various securities trading and brokerage activities. A portion of AFFC's transactions are collateralized and are executed with and on behalf of institutional investors including other broker/dealers. AFFC's exposure to credit risk associated with the nonperformance of these customers in fulfilling their contractual obligations pursuant to securities transactions can be directly impacted by volatile trading markets which may impair the customers' abilities to satisfy their obligations to AFFC. AFFC's principal activities are also subject to the risk of counterparty nonperformance.

YEAR 2000 (UNAUDITED)

The Company is working to resolve the potential impact of the Year 2000 on the ability of the Company's computerized information systems to accurately process information that may be date-sensitive. Any of the Company's programs that recognize a date using "00" as the year 1900 rather than the year 2000 could result in errors or system failures. The Company has completed its Year 2000 assessment and has begun the correction and replacement steps in its Year 2000 Plan. The total cost of the Year 2000 Plan is estimated to be less than $50,000, of which less than approximately $20,000 has been spent through September 30, 1998. The Company's formal contingency plans are currently being developed and are expected to be completed by June 1999. If the Company and third parties upon which it relies are unable to address this issue in a timely manner, it could result in a material financial risk to the Company.

RECLASSIFICATIONS

Certain   reclassifications  have  been  made  to  prior  years'  consolidated financial statements to conform to current year's presentation.

RECENTLY ISSUED FINANCIAL ACCOUNTING STANDARDS

In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which is effective for periods beginning after December 15, 1997. This statement established standards for the method that public entities use to report selected information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographical areas and major customers. The Company does not believe that the adoption of the statement will have a significant effect on the disclosures in its consolidated financial statements and will adopt it when required.

In June 1998, SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued which is effective for all fiscal years beginning after June 15, 1999. The Company currently does not participate in these activities and consequently does not believe adoption of the statement will have an effect on the consolidated financial statements.

                     eVISION USA.COM, INC. AND SUBSIDIARIES
         (Formerly Fronteer Financial Holdings, Ltd. and Subsidiaries))

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

NOTE 2 -      DISCONTINUED OPERATIONS AND OTHER SIGNIFICANT
              BUSINESS ACTIVITIES

DISCONTINUED OPERATIONS

On March 20, 1998, the Company sold the remaining net assets pertaining to the directory business and Fronteer Marketing Group (FMG), which operations were discontinued during the year ended September 30, 1997, as described below. The net assets had not previously been identified as part of discontinued operations. The net assets were sold for the return by former officers of the Company of 493,500 shares of the Company's common stock. The net assets were valued by the Board of Directors based on appraisals, existing financing arrangements and estimates. The loss on the sale of the net assets was $249,861, net of an income tax benefit of $159,748.

On February 25, 1997, McLeod USA Publishing Company (McLeod, formerly known as Telecom* USA Publishing Company) purchased six yellow page directories located in North Dakota from the Company for approximately $2,800,000. The purchase price was pursuant to an existing option agreement (Option Agreement) between McLeod and the Company and was based on related directory revenues. The purchase price consisted of $2,300,000 in cash and $500,000 in the form of a nonrecourse loan that was applied against the price of the six yellow page directories in accordance with the Option Agreement.

On the same date, another third party purchased another directory from the Company for approximately $202,000 in cash. The purchase price was based on related directory revenues. These dispositions represented most all of the Company's remaining directory business assets. As such, the Company had discontinued its activities in the directory business.

On September 15, 1997, a third party purchased all of the primary operating assets of FMG for approximately $421,000. The purchase price was based on existing financing arrangements and the cost of anticipated fixed asset upgrades. A portion of the purchase price was paid in the form of a promissory note in the amount of $141,344 to be paid over 28 months at $5,048 per month. The remainder of the purchase price was paid in the form of a promissory note in the amount equal to FMG's cost of anticipated fixed asset upgrades installed in existing telemarketing centers. Monthly payments of principal and interest at 10% of between $3,000 and $8,000 per month were to be made through December 2000 at which time the balance was due and payable to the Company. On March 20, 1998, the promissory notes were sold as part of the sale of the remaining net assets of discontinued operations as mentioned above. Accordingly, the Company has discontinued its activities in the direct marketing business.

Effective April 1, 1997, the Company sold all of the stock of Fronteer Personnel Services (FPS.) One of the principals is a former employee of the Company. The purchase price was determined by the Board of Directors of the Company and represented an assumption of certain liabilities of FPS by the acquiring entity. The assumed liabilities were reflected at their fair values on the books of FPS and were less than $20,000. Accordingly, the Company has discontinued its activities in the employee leasing business. Separate disclosures of FPS have not been made due to the immateriality of its operations and associated assets and liabilities in relation to the consolidated financial statements. The assets and liabilities and results of operations for FPS are included in the amounts disclosed for the directory business.

                     eVISION USA.COM, INC. AND SUBSIDIARIES
         (Formerly Fronteer Financial Holdings, Ltd. and Subsidiaries))

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS , CONTINUED


Information relating to the loss from discontinued operations is as follows:


  Year Ended September 30, 1998:                                                       Directory
  -----------------------------                                                        Business             FMG              Total
                                                                                       ---------            ---              -----
Revenue ......................................................................      $      --                --                --
Cost of sales and operating expenses .........................................          236,502            24,493           260,995
                                                                                    -----------       -----------       -----------
                                                                                       (236,502)          (24,493)         (260,995)
                                                                                    -----------       -----------       -----------
Nonoperating costs ...........................................................             --                --                --
                                                                                    -----------       -----------       -----------
Loss before income taxes .....................................................         (236,502)          (24,493)         (260,995)
Income tax benefit ...........................................................           92,236             9,552           101,788
                                                                                    -----------       -----------       -----------
Net loss from  discontinued operations .......................................      $  (144,266)          (14,941)         (159,207)
                                                                                    ===========       ===========       ===========
Loss on sale of discontinued operations, net
     of income tax benefit of $159,748 .......................................      $  (249,861)             --            (249,861)
                                                                                    ===========       ===========       ===========

  Year Ended September 30, 1997:                                                       Directory
  -----------------------------                                                        Business             FMG              Total
                                                                                       ---------            ---              -----
Revenue ......................................................................      $ 4,866,454           364,652         5,231,106
Cost of sales and operating expenses .........................................        4,733,860         1,580,934         6,314,794
                                                                                    -----------       -----------       -----------
                                                                                        132,594        (1,216,282)       (1,083,688)
                                                                                    -----------       -----------       -----------
Nonoperating costs ...........................................................          (28,848)          (98,143)         (126,991)
                                                                                    -----------       -----------       -----------
Earnings (loss) before income taxes ..........................................          103,746        (1,314,425)       (1,210,679)
Income tax benefit (expense) .................................................          (35,274)          446,905           411,631
                                                                                    -----------       -----------       -----------
Net earnings (loss) from  discontinued
     operations ..............................................................      $    68,472          (867,520)         (799,048)
                                                                                    ===========       ===========       ===========
Loss on sale of discontinued operations, net
     of income tax benefit of $409,692 .......................................      $  (458,181)         (208,341)         (666,522)
                                                                                    ===========       ===========       ===========


(Continued)



                                      F-34

                     eVISION USA.COM, INC. AND SUBSIDIARIES
         (Formerly Fronteer Financial Holdings, Ltd. and Subsidiaries))

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS , CONTINUED


  Year Ended September 30, 1998:                                                       Directory
  -----------------------------                                                        Business             FMG              Total
                                                                                       ---------            ---              -----
Revenue ......................................................................      $ 7,100,335           317,549         7,417,884
Cost of sales and operating expenses .........................................        7,587,311           953,122         8,540,433
                                                                                    -----------       -----------       -----------
                                                                                       (486,976)         (635,573)       (1,122,549)
                                                                                    -----------       -----------       -----------
Nonoperating costs ...........................................................         (156,877)          (89,107)         (245,984)
                                                                                    -----------       -----------       -----------
Loss before income taxes .....................................................         (643,853)         (724,680)       (1,368,533)
Income tax expense ...........................................................             --                --                --
                                                                                    -----------       -----------       -----------
Loss from discontinued operations ............................................      $  (643,853)         (724,680)       (1,368,533)
                                                                                    ===========       ===========       ===========



                     eVISION USA.COM, INC. AND SUBSIDIARIES
         (Formerly Fronteer Financial Holdings, Ltd. and Subsidiaries))

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

The net assets and liabilities of the discontinued operations included in the accompanying consolidated balance sheets are as follows:

                                                                        September 30, 1997

                                                                                Directory
                                                                                 business                FMG                 Total
                                                                                ---------                ---                 -----
Current assets:
   Cash .............................................................         $   140,939              (16,323)             124,616
   Trade receivables ................................................           1,367,960              103,909            1,471,869
   Allowance for doubtful trade receivables .........................            (122,928)             (34,667)            (157,595)
   Other receivables ................................................              81,306                 --                 81,306
   Current portion of long-term notes receivable ....................              55,000               66,576              121,576
   Other assets .....................................................             236,415                 --                236,415
                                                                              -----------          -----------          -----------
      Total current assets ..........................................           1,758,692              119,495            1,878,187
                                                                              -----------          -----------          -----------

Current liabilities:
   Accounts payable, accrued expenses and
      other  liabilities ............................................             469,974               29,243              499,217
   Current portion of long-term debt ................................                --                 69,949               69,949
   Deferred revenue .................................................                --                    350                  350
   Other current liabilities ........................................              37,818                2,567               40,385
                                                                              -----------          -----------          -----------
      Total current liabilities .....................................             507,792              102,109              609,901
                                                                              -----------          -----------          -----------
         Net current assets .........................................         $ 1,250,900               17,386            1,268,286
                                                                              ===========          ===========          ===========

Long-term assets:
   Property, furniture and equipment, net ...........................         $   365,501               91,456              456,957
   Long-term notes receivable .......................................             250,000               80,768              330,768
                                                                              -----------          -----------          -----------
      Total long-term assets ........................................             615,501              172,224              787,725
                                                                              -----------          -----------          -----------
Long-term liabilities:
   Long-term debt, net of current portion ...........................                --                 72,250               72,250
                                                                              -----------          -----------          -----------
      Total long-term liabilities ...................................                --                 72,250               72,250
                                                                              -----------          -----------          -----------
         Net long-term assets .......................................         $   615,501          $    99,974          $   715,475
                                                                              ===========          ===========          ===========

                     eVISION USA.COM, INC. AND SUBSIDIARIES
         (Formerly Fronteer Financial Holdings, Ltd. and Subsidiaries))

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

CLEARING ACTIVITIES

On July 23, 1996, the Company sold AFFC's securities brokerage clearing division (Clearing Operation) to MultiSource Services, Inc. (MSI), a new broker/dealer, for a purchase price of $3,000,000, including a $1,500,000 contingency in the form of a forgivable loan, plus the net assets of the Clearing Operation. MSI was formed by Oppenheimer Funds, Inc. (OFI) for the purpose of acquiring the Clearing Operation, and OFI was to retain 80% of the outstanding common stock of MSI. Fronteer received 20% of the outstanding common stock of MSI. As a result of this transaction, AFFC became a fully disclosed clearing correspondent of MSI. The loan of $1,500,000 was recorded as a loan payable to MSI and was forgivable based on MSI's revenues during the 28 months following the closing date.

During the year ended September 30, 1997, Fronteer and AFFC were notified by OFI that a decision had been reached by OFI that MSI and its business were not consistent with the long-term business plans of OFI. Subsequently, a new clearing firm was selected for the customer business of AFFC, and the customer business previously cleared by MSI was moved to the new clearing firm in October 1997. MSI reached its revenue targets for the first $750,000 of the loan, and as a result of this and MSI's decision to no longer be in the clearing business, the entire $1,500,000 loan was forgiven and was recognized as an extraordinary item during the year ended September 30, 1998.

Subsequent to September 30, 1998, the Company and AFFC entered into an agreement with MSI and OFI to which MSI would withdraw as a registered broker/dealer with the SEC, resign as a member of the NASD and pay the Company a total of $430,000. As a result of the agreement and closing which occurred on December 16, 1998, OFI owns 100% of the outstanding common stock of MSI. Both the Company and AFFC, and OFI and MSI released each other from any claims as part of the agreement.

NOTE 3 - STOCKHOLDERS' EQUITY

On October 16, 1998, the Company commenced a private placement of 1,500,000 shares of its Series B preferred stock, which was authorized by the Board of Directors on October 13, 1998, at a price of $10.00 per share and has a cumulative annual dividend rate of 8% in cash and 7% in shares of Series B preferred stock (1998 Private Offering). The cash portion of the dividend is guaranteed by Fronteer's parent company, Heng Fung Holdings Company Limited (Heng Fung Holdings) through October 2003. The Series B preferred stock is redeemable by the Company on and after October 2003 at a price of $12.50 per share plus accrued and unpaid dividends. The Company agreed to issue warrants to purchase a certain variable number of shares of Series B preferred stock at a purchase price of $12.00 per share for five years. The 1998 Private Offering terminates February 1999. There have been no issuances of Series B preferred stock under the 1998 Private Offering.

                     eVISION USA.COM, INC. AND SUBSIDIARIES
         (Formerly Fronteer Financial Holdings, Ltd. and Subsidiaries))

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

In December 1997, Heng Fung Capital [S] Private Limited (Heng Fung Private), a subsidiary of Heng Fung Holdings, a public company traded on the Hong Kong Stock Exchange, purchased 1,136,364 shares of the Company's outstanding common stock from Robert A. Fitzner, Jr. and Robert L. Long, officers and directors of the Company, and from two other employees of AFFC. In December 1997, Robert
A. Fitzner, Jr. and Heng Fung Private agreed that, upon the regulatory approval of the National Association of Securities Dealers, Inc. (NASD) of a change in the beneficial ownership of 25% or more of AFFC, Heng Fung Private would purchase an additional 3,556,777 shares of Fronteer's outstanding common stock from Mr. Fitzner. In conjunction with the transaction, Fronteer entered into an agreement (Convertible Debenture Agreement) with Heng Fung Finance Company Limited (Heng Fung Finance), a wholly owned subsidiary of Heng Fung Private, pursuant to which Fronteer agreed to sell Heng Fung Finance a ten year $4,000,000 10% Convertible Debenture that is convertible at $.53125 per share into 7,529,411 shares of Fronteer common stock. The purchase of the $4,000,000 convertible debenture was completed on December 30, 1997. On December 26, 1997, the Board of Directors of Fronteer, at the request of Heng Fung Finance made pursuant to the terms of the Convertible Debenture Agreement, appointed Mr. Fai H. Chan and Mr. Robert H. Trapp, to the Board of Directors of Fronteer.

On January 29, 1998, the NASD approved the change in the beneficial ownership of 25% or more of AFFC, and on February 18, 1998 Heng Fung Private purchased the additional 3,556,777 shares of Fronteer's outstanding common stock from Mr. Fitzner. Contemporaneously with that purchase, Mr. Fitzner, Mr. Long and Mr. Dennis Olson resigned as directors of the Company and its subsidiaries. Also, Mr. Fitzner resigned as the Chairman of the Company and as the President and Chief Executive Officer of AFFC, Mr. Long resigned as the Secretary of the Company and Mr. Olson resigned as the President of the Company. At the same time, Mr. Chan and Mr. Trapp, the two remaining directors appointed at the request of Heng Fung Finance, reduced the number of directors on the Company's Board of Directors to three and appointed Mr. Kwok Jen Fong , a practicing solicitor in Singapore, as a director of the Company to fill the remaining vacancy. The directors also appointed Mr. Chan as the Chairman of the Board and the President of the Company, Mr. Trapp as Managing Director of the Company and Gary L. Cook as the Secretary and Treasurer of the Company. Messrs. Chan and Trapp and Mr. Zucker also became directors of AFFC, Mr. Trapp was appointed the President of AFFC, Brian F. Zucker was appointed the Managing Director of AFFC and Mr. Cook was appointed the Treasurer of AFFC. Mr. Cook also remains as the Secretary of AFFC. On February 20, 1998, the Board of Directors of Fronteer appointed Jeffrey Busch and Robert Jeffers, Jr., both practicing attorneys, as directors of Fronteer. In addition, because Heng Fung Finance purchased the additional 3,556,777 shares, it received the option to purchase an additional 10 year $11,000,000 10% convertible debenture, convertible at $0.61 per share of the Company's common stock, pursuant to the Convertible Debenture Agreement.

                     eVISION USA.COM, INC. AND SUBSIDIARIES
         (Formerly Fronteer Financial Holdings, Ltd. and Subsidiaries))

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Subsequently, Heng Fung Finance exercised its option and purchased $2,500,000 of the $11,000,000 10% convertible debenture. On September 23, 1998, the Company agreed to amend the terms of the Convertible Debenture Agreement for the remaining $8,500,000 available. The amendment changed the conversion price to the lower of $0.35 or the market value of the Company's common stock at the time of conversion and increased the interest rate to 12%. In addition, the revision changed the conversion price, upon default, to $0.10 per share of the Company's common stock. On September 25, 1998, Heng Fung Finance purchased a $500,000 12% convertible debenture. The quarterly interest payments on the convertible debentures purchased pursuant to the Convertible Debenture Agreement are currently being made in shares of the Company's common stock and resulted in 412,800 shares being issued through September 30, 1998 to Heng Fung Finance. As of September 30, 1998, Heng Fung Finance had purchased $7,000,000 in convertible debentures. Subsequent to September 30, 1998, Heng Fung Finance purchased an additional $1,000,000 12% convertible debenture in order for the company to acquire Class B common shares of FDFI in accordance with the FDFI Offering Memorandum described in Note 9.

On April 25, 1998, the Board of Directors approved a resolution to compensate Heng Fung Finance for its time, efforts, capital costs and expenses in setting up and operating a New York City office which was transferred to Fronteer to be operated as an AFFC institutional sales location upon final NASD approval. Compensation, as agreed to by the Board of Directors and determined based upon actual capital costs and expenses incurred, as well as certain estimates, was $350,000 payable in 350,000 shares of common stock of Fronteer.

On February 16, 1996, the Company commenced a private placement of 6,000,000 shares of its $.0l par value common stock at a price of $1.00 per share, and 6,000,000 Class A redeemable common stock purchase warrants at a price of $.10 per warrant (collectively, the Private Placement). The warrants entitle the holder to purchase one share of common stock at $1.50 per share at any time until May 1, 2000. 5,958,658 shares of common stock and warrants were issued through the Private Placement for proceeds of $5,859,563, net of issuance costs of $694,961. In addition, the Company issued 595,865 warrants to AFFC in accordance with the Private Placement which allows the holder to purchase one share of common stock at a price of $1.50 per warrant until May 1, 2000.

The Company has granted options pursuant to three stock option plans, the Incentive Stock Option Plan, (1988 Plan), the 1996 Incentive and Nonstatutory Option Plan (1996 Plan), and the September 1996 Incentive and Nonstatutory Option Plan (September 1996 Plan). Options were granted to certain officers and employees of the Company in accordance with the criteria of each individual plan at exercise prices ranging from $.625 to $1.00 per share. As of September 30, 1998 2,580,000 options are exercisable. During the years ending September 30, 1999, 2000, 2001, 2002 and 2003, 732,333, 457,333
142,334, 109,000 and 109,000 options become exercisable. As of September 30, 1998, the Company had also granted 700,000 nonqualified stock options to certain employees at an exercise price of $1.00 per share. These options expire April 2, 2008 and are exercisable 50,000 per year beginning March 18, 1999, plus an additional 20,000 shares per year if branch where employees work meets projected profits each year for five years.

                     eVISION USA.COM, INC. AND SUBSIDIARIES
         (Formerly Fronteer Financial Holdings, Ltd. and Subsidiaries))

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED


The following represents additional information relative to stock option activity:

                                                                                     September
                                                 Total                    1988 Plan               1996 Plan               1996 Plan
 Nonqualified                                    -----          -----------         ----------         ----------       ------------
Outstanding as of
   September 30, 1996 ...............         3,390,000            557,000          1,250,000          1,243,000            340,000
      Expired .......................          (340,000)              --                 --                 --             (340,000)
      Granted .......................           340,000               --                 --                 --              340,000
      Canceled ......................          (125,000)          (100,000)           (10,000)           (15,000)              --
                                             ----------         ----------         ----------         ----------         ----------
Outstanding as of
   September 30, 1997 ...............         3,265,000            457,000          1,240,000          1,228,000            340,000
      Expired .......................          (340,000)              --                 --                 --             (340,000)
      Granted .......................         2,070,000               --                 --            1,370,000            700,000
      Canceled ......................          (165,000)              --              (35,000)          (130,000)              --
                                             ----------         ----------         ----------         ----------         ----------
Outstanding as of
   September 30, 1998 ...............         4,830,000            457,000          1,205,000          2,468,000            700,000
                                             ==========         ==========         ==========         ==========         ==========
Expiration dates:
         2006 ......................          1,530,000            457,000            615,000            458,000               --
         2007 ......................            360,000               --              160,000            200,000               --
         2008 ......................          2,350,000               --              160,000          1,490,000            700,000
         2009 ......................            320,000               --              160,000            160,000               --
         2010 ......................            270,000               --              110,000            160,000               --
                                             ----------         ----------         ----------         ----------         ----------
Outstanding as of
   September 30, 1998 ...............         4,830,000            457,000          1,205,000          2,468,000            700,000
                                             ==========         ==========         ==========         ==========         ==========

On November 25, 1998, the Board of Directors granted the holders of 2,930,000 incentive stock options the opportunity to cancel their existing options and receive new grants at $.20 per share which was equal to the closing price of the common stock as reported on the OTC Bulletin Board on that date. The employees have until February 1, 1999 to decide whether to keep their existing options or elect to receive the replacement options. The replacement options will vest one-third on January 30, 1999, one-third on November 25, 1999 and one-third on November 25, 2000.

Also, on November 25, 1998, the Company granted 2,800,000 nonqualified stock options to purchase shares of common stock to members of the Board of Directors at a price of $.20 per share which was equal to the closing price of the common stock as reported on the OTC Bulletin Board on that date. The options vest at the rate of 20% per year through November 25, 2003 and expire on the anniversary date in 2008; provided, that no option shall be exercisable until and unless basic earnings per share for any fiscal year commencing with the fiscal year ending September 30, 1999, are equal to or exceed $0.10 per share. On this same date, 1,793,500 options were granted to officers and employees from the September 1996 Plan with the same terms except that
1,093,500 of such options do not have the basic earnings per share requirement. These grants are based on shareholder approval to increase the number of shares available for grant pursuant to the September 1996 Plan. If shareholder approval is not obtained, then they become nonqualified options.

                     eVISION USA.COM, INC. AND SUBSIDIARIES
         (Formerly Fronteer Financial Holdings, Ltd. and Subsidiaries))

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED


No compensation costs were charged to earnings for options granted under the Company's plans. Management considers the difference between the pro forma net loss or loss per share under the fair value method and that as calculated by the Company per the consolidated statements of operations to be immaterial based on the fair value of the underlying common stock and the recent activity related thereto.

NOTE 4 - SECURITIES OWNED

Securities owned consisted of the following:

                                                       September 30,
                                                  1998                1997
                                                  ----                ----

    Corporate securities                     $ 1,401,672            490,505
    U.S. government obligations                    3,978             30,549
    Municipal obligations                        282,435            350,268
                                               ---------        -----------
                                             $ 1,688,085            871,322
                                               =========        ===========

Corporate securities includes $1,066,972 invested in Heng Fung related entities. (See Note 7.)

NOTE 5 - PROPERTY, FURNITURE AND EQUIPMENT

Property, furniture and equipment consisted of the following:

                                                              September 30,
                                                           1998          1997
                                                           ----          ----
    Real property                                     $   245,100       565,658
    Furniture and equipment                             2,923,665     3,083,863
    Automobiles                                             --          125,073
    Leasehold improvements                                558,520       426,863
                                                        3,727,285     4,201,457
    Less accumulated depreciation and amortization     (2,186,154)   (2,576,617)
                                                       ----------    ----------
                                                      $ 1,541,131     1,624,840
                                                       ==========    ==========

Property, furniture and equipment, net, included in long-term assets of discontinued operations was $456,957 as of September 30, 1997.

                     eVISION USA.COM, INC. AND SUBSIDIARIES
         (Formerly Fronteer Financial Holdings, Ltd. and Subsidiaries))

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED


NOTE 6 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consisted of the following:

                                                       September 30,
                                               1998                    1997
                                               ----                    ----

    Trade accounts payable                $ 1,313,225               1,783,812
    Accrued legal reserves                    500,000                 575,000
    Payroll related accounts                  553,197                 997,110
    Other accrued expenses                    148,438                  17,750
                                           ----------              ----------
                                          $ 2,514,860               3,373,672
                                           ==========              ==========

NOTE 7 - RELATED PARTY ACTIVITY

Since January 1, 1998, Fronteer Capital, Inc., which received the proceeds of the $4,000,000 Convertible Debenture purchased by Heng Fung Private in December 1997 pursuant to the Convertible Debenture Agreement, that is described in Notes 3 and 10, used a portion of the proceeds to purchase approximately 116,430,000 shares of the common stock of Heng Fung Holdings in open market transactions on the Hong Kong Stock Exchange at an average price of approximately $0.02 per share. During the year ended September 30, 1998, the Company recognized an unrealized loss of $1,573,793 on these securities. Two officers and directors of the Company are directors of Heng Fung Holdings. In addition, Mr. Chan beneficially owns approximately 10% of the outstanding common stock of Heng Fung Holdings.

During the year ended September 30, 1998, the Company paid an outside director $50,000 for legal services.

The Company had various notes payable to related parties in the amount of $177,000 as of September 30, 1997. Such notes payable were unsecured, payable on demand, and had interest at a variable rate not to exceed the interest rate on the Company's previous line of credit with a financial institution. As of September 30, 1997, the interest rate was 11.5%. The notes were paid in full during the year ended September 30, 1998.

As a clearing correspondent of MSI, the Company paid MSI clearing fees of $111,512 and $1,096,690 for the years ended September 30, 1998 and 1997, respectively. The Company's $2,045,134 receivable from brokers or dealers and clearing organizations--affiliated organization, primarily relates to broker commissions outstanding from MSI as of September 30, 1997. For the year ended September 30, 1997, Secutron recorded revenues of $275,699 for services performed for MSI.

                     eVISION USA.COM, INC. AND SUBSIDIARIES
         (Formerly Fronteer Financial Holdings, Ltd. and Subsidiaries))

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

In accordance with an investment banking agreement, merger and acquisition fees of $100,000 relating to the acquisition of the assets of RAFCO, Ltd. (RAFCO) were paid to a then officer of the Company during the year ended September 30, 1996. This same officer received consulting fees of $131,377 during the year ended September 30, 1997 in the form of a portion of one of AFFC's inventory positions. The inventory positions were transferred to the officer at market value. The officer resigned as an officer of the Company during the year ended September 30, 1998, but remains an employee of the Company.

During the year ended September 30, 1997, a then officer of the Company received $334,000 in noncompetition compensation from the purchaser in conjunction with the sale of the primary assets of the directory business as discussed in Note 2. As of September 30, 1997, the Company had notes payable to the same officer of $100,000. The officer resigned and these amounts were repaid during the year ended September 30, 1998.

During the year ended September 30, 1996, the Company paid fees for legal services of approximately $209,000, to a legal firm partially owned for most of the year by an affiliate of a stockholder of the Company that held approximately 12.4% of the outstanding common stock of the Company at the time the services were performed.

NOTE 8 - LONG-TERM DEBT

Long-term debt is comprised of the following:

                                      Maturity  Interest        September 30,
Payee                   Collateral      date      rate       1998        1997
-----                   ----------    --------  --------     ----        ----

 MSI (1)                    (1)          (1)       (1)    $   --      1,500,000
 Guaranty Bank         Real Property   3-01-01     8.50%    116,667     156,667
 Wilton State Bank       Equipment     2-15-00     9.75%      --        125,949
 Other Notes             Equipment     Various   Various    114,872     150,590
                                                           --------   ---------
                                                            231,539   1,933,206
       Less current portion                                (124,007)   (933,113)
                                                           --------   ---------
                                                          $ 107,532   1,000,093
                                                           ========   ==========

(1) The loan was payable to MSI and was issued in conjunction with the sale of the Clearing Operation as discussed in Note 2. The $1,500,000 loan was forgiven and recognized as an extraordinary item during the year ended September 30, 1998.

Included in current and long-term liabilities of discontinued operations as of September 30, 1997 was debt in the total amount of $142,199, of which $69,949 was the current portion.

                     eVISION USA.COM, INC. AND SUBSIDIARIES
         (Formerly Fronteer Financial Holdings, Ltd. and Subsidiaries))

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Minimumprincipal payments required on long-term debt are as follows for the years ending September 30:


                     1999      $124,007
                     2000        48,004
                     2001        44,683
                     2002        14,845
                               --------
                    Total      $231,539
                               ========

NOTE 9 - CONVERTIBLE DEBENTURES

On May 26, 1998, FDFI commenced a private placement of 30,000 units (Unit) each consisting of (i) one $1,000 convertible debenture, due August 1, 2008, paying 10% per annum; (ii) 100 Class A common shares; and (iii) warrants exercisable at $3.00 per share for 500 Class A common shares (FDFI Private Placement). The convertible debentures are convertible into Class A common shares at a conversion price of $5.00 per share. As of September 30, 1998, 7,308 units were issued through the FDFI Private Placement for proceeds of $6,297,898, net of issuance costs of $1,010,102.

Per the terms of the FDFI Private Placement, the portion of the cost per Unit allocable to the convertible debentures is 83.4%. Therefore, the convertible debentures were recorded at 83.4% of the face amount of the convertible debentures of $7,308,000 or $6,094,872. The discount on the convertible debentures is being amortized as an adjustment to the stated interest rate of 10% using the interest method. Original issue discount amortization of $6,576 has been recognized through September 30, 1998.

The convertible debentures are scheduled to mature on August 1, 2008 and generally are not callable by FDFI prior to maturity. Interest is at 10% per annum, payable each January 31st and July 31st. These debentures are convertible into shares of Class A common stock of FDFI at a conversion price of $5.00 per share. Accrued interest expense on the convertible debentures at September 30, 1998 was $77,454.

Subsequent to September 30, 1998, 650 additional Units were sold for proceeds of $575,250, net of issuance costs of $74,750.

The Offering Memorandum for the FDFI Private Placement included 3,000,000 shares of authorized Class B common stock, and required Fronteer to purchase Class B common stock in the amount of no less than 26.67% of the amount of Units purchased by outside investors. As of December 15, 1998, the Company has purchased 666,666 shares of the Class B common stock for $2,000,000, half of which was purchased as of September 30, 1998. There were no commissions or expenses associated with the Class B common stock issuance.

                     eVISION USA.COM, INC. AND SUBSIDIARIES
         (Formerly Fronteer Financial Holdings, Ltd. and Subsidiaries))

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

NOTE 10 -  CONVERTIBLE DEBENTURES TO RELATED PARTY

In December 1997, the Company sold Heng Fung Finance a ten year $4,000,000 10% Convertible Debenture that is convertible into shares of common stock of the Company at a price of $0.53125 per share until December 15, 2007, unless sooner paid, and an option to purchase a $11,000,000 10% Convertible Debenture that is convertible into shares of common stock of the Company at a price of $0.61 per share until ten years from the date of issue unless sooner paid. Heng Fung Finance partially exercised the option and purchased additional 10% Convertible Debentures totaling $2,500,000. On September 23, 1998, Heng Fung Finance and the Company agreed to amend the terms of the remaining $8,500,000 of the $11,000,000 10% Convertible Debenture by increasing the interest rate to 12%, changing the conversion price to the lower of $0.35 or the fair market value per share, and changing the default conversion price to $0.10 per share. On September 25, 1998, Heng Fung Finance partially exercised its option to purchase $8,500,000 of 12% Convertible Debentures by purchasing a $500,000 12% Convertible Debenture from the Company. As of September 30, 1998, Heng Fung Finance had purchased a total of $7,000,000 in convertible debentures.

The quarterly interest payments on the convertible debentures purchased pursuant to the Convertible Debenture Agreement are currently being made in shares of the Company's common stock and resulted in 412,800 shares being issued through September 30, 1998 to Heng Fung Finance. Subsequent to September 30, 1998, an additional 283,618 common shares of the Company were issued to pay the accrued interest payable at September 30, 1998. Also, subsequent to September 30, 1998, Heng Fung Finance purchased an additional $1,000,000 12% convertible debenture in order for the Company to acquire Class B common shares of FDFI in accordance with the FDFI Offering Memorandum described in Note 9.

NOTE 11 - INCOME TAXES

Income tax expense (benefit) relating to the loss from continuing operations for the three years in the period ended September 30, consisted of the following:

                                    1998            1997            1996
                                    ----            ----            ----

         Current                 $   --             99,956          70,799
         Deferred                  290,320        (548,480)        (15,000)
                                  --------       ---------        --------
                                 $ 290,320        (448,524)         55,799
                                  ========       =========        ========
                     eVISION USA.COM, INC. AND SUBSIDIARIES
         (Formerly Fronteer Financial Holdings, Ltd. and Subsidiaries))

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Income tax expense (benefit) for the years ended September 30, 1998, 1997 and 1996, differs from the amounts computed by applying the U.S. Federal income tax rate of 34% to loss from continuing operations before income taxes as a result of the following:

                                                         1998           1997           1996
                                                         ----           ----           ----
Computed "expected" income tax benefit              $(2,274,242)      (829,201)      (317,679)
Increase (decrease) in income taxes resulting
     from:
   Nondeductible expenses                               159,948         10,158         19,998
   State taxes, net of Federal benefit                 (150,268)       (82,000)        11,000
   Unconsolidated subsidiaries for tax purposes        (111,476)        99,956         55,799
   Change in valuation allowance for deferred tax
     assets                                           2,504,784        505,000        286,681
   Other                                                161,574       (152,437)          --
                                                    -----------    -----------    -----------
   Income tax expense (benefit)                     $   290,320       (448,524)        55,799
                                                    ===========    ===========    ===========

Temporary differences between financial statement carrying amounts and the tax bases of assets and liabilities that result in significant deferred tax assets and liabilities are as follows:

                                                                 September 30,
                                                             1998          1997
                                                             ----          ----
Deferred tax assets:
   Deferred rent concessions ........................   $   645,000        652,000
   Forgivable loan ..................................          --          585,000
   Accrued expenses .................................       459,000        301,000
   Allowance for doubtful accounts ..................       136,000        210,000
   Unamortized employee loans .......................       135,000         35,000
   Unrealized loss on investments ...................       683,000           --
   Investments in subsidiaries and affiliates .......        97,000         97,000
   Contribution and operating loss carryforwards ....     1,992,000        375,000
                                                        -----------    -----------
   Gross deferred tax assets ........................     4,147,000      2,255,000
   Valuation allowance ..............................    (4,096,000)    (1,591,216)
                                                        -----------    -----------
Deferred tax assets after valuation allowance .......        51,000        663,784
Deferred tax liabilities:
   Property and equipment ...........................       (51,000)       (50,000)
                                                        -----------    -----------
   Gross deferred tax liabilities ...................       (51,000)       (50,000)
                                                        -----------    -----------
       Net deferred tax asset .......................   $      --      $   613,784
                                                        ===========    ===========

                     eVISION USA.COM, INC. AND SUBSIDIARIES
         (Formerly Fronteer Financial Holdings, Ltd. and Subsidiaries))

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

The net deferred tax assets as of September 30, 1997 have been presented in the accompanying consolidated balance sheet as a net long-term deferred asset. Net operating losses of approximately $5,066,000 expire during the years from 2011 to 2013.

The consolidated tax return of the Company for the year ended September 30, 1996 is currently being examined by the Internal Revenue Service. The Company has not received any correspondence from the examiner regarding the status of the examination or any possible adjustments.

In assessing the realizability of deferred tax assets, management considered whether it is more likely than not that the deferred tax asset would be realized. The ultimate realization of the deferred tax asset is dependent on the generation of future taxable income in the period in which the temporary differences become deductible. The Company has established a valuation allowance for deferred taxes due to the uncertainty that the full amount of the deferred tax asset will be utilized. In determining the valuation allowance, management considered factors including the reversal of existing temporary differences and estimates of future taxable income.

NOTE 12 - COMMITMENTS AND CONTINGENCIES

Fronteer and AFFC lease office space under long-term noncancelable operating leases. The leases for office space provide for annual escalations for utilities, taxes, and service costs, as well as escalating rental rates over the term of the leases. Minimum future rental payments required by such leases are as follows for the years ended September 30:

                              1999               $1,829,758
                              2000                1,817,651
                              2001                1,746,355
                              2002                1,581,817
                              2003                1,312,086
                              Thereafter          3,673,388

Rent expense included in the consolidated statements of operations was $1,809,255, $1,387,125 and $1,178,024 for the years ended September 30, 1998,
1997 and 1996.

                     eVISION USA.COM, INC. AND SUBSIDIARIES
         (Formerly Fronteer Financial Holdings, Ltd. and Subsidiaries))

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

A former officer, director and shareholder; individually, and in conjunction with his consulting company filed claims on July 30, 1998 in the District Court for the City and County of Denver, Colorado against the Company, Secutron and MidRange and against certain current and former officers, directors, shareholders and affiliates. The claims asserted that these entities and individuals breached their fiduciary duties, breached contracts, approved an illegal distribution and participated in a fraudulent conveyance. In total, there are twelve asserted claims for relief which seek actual, exemplary damages, costs and attorneys' fees, an injunction and other similar relief. The vast majority of claims for relief are based upon a transaction which was not completed. The Company and its counsel anticipate the filing of a motion for summary judgement regarding those claims on the basis that the transaction assumed to have taken place in the complaint did not, in fact, take place. However, the remaining claims are based upon a written contract entitled Settlement Agreement between Secutron, the claimant and his consulting company. The settlement agreement provided for Secutron to pay $10,000 per month through January 2011 to the consulting company for which $1,500,000 on the breach of contract has been claimed. Little discovery has been conducted at this time. Management is of the opinion that the ultimate outcome will not adversely affect the consolidated financial position or consolidated results of operations of the Company.

The Company is a defendant in certain arbitration and litigation matters arising from its activities as a broker/dealer. In the opinion of management, these matters including any damages awarded against the Company have been adequately provided for in the accompanying consolidated financial statements, and the ultimate resolution of the other arbitration and litigation will not have a significant adverse effect on the consolidated results of operations or the consolidated financial position of the Company.

On April 14, 1998, Fronteer Capital and Heng Fung Finance committed to provide to Global Med Technologies, Inc. (Global) lines of credit for up to $1,650,000 and $1,500,000, respectively, for a total combined loan commitment of
$3,150,000 over the following twelve months. The loans bear interest calculated at a rate of 12% per annum and will mature 366 days after April 14, 1998.

Pursuant to the loan commitment provided by Heng Fung Finance, Heng Fung Finance has appointed five members to the Board of Directors of Global, Global has agreed that Global's Board of Directors will not exceed nine and Heng Fung Finance has the option to cancel all Global then existing management and employee contracts. For issuing the commitment, Heng Fung Finance earned warrants to purchase 6,000,000 shares of Global's common stock. The warrants are exercisable at $0.25 per share for up to 10 years and Global agreed to register by July 14, 1998, the shares for resale under the Securities Act of 1933.

As long as Global has used its best efforts to file such registration statement covering such shares with the SEC and responded to any comments from the SEC in a timely manner, Global will not be deemed to be in default under the Heng Fung Finance loan as the shares were not registered for resale by July 14, 1998.

                     eVISION USA.COM, INC. AND SUBSIDIARIES
         (Formerly Fronteer Financial Holdings, Ltd. and Subsidiaries))

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

The loan commitment provided by Fronteer Capital has substantially the same terms and conditions as the loan commitment provided by Heng Fung Finance except that, if Heng Fung Finance had not appointed directors to Global's Board of Directors, Fronteer Capital has the right to appoint a maximum of three members to the Board of Directors of Global. Global had the right to draw the $1,650,000 from Fronteer Capital after the total loan from Heng Fung Finance is drawn and if the loan provided by Fronteer Capital is drawn Fronteer Capital will earn warrants to purchase 6,000,000 shares of Global's common stock upon the same terms and conditions as the warrants to purchase 6,000,000 shares of Global's common stock earned by Heng Fung Finance. Dr. Michael I. Ruxin, the Chief Executive Officer of Global, has agreed to personally guarantee the repayment of $1,650,000 of the Fronteer Capital line of credit. The guarantee is limited to certain of Dr. Ruxin's assets. For issuing the commitment, Fronteer Capital has earned warrants to purchase 1,000,000 of the 6,000,000 shares of Global's common stock.

If Global defaults on the repayment of any amount borrowed by Global pursuant to the Heng Fung Finance commitment, all existing members of the Board of Directors of Global will have to resign and Heng Fung Finance will have the right to appoint all new members to the Board of Directors. Heng Fung Finance will also have the right to convert the outstanding amount of the loan into shares of Global's common stock at a conversion price of $0.05 per share, all employment contracts of the management and officers of Global will be invalid immediately, and their employment will be subject to reconfirmation by Heng Fung Finance. If there is no default on the repayment to Heng Fung Finance, or if there is a default and Heng Fung Finance does not exercise its rights on default, Fronteer Capital will have the same rights on default on the repayment of any amounts borrowed pursuant to the Fronteer Capital commitment as Heng Fung Finance as are specified above.

On September 11, 1998, Fronteer Capital, entered into an agreement with FDFI, whereby Fronteer Capital agreed to assign to FDFI its rights to and obligations in the loan commitment to Global. Subsequent to September 30, 1998, Global drew $1,200,000 and as a result, FDFI earned the additional 5,000,000 warrants to purchase 5,000,000 shares of Global's common stock at $0.25 per share.

On September 23, 1998, the Company agreed to amend the terms of the $4,000,000 10% Convertible Debenture Purchase Agreement (Convertible Debenture Agreement) it had entered into with Heng Fung Finance (See Notes 3 and 10). The amendment changed the conversion price to the lower of $0.35 or the market value of the Company's common stock at the time of conversion and increased the interest rate to 12% on the remaining $8,500,000 of the $11,000,000 10% Convertible Debenture. In addition, the amendment changed the conversion price, upon default, to $0.10 per share of the Company's common stock. On September 25, 1998, Heng Fung Finance purchased a $500,000 12% Convertible Debenture. As of September 30, 1998, Heng Fung Finance had purchased a total of $7,000,000 of convertible debentures.

                     eVISION USA.COM, INC. AND SUBSIDIARIES
         (Formerly Fronteer Financial Holdings, Ltd. and Subsidiaries))

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

On October 7, 1998, FDFI, Heng Fung Finance, and Global entered into an agreement whereby FDFI purchased, Heng Fung Finance sold and Global consented to the sale of $1,000,000 principal amount of loans made by Heng Fung Finance to Global along with a warrant to purchase an aggregate of 4,000,000 shares of Global's common stock. FDFI paid Heng Fung Finance $1,100,000 for the loans and warrants. The loans and warrants purchased by FDFI were a portion of loans and warrants given pursuant to a joint loan commitment made by Heng Fung Finance and Fronteer Capital (subsequently transferred to FDFI) for the benefit of Global.

NOTE 13 - EMPLOYEE STOCK OWNERSHIP AND EMPLOYEE BENEFIT PLANS

The Company has adopted an employee stock ownership plan (ESOP) for its employees. Contributions to the plan are at the discretion of the Board of Directors. All employees as of October 1, 1989, are eligible to participate in the plan, and new employees after that date become eligible on April 1 or October 1 which follows the completion of one year of employment. The plan provides that more than half of the assets in the plan must consist of the Company's common stock. The ESOP is administered by a board of trustees under the supervision of an advisory committee, both of which are appointed by the Company's Board of Directors. Employees 20% vest in ESOP contributions after two years, vesting an additional 20% each year up to 100% after six years in the ESOP. The ESOP has a loan to the Company of $350,000 representing the payment during the year ended September 30, 1997 by the Company of the ESOP's debt. The loan is secured by 436,840 shares of the Company's common stock and is recorded in unearned ESOP shares in the consolidated financial statements. The board of trustees has not determined the method of repayment of the loan to the Company.

Once the board of trustees has determined the method of the loan repayment, the allocation of shares within the ESOP to employees is based on employees wages. For the years ended September 30, 1997 and 1996, the Company contributed $24,898 and $10,500, respectively, to the plan. The Company did not contribute to the plan nor did the Board of Directors commit any shares to the ESOP during the year ended September 30, 1998. The ESOP owns 448,682 shares of the Company's common stock as of September 30, 1998.

The Company has three retirement saving plans covering all employees who are over 21 years of age and have completed one year of eligibility service. The plans meet the qualifications of Section 401(k) of the Internal Revenue Code. Under the plans, eligible employees can contribute through payroll deductions up to 15% of their base compensation. The Company makes a discretionary matching contribution equal to a percentage of the employee's contribution. The Company contributed $83,894, $82,890, and $67,079 for the years ended September 30, 1998, 1997 and 1996, respectively. One of the Company's savings plans owns 2,973 shares of the Company's common stock as of September 30, 1998.

The Company does not provide any post employment benefits to retired or terminated employees.

                     eVISION USA.COM, INC. AND SUBSIDIARIES
         (Formerly Fronteer Financial Holdings, Ltd. and Subsidiaries))

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

NOTE 14 - MINIMUM NET CAPITAL REQUIREMENTS

AFFC, as a registered securities broker/dealer, is subject to the Securities and Exchange Commission Uniform Net Capital Rule (Rule 15c3-1) (the Rule). AFFC has elected to operate pursuant to the alternative standard provided by the Rule.

Under the alternative standard, AFFC is required to maintain "net capital" of not less than $250,000. As of September 30, 1998, AFFC had "net capital" of $ 408,204.

                     eVISION USA.COM, INC. AND SUBSIDIARIES
         (Formerly Fronteer Financial Holdings, Ltd. and Subsidiaries))

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

NOTE 15 - SEGMENT REPORTING

                                                               Year ended September 30, 1998
                                                               -----------------------------
                                Discontinued *
                                 Operations        AFFC           Secutron       FDFI        Others      Eliminations       Total
Consolidated                    -------------      ----           --------       ----        ------      ------------       -----
------------
Revenues from
   unaffiliated customers ...... $      --        8,454,279        37,923         8,711           --       27,387,304
Intersegment revenues ..........        --             --          412,327         --          72,672       (484,999)          --
                                 -----------    -----------    -----------    ---------   -----------    -----------    -----------
Total revenues .................        --       18,886,391      8,866,606       37,923        81,383       (484,999)    27,387,304
                                 -----------    -----------    -----------    ---------   -----------    -----------    -----------
Operating loss .................    (260,995)    (3,910,741)      (281,785)     (46,255)    (2,459,281)                  (6,959,057)
Other income (expense), net ....        --          250,304            170         --        (370,722)          --         (120,248)
                                 -----------    -----------    -----------    ---------   -----------    -----------    -----------
Loss from operations before
   minority interest and
   income taxes ................    (260,995)    (3,660,437)      (281,615)     (46,255)   (2,830,003)          --       (7,079,305)
                                 ===========    ===========    ===========    =========   ===========    ===========    ===========
Loss on sale of discontinued
   operations, net of income
   tax  benefit of $159,748 ....    (249,861)          --             --           --            --             --         (249,861)
                                 ===========    ===========    ===========    =========   ===========    ===========    ===========

Depreciation and
   amortization ................      55,409        323,033         29,802         --          36,399           --          444,643
                                 ===========    ===========    ===========    =========   ===========    ===========    ===========

Capital expenditures ...........                $---                34,392         --           5,203           --          762,482
                                 ===========    ===========    ===========    =========   ===========    ===========    ===========

Identifiable assets as of
   September 30, 1998 ..........                $---             1,408,056    7,174,173     6,523,283     (5,009,316)    15,370,912
                                 ===========    ===========    ===========    =========   ===========    ===========    ===========

                                                               Year ended September 30, 1997
                                                               -----------------------------
                                Discontinued *
                                 Operations        AFFC           Secutron       FDFI        Others      Eliminations       Total
Consolidated                    -------------      ----           --------       ----        ------      ------------       -----
------------
Revenues from
   unaffiliated customers ...... $ 5,231,106     18,118,271      6,982,143                       --             --       30,331,520
Intersegment revenues ..........      28,253           --          454,000                       --         (482,253)          --
                                 -----------    -----------    -----------    ---------   -----------    -----------    -----------
Total revenues .................   5,259,359     18,118,271      7,436,143                       --         (482,253)    30,331,520
                                 -----------    -----------    -----------    ---------   -----------    -----------    -----------
Operating profit (loss) ........  (1,083,688)    (2,160,897)       129,215                   (495,496)          --       (3,610,866)
Other income (expense), net ....    (126,991)       123,499           (931)                   (22,885)          --          (27,308)
                                 -----------    -----------    -----------    ---------   -----------    -----------    -----------
Earnings (loss) from
operations
   before minority interest
   and income taxes ............  (1,210,679)    (2,037,398)       128,284                   (518,381)          --       (3,638,174)
                                 ===========    ===========    ===========    =========   ===========    ===========    ===========
Loss on sale of discontinued
   operations, net of income tax
   benefit of $409,692 .........    (666,522)          --             --                         --             --         (666,522)
                                 ===========    ===========    ===========    =========   ===========    ===========    ===========
Depreciation and amortization ..     752,558        258,227         71,667                      9,051           --        1,091,503
                                 ===========    ===========    ===========    =========   ===========    ===========    ===========
Capital expenditures ........... $    68,469        390,403         27,073                       --             --          485,945
                                 ===========    ===========    ===========    =========   ===========    ===========    ===========
Identifiable assets as of
   September 30, 1997 .......... $ 1,983,761      6,839,443      1,868,317                    469,828       (158,267)    11,003,082
                                 ===========    ===========    ===========    =========   ===========    ===========    ===========


                                      F-52

                     eVISION USA.COM, INC. AND SUBSIDIARIES
         (Formerly Fronteer Financial Holdings, Ltd. and Subsidiaries))

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

                                                               Year ended September 30, 1996
                                                               -----------------------------
                                Discontinued *
                                 Operations        AFFC           Secutron       FDFI        Others      Eliminations       Total
Consolidated                    -------------      ----           --------       ----        ------      ------------       -----
------------
Revenues from
   unaffiliated customers ...... $ 7,417,684     14,830,681      6,538,540         --            --             --       28,786,905
Intersegment revenues ..........      70,313           --          437,051         --            --         (507,364)          --
                                 -----------    -----------    -----------    ---------   -----------    -----------    -----------
Total revenues .................   7,487,997     14,830,681      6,975,591         --            --         (507,364)    28,786,905
                                 -----------    -----------    -----------    ---------   -----------    -----------    -----------
Operating profit (loss) ........  (1,122,549)    (2,647,329)       281,775         --        (212,000)          --       (3,700,101)
Other income (expense), net ....    (245,984)       404,597         (6,742)        --            --             --          151,871
Gain on sale of Clearing
   Operation ...................        --        1,332,974           --           --            --             --        1,332,974
                                 -----------    -----------    -----------    ---------   -----------    -----------    -----------
Earnings (loss) from
operations
   before minority interest
   and income taxes ............  (1,368,533)      (909,756)       275,033         --        (212,000)          --       (2,215,256)
                                 ===========    ===========    ===========    =========   ===========    ===========    ===========
Depreciation and amortization ..     823,939        270,419        116,733         --           9,051           --        1,220,142
                                 ===========    ===========    ===========    =========   ===========    ===========    ===========
Capital expenditures ........... $   874,595        480,004         54,493         --            --             --        1,409,092
                                 ===========    ===========    ===========    =========   ===========    ===========    ===========
Identifiable assets as of
   September 30, 1996 .......... $ 4,426,411      8,729,572      1,456,302         --         522,390       (610,555)    14,524,120
                                 ===========    ===========    ===========    =========   ===========    ===========    ===========

Identifiable assets by industry are those assets that are used in the Company's operations in each segment. See Note 2 relating to discontinued operations.

*The information in this column is for both the directory business and FMG.

NOTE 16- SUBSEQUENT EVENTS

The Company signed a letter of intent dated September 23, 1998 with Auerbach Financial Group, Inc. (Auerbach) in which it is proposed that Auerbach, Pollak & Richardson, Inc. (APR), a securities broker/dealer subsidiary of Auerbach, and AFFC, be combined into one securities broker/dealer. On October 28, 1998, the Company entered into a letter of commitment with Auerbach in which the Company and Auerbach have outlined the terms that will result in the Company's owning an interest in Auerbach, in Auerbach's acquiring a portion of the business assets of AFFC, and in AFFC and APR forming a strategic alliance. The Company and Auerbach are still discussing the portion of AFFC that will be acquired by Auerbach and the final terms thereof. It is currently contemplated that Auerbach would issue the Company a convertible promissory note and a percentage of the outstanding common stock of Auerbach in exchange for the portion of AFFC acquired by Auerbach from the Company. It is also contemplated that the Company would have the ability to eventually own a majority of Auerbach. The final terms of the transaction have not been agreed upon and any such transaction would be subject to the execution and consummation of a final agreement and obtaining required regulatory approvals.

                     eVISION USA.COM, INC. AND SUBSIDIARIES
         (Formerly Fronteer Financial Holdings, Ltd. and Subsidiaries))

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

With respect to the 1998 Private Offering discussed in Note 3, Heng Fung Holdings has guaranteed the payment of each annual 8% cash dividend on the Series B preferred stock sold by the Company if such dividend is not paid by the Company. In consideration for making such guaranty, the Company issued Heng Fung Holdings 250,000 shares of the Company's common stock subsequent to year end. If Heng Fung Holdings is required to make payment as a result of its guaranty, Heng Fung Holdings or its designee will receive a 12% convertible debenture equivalent to the amount that Heng Fung Holdings is required to pay on the guaranty unless the act of the Company in giving Heng Fung Holdings or its designee the 12% convertible debenture would be deemed to be an illegal distribution under the Colorado Business Corporation Act. In such event, Heng Fung Holdings or its designee would receive such number of shares of the Company's common stock as is equal to 90% of the market price of the common stock as of the close of business on October 31 or the next business day, if October 31 is not a business day, on which the dividend is payable divided into the amount of the dividend.

The NASD, which administers the Nasdaq SmallCap Market, has established criteria for securities, including the Company's common stock, to be included on the Nasdaq SmallCap Market. Effective February 23, 1998, in order for the Company's common stock to continue to be included on the Nasdaq SmallCap Market, the Company had to maintain $2 million in net tangible assets, a market capitalization of $35 million or net income of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years. In addition, continued inclusion required that the Company have a public float of at least 500,000 shares with a market value of at least $1 million, that there be at least two market-makers in the Company's common stock and that the common stock have a minimum bid price of $1 per share. The maintenance requirements also required the Company to have at least two independent directors and an audit committee, a majority of which are independent directors. The Company's failure to meet the maintenance requirements resulted in the discontinuance of the inclusion of the Company's common stock on the Nasdaq SmallCap Market effective at the close of trading October 21, 1998.

Trading in the Company's common stock has continued to be conducted in the non-Nasdaq over-the-counter market in what are commonly referred to as the electronic bulletin board and the "pink sheets." As a result, an investor may find it more difficult to dispose of or to obtain accurate quotations as to the market value of the Company's common stock. In addition, the Company is subject to a rule promulgated by the SEC which provides that if the Company fails to meet criteria set forth in such rule, various sales practice requirements are imposed on broker/dealers who sell the Company's common stock to persons other than established customers and accredited investors. For these types of transactions, the broker/dealer has to make a special suitability determination for the purchaser and have received the purchaser's written consent to the transactions prior to sale. Consequently, the rule may have an adverse effect on the ability of broker/dealers to sell the Company's common stock, which may affect the ability of purchasers to sell the Company's common stock in the market.

--------------------------------------------------------------------------------

eVision  has  not   authorized   any  dealer,
salesperson  or  other  person  to  give  any
information   or   represent   anything   not          eVISION USA.COM, INC.
contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares of common stock in any jurisdiction where it is unlawful.

                                                         23,018,010 shares
                                                           of common stock








                                                             -------------
                                                              PROSPECTUS
                                                             -------------










                                                             November    , 1999


--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13.  Other Expenses of Issuance and Distribution.

     Expenses payable by us in connection with the issuance and distribution of the securities being registered hereby are as follows:

        SEC Registration Fee................................ $  4,471
        NASD Fee............................................ $    844
        Accounting Fees and Expense......................... $      0*
        Legal Fees and Expenses............................. $ 20,000*
        Blue Sky Fees and Expenses.......................... $      0*
        Printing, Freight and Engraving..................... $  5,000*
        Miscellaneous....................................... $      0*
                 Total...................................... $ 30,315*

-------------------

         *Estimated.

Item 14.  Indemnification of Directors and Officers.

     American Fronteer Financial Corporation has a $1,000,000 directors and officers liability insurance policy. This insurance policy insures the past, present and future directors and officers of eVision, with certain exceptions, from claims arising out of any error, omission, misstatement, misleading statement, neglect or breach of duty or act by any of the directors while acting in their capacities as such. Claims include claims arising under federal and state securities laws.

         Section 7-109-102 of the Colorado Business Corporation Act permits a Colorado corporation to indemnify any director against liability if such person acted in good faith and, in the case of conduct in an official capacity with the corporation, that the director's conduct was in the corporation's best interests and, in all other cases, that the director's conduct was at least not opposed to the best interests of the corporation or, with regard to criminal proceedings, the director had no reasonable cause to believe the director's conduct was unlawful.

     eVision's Articles of Incorporation provide that each director, officer, employee, fiduciary or agent of eVision (and their heirs, executors and administrators) shall be indemnified by eVision against expenses reasonably incurred by or imposed upon them in connection with or arising out of any action, suit or proceeding in which they may be involved or to which they may be made a party by reason of their being or having been a director, officer, employee, fiduciary or agent of eVision, or at eVision's request of any other corporation of which it is a shareholder or creditor and from which such persons are not entitled to be indemnified (whether or not they continue to be a director, officer, employee, fiduciary or agent at the time of imposing or incurring such expenses), except in respect to matters as to which they shall be finally adjudged in such action, suit or proceeding to be liable for negligence or misconduct. In addition, eVision's Articles of Incorporation provide that subject to applicable state law, in the event of a settlement of any such action, suit or proceeding, indemnification shall be provided only in connection with such matters covered by the settlement as to which eVision is advised by counsel that the person to be indemnified did not commit a breach of duty.

     eVision's Bylaws include provisions requiring eVision to indemnify any person who was or is a party or is threatening to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, by reason of the fact that such person is or was eVision's director, officer, employee, fiduciary or agent, or is or was serving at eVision's request as a director, officer, partner, trustee, employee, fiduciary or agent of any foreign or domestic profit or nonprofit corporation or of any partnership, joint venture, trust, profit or nonprofit unincorporated association, limited liability company or other enterprise or an employee benefit plan against reasonably incurred expenses (including attorneys' fees), judgments, penalties, fines (including any excise tax assessed with respect to an employee benefit plan) and amounts paid in settlement reasonably incurred by such person in connection with such action, suit or proceeding if it is determined by disinterested directors that such person conducted himself or herself in good faith and that such person reasonably believed (i) in the case of conduct in such person's official capacity with eVision, that such person's conduct was in eVision's best interest, or (ii) in all other cases (except criminal cases) that such person's conduct was at least not opposed to eVision's best interest, or
(iii) in the case of any criminal proceeding, that such person had no reasonable cause to believe such person's conduct was unlawful. No indemnification shall be made with respect to any claim, issue or matter in connection with a proceeding by or in which the person being indemnified is adjudged liable to eVision or in connection with any proceeding charging that the person being indemnified derived an improper personal benefit, whether or not involving acting in an official capacity, in which such person was adjudged liable on the basis that such person derived an improper personal benefit. Further, indemnification in connection with a proceeding brought by or in its right shall be limited to reasonable expenses, including attorneys' fees, incurred in connection with the proceeding. Reasonable expenses (including attorneys' fees) incurred in defending an action, suit or proceeding) may be paid by eVision to any person being indemnified in advance of the final disposition of the action, suit or proceeding upon receipt of (i) a written affirmation by the person being indemnified as to such person's good faith and belief that such person met the standards of conduct described by the Bylaws, (ii) a written undertaking, executed personally or on behalf of the person being indemnified, to repay such advances if it is ultimately determined that such person did not meet the prescribed standards of conduct, and (iii) a determination is made by a disinterested director (as described in the Bylaws) that the facts then known to a disinterested director would not preclude indemnification. The Bylaws require that it report in writing to shareholders with or before notice of the next meeting of shareholders of any indemnification of or advance of expenses to any director under the indemnification provisions of the Bylaws.

Item 15.   Recent Sales of Unregistered Securities.

     In December 1997, eVision sold Online Credit Limited ("Online Credit") a ten year $4,000,000 10% Convertible Debenture that is convertible into shares of common stock of eVision at a price of $0.53125 per share until December 15, 2007, unless sooner paid, and an option to purchase a $11,000,000 10% Convertible Debenture that is convertible into shares of common stock of eVision at a price of $0.61 per share until ten years from the date of issue unless sooner paid. Subsequently, Online Credit partially exercised the option and purchased additional 10% Convertible Debentures totaling $2,500,000. On September 23, 1998, Online Credit and eVision agreed to amend the terms of the remaining $8,500,000 of the $11,000,000 10% Convertible Debenture by increasing the interest rate to 12%, changing the conversion price to the lower of $0.35 or the fair market value per share, and changing the default conversion price to $0.10 per share. On September 25, 1998, Online Credit partially exercised its option to purchase $8,500,000 of 12% Convertible Debentures by purchasing a $500,000 12% Convertible Debenture from eVision. On November 11, 1998, Online Credit partially exercised its option to purchase $8,500,000 of 12% Convertible Debentures by purchasing a $1,000,000 12% Convertible Debenture from eVision. As of September 30, 1999, Online Credit had purchased a total of $8,000,000 in convertible debentures. The interest on the convertible debentures was paid through June 30, 1999, with 1,982,217 shares of eVision's common stock.

     The sales of the convertible debentures and issuance of shares for interest were made in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended ("1933 Act"). The purchaser had access to full information concerning eVision The certificates for the shares and the convertible debentures contain a restrictive legend advising that the shares and the convertible debentures may not be offered for sale, sold or otherwise transferred without having first been registered under the 1933 Act or pursuant to an exemption from registration under the 1933 Act. No underwriters were involved in the transaction.

     On April 25, 1998, the board of directors of eVision approved a resolution to give consideration to Online Credit for its time, efforts, capital costs and expenses in setting up and operating a New York City office which was transferred to eVision to be operated as an eVision institutional sales location upon final NASD approval. Consideration, as agreed to by the board of directors and determined based upon actual capital costs and expenses incurred, as well as certain estimates, was $350,000 which was paid by issuing 350,000 shares of common stock of eVision. The issuance of the common stock was made in reliance upon the exemption from registration provided by Section 4(2) of the 1933 Act. The purchaser had access to full information concerning eVision and represented that it purchased the common stock for the purchaser's own account and not for the purpose of distribution. The certificate for the common stock contains a restrictive legend advising that the common stock may not be offered for sale, sold or otherwise transferred without having first been registered under the 1933 Act or pursuant to an exemption from registration under the 1933 Act. No underwriters were involved in the transaction.

     In October of 1998, eVision issued 250,000 shares of its common stock to an affiliate of Heng Fung Holdings in exchange for Heng Fung Holdings' guaranty of the payment by eVision of the 8% cash dividend on the shares of Series B Preferred Stock offered by eVision in a private offering. The sale of the common stock was made in reliance upon the exemption from registration provided by
Section 4(2) of the 1933 Act. The purchaser had access to full information concerning eVision and represented that it purchased the common stock for the purchaser's own account and not for the purpose of distribution. The certificate for the common stock contains a restrictive legend advising that the common stock may not be offered for sale, sold or otherwise transferred without having first been registered under the 1933 Act or pursuant to an exemption from registration under the 1933 Act.

     Between October 1998 and April, 1999, eVision issued 25,500 shares of its Series B Preferred Stock to various investors at a purchase price of $10.00 per share. The sales of preferred stock were made in reliance upon the exemptions from registration provided by Section 4(2) of the Securities Act of 1933, as amended and Rule 506 of Regulation D adopted under the 1933 Act. The purchasers had access to full information concerning eVision and represented that they purchased the shares for the purchasers' own accounts and not for the purpose of distribution. The certificates for the shares contain a restrictive legend advising that the shares may not be offered for sale, sold or otherwise transferred without having first been registered under the 1933 Act or pursuant to an exemption from registration under the 1933 Act. American Fronteer Financial Corporation was the underwriter for the offering and received a 10% commission in addition to a 3% non-accountable expense allowance and warrants.

     Between May and September 1999, eVision issued 105,500 shares of its Convertible Series B Preferred Stock to various investors in exchange for the 25,500 shares of Series B Convertible Preferred Stock and at a purchase price of $10.00 per share. The sales of preferred stock were made in reliance upon the exemptions from registration provided by Section 4(2) of the Securities Act of 1933, as amended and Rule 506 of Regulation D adopted under the 1933 Act. The purchasers had access to full information concerning eVision and represented that they purchased the shares for the purchasers' own accounts and not for the purpose of distribution. The certificates for the shares contain a restrictive legend advising that the shares may not be offered for sale, sold or otherwise transferred without having first been registered under the 1933 Act or pursuant to an exemption from registration under the 1933 Act. American Fronteer Financial Corporation was the underwriter for the offering and received a 10% commission in addition to a 3% non-accountable expense allowance and warrants.

     In October 1999, eVision commenced an offering of 1,500,000 shares of its Convertible Series B-1 Preferred Stock to holders of Convertible Series B Preferred Stock who can exchange their Convertible Series B Preferred Stock for Convertible Series B-1 Preferred Stock and to others at a purchase price of $10.00 per share. The sales of preferred stock are being made in reliance upon the exemptions from registration provided by Section 4(2) of the Securities Act of 1933, as amended and Rule 506 of Regulation D adopted under the 1933 Act. The purchasers have access to full information concerning eVision and must represent that they are acquiring the shares for the purchasers' own accounts and not for the purpose of distribution. The certificates for the shares will contain a restrictive legend advising that the shares may not be offered for sale, sold or otherwise transferred without having first been registered under the 1933 Act or pursuant to an exemption from registration under the 1933 Act. American Fronteer Financial Corporation is the underwriter for the offering and will receive a 10% commission in addition to a 3% non-accountable expense allowance and warrants.

     On September 18, 1999, eVision issued Anthony R. Kay 550,000 shares of common stock in consideration of the settlement of a lawsuit. The issuance of the common stock was made in reliance upon the exemption from registration provided by Section 4(2) of the 1933 Act. Mr. Kay had access to full information concerning the company and represented that he accepted the common stock for his own account and not for the purpose of distribution. The certificate for the common stock contains a restrictive legend advising that the common stock may not be offered for sale, sold or otherwise transferred without having first been registered under the 1933 Act or pursuant to an exemption from registration under the 1933 Act. No underwriters were involved in the transaction.

Item 16.  Exhibits and Financial Statement Schedules.

     (a)  The  following  is a list  of all  exhibits  filed  as  part  of  this
Registration  Statement  or,  as  noted,   incorporated  by  reference  to  this
Registration Statement:

Exhibit No.         Description and Method of Filing
----------          --------------------------------

Exhibit 2.1 Asset Purchase Agreement dated March 1, 1998, by and between eVision and Fronteer Marketing Group, Inc. and North Country Yellow Pages, Inc. and Dennis W. Olson (incorporated by reference to Exhibit 2.1 to eVision's Current Report on Form 8-K dated June 22, 1998).
Exhibit 3.1 Articles of Incorporation of eVision (incorporated by reference to Exhibit 3.0 to eVision's Annual Report on Form 10-K for the year ended September 30, 1995).
Exhibit 3.1(i) Articles of Amendment to eVision's Articles of Incorporation dated April 28, 1995 (incorporated by reference to Exhibit 3.0(i) to eVision's Current Report on Form 8-K dated May 9,
                    1995).
Exhibit 3.1(ii) Articles of Amendment to eVision's Articles of Incorporation dated June 27, 1996 (incorporated by reference to Exhibit 3.0(ii) to eVision's Annual Report on Form 10-K for the year ended September 30, 1996).
Exhibit 3.1(iii) Articles of Amendment to eVision's Articles of Incorporation dated October 15, 1998.
Exhibit 3.1(iv) Articles of Amendment to eVision's Articles of Incorporation dated November 17, 1998.
Exhibit 3.1(v) Articles of Amendment to eVision's Articles of Incorporation dated April 19, 1999 (incorporated by reference to Exhibit
                    3.1 to eVision's Quarterly Report on Form 10-Q/A for the Quarter ended March 31, 1999).
Exhibit 3.1(vi) Articles of Amendment to eVision's Articles of Incorporation dated May 5, 1999.

Exhibit No.         Description and Method of Filing
----------          --------------------------------

Exhibit 3.1(vii) Articles of Amendment to eVision's Articles of Incorporation dated September 25, 1999.

Exhibit 3.2 Restated Bylaws of eVision adopted February 14, 1996 (incorporated by reference to Exhibit 3.2 to eVision's Annual Report on Form 10-K for the year ended September 30,
                    1996).
Exhibit 5.0         Opinion of Smith McCullough, P.C. regarding legality.*
Exhibit 10.1 Amended and Restated 1988 Incentive and Nonstatutory Stock Option Plan as amended September 10, 1996 (incorporated by reference to Exhibit 10.1 to eVision's Annual Report on Form 10-K for the year ended September 30, 1996).
Exhibit 10.2        Employee Stock Ownership Plan  (incorporated by reference to
                    Exhibit 10.2 to eVision's Annual Report on Form 10-K for the year ended September 30, 1996).
Exhibit 10.3 401(k) Plan and Amendment I thereto (incorporated by reference to Exhibit 10.3 to eVision's Annual Report on Form 10-K for the year ended September 30, 1996).
Exhibit 10.4 Amended and Restated 1996 Incentive and Nonstatutory Stock Option Plan, as amended September 10, 1996 (incorporated by reference to Exhibit 10.6 to eVision's Annual Report on Form 10-K for the year ended September 30, 1996).
Exhibit 10.5 September 1996 Incentive and Nonstatutory Stock Option Plan (incorporated by reference to Exhibit 10.7 to eVision's Annual Report on Form 10-K for the year ended September 30,
                    1996).
Exhibit 10.6 $4,000,000 10% Convertible Debenture Purchase Agreement by and between eVision and Heng Fung Finance Company Limited dated December 17, 1997 (incorporated by reference to
                    Exhibit 10.7 to eVision's Annual Report on Form 10-K for the year ended September 30, 1996).
Exhibit 10.7        Amendment  No. 1 to  $4,000,000  10%  Convertible  Debenture
                    Purchase  Agreement  by and  between  eVision  and Heng Fung
                    Finance Company Limited dated September 23, 1998 (incorporated by reference to Exhibit 10.1 to eVision's Current Report on Form 8-K dated September 11, 1998).
Exhibit 10.8 Amendment to the $4,000,000 10% Convertible Debenture Purchase Agreement dated December 17, 1997 (incorporated by reference to Exhibit 10.0 to eVision's Form 10-Q/A for the quarter ended march 31, 1998).

Exhibit No.         Description and Method of Filing
----------          --------------------------------

Exhibit 10.9 Loan and Warrant Purchase Agreement by and between Heng Fung Finance Company Limited, Fronteer Development Finance Inc. and Global Med Technologies, Inc. dated October 7, 1998 (incorporated by reference to Exhibit 10.10 to eVision's Annual Report on Form 10-K for the year ended September 30,
                    1998).
Exhibit 10.10 Assignment, Assumption and Consent Agreement by and between Global Med Technologies, Inc., Dr. Michael F. Ruxin, M.D., Fronteer Capital Inc. and Fronteer Development Finance Inc. dated September 11, 1998 (incorporated by reference to
                    Exhibit 10.11 to eVision's Annual Report on Form 10-K for the year ended September 30, 1998).
Exhibit 10.11 First Amendment to Fronteer Financial Holdings, Ltd. September 1996 Incentive and Nonstatutory Stock Option Plan dated February 19, 1997 (incorporated by reference to
                    Exhibit 10.12 to eVision's Annual Report on Form 10-K for the year ended September 30, 1998)..
Exhibit 10.12 Amendment No. 1 to $500,000 12% Convertible Debenture dated March 23, 1999 (incorporated by reference to Exhibit 10.1 to eVision's Quarterly Report on Form 10-Q for the Quarter ended March 31, 1999).
Exhibit 10.13 Guaranty Agreement between eVision and Heng Fung Holdings Company Limited dated May 5, 1999 (incorporated by reference to Exhibit 10.2 to eVision's Quarterly Report on Form 10-Q for the Quarter ended March 31, 1999).
Exhibit 10.14 Second Amendment to the 1996 Incentive and Nonstatutory Stock Option Plan of eVision dated November 25, 1998
                    (incorporated by reference to Exhibit 10.3 to eVision's Quarterly Report on Form 10-Q for the Quarter ended March 31, 1999).
Exhibit 10.15 First Amendment to Loan Agreement among Global Med Technologies, Inc., Michael I. Ruxin, M.D., eBanker USA.Com, Inc. and Heng Fung Finance Company Limited dated March 8, 1999 (incorporated by reference to Exhibit 10.4 to eVision's Quarterly Report on Form 10-Q for the Quarter ended March 31, 1999).
Exhibit 10.16 Stock Purchase Agreement by and between eVision and Ladsleigh Investments Limited, BVI, made as of July 30, 1999 (incorporated by reference to Exhibit 2.1 to eVision's Current Report on Form 8-K dated August 5, 1999).
Exhibit 10.17 Pledge and Escrow Agreement by and between eVision and Ladsleigh Investments, BVI, made as of July 30, 1999 (incorporated by reference to Exhibit 2.2 to eVision's Current Report on Form 8-K dated August 5, 1999).
Exhibit 10.18 Promissory Note made by Ladsleigh Investments Limited, BVI to eVision dated July 30, 1999 (incorporated by reference to Exhibit 2.3 to eVision's Current Report on Form 8-K dated August 5, 1999).

Exhibit No.         Description and Method of Filing
----------          --------------------------------

Exhibit 10.19 Exchange and Sale of Stock Agreement between the Company and Q6 Technologies, Inc. dated June 18, 1999 (incorporated by reference to Exhibit 10.4 to eVision's Quarterly Report on Form 10-Q for the Quarter ended June 30, 1999).
Exhibit 10.20 Management Agreement dated August 18, 1998 between Fronteer Development Finance Inc. and Fronteer Financial Holdings, Ltd.
Exhibit 16 Letter from KPMG LLP dated September 3, 1999 (incorporated by reference to Exhibit 16 to eVision's Current Report on Form 8-K dated September 3, 1999).
Exhibit 21          Subsidiaries of eVision.
Exhibit 23.1        Consent of KPMG LLP.
Exhibit 23.2        Consent of Smith McCullough, P.C. *

         *To be filed by amendment.

     (b) Financial Statement Schedules Not Applicable

Item 17.  Undertakings

     The undersigned registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    1. to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                    2. to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                    3. to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.

     (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof; and

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Denver, State of Colorado on November 11, 1999.

                                       eVISION USA.COM, INC.

                                       By: /s/ Fai H. Chan
                                          --------------------------------------
                                           Fai H. Chan, President

                                       By: /s/ Gary L. Cook
                                          --------------------------------------
                                           Gary L. Cook, Chief Financial Officer


     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated:


Signature                               Title          Date
---------                               -----          ----

/s/ Fai H. Chan                         Director       November 11, 1999
-------------------------------
Fai H. Chan

/s/ Robert H. Trapp                     Director       November 11, 1999
-------------------------------
Robert H. Trapp

/s/ Kwok Jen Fong                        Director       November 11, 1999
-------------------------------
Kwok Jen Fong

/s/ Robert Jeffers, Jr.                  Director       November 11, 1999
-------------------------------
Robert Jeffers, Jr.

/s/ Jeffrey M. Bush                      Director       November 11, 1999
-------------------------------
Jeffrey M. Busch

/s/ Tong Wan Chan                       Director       November 11, 1999
-------------------------------
Tong Wan Chan

                                 EXHIBIT INDEX

Exhibit No.         Description and Method of Filing
----------          --------------------------------

Exhibit 2.1 Asset Purchase Agreement dated March 1, 1998, by and between eVision and Fronteer Marketing Group, Inc. and North Country Yellow Pages, Inc. and Dennis W. Olson (incorporated by reference to Exhibit 2.1 to eVision's Current Report on Form 8-K dated June 22, 1998).
Exhibit 3.1 Articles of Incorporation of eVision (incorporated by reference to Exhibit 3.0 to eVision's Annual Report on Form 10-K for the year ended September 30, 1995).
Exhibit 3.1(i) Articles of Amendment to eVision's Articles of Incorporation dated April 28, 1995 (incorporated by reference to Exhibit 3.0(i) to eVision's Current Report on Form 8-K dated May 9,
                    1995).
Exhibit 3.1(ii) Articles of Amendment to eVision's Articles of Incorporation dated June 27, 1996 (incorporated by reference to Exhibit 3.0(ii) to eVision's Annual Report on Form 10-K for the year ended September 30, 1996).
Exhibit 3.1(iii) Articles of Amendment to eVision's Articles of Incorporation dated October 15, 1998.
Exhibit 3.1(iv) Articles of Amendment to eVision's Articles of Incorporation dated November 17, 1998.
Exhibit 3.1(v) Articles of Amendment to eVision's Articles of Incorporation dated April 19, 1999 (incorporated by reference to Exhibit
                    3.1 to eVision's Quarterly Report on Form 10-Q/A for the Quarter ended March 31, 1999).
Exhibit 3.1(vi) Articles of Amendment to eVision's Articles of Incorporation dated May 5, 1999.
Exhibit 3.1(vii) Articles of Amendment to eVision's Articles of Incorporation dated September 25, 1999.

Exhibit 3.2 Restated Bylaws of eVision adopted February 14, 1996 (incorporated by reference to Exhibit 3.2 to eVision's Annual Report on Form 10-K for the year ended September 30,
                    1996).
Exhibit 5.0         Opinion of Smith McCullough, P.C. regarding legality.*
Exhibit 10.1 Amended and Restated 1988 Incentive and Nonstatutory Stock Option Plan as amended September 10, 1996 (incorporated by reference to Exhibit 10.1 to eVision's Annual Report on Form 10-K for the year ended September 30, 1996).

Exhibit No.         Description and Method of Filing
----------          --------------------------------

Exhibit 10.2        Employee Stock Ownership Plan  (incorporated by reference to
                    Exhibit 10.2 to eVision's Annual Report on Form 10-K for the year ended September 30, 1996).
Exhibit 10.3 401(k) Plan and Amendment I thereto (incorporated by reference to Exhibit 10.3 to eVision's Annual Report on Form 10-K for the year ended September 30, 1996).
Exhibit 10.4 Amended and Restated 1996 Incentive and Nonstatutory Stock Option Plan, as amended September 10, 1996 (incorporated by reference to Exhibit 10.6 to eVision's Annual Report on Form 10-K for the year ended September 30, 1996).
Exhibit 10.5 September 1996 Incentive and Nonstatutory Stock Option Plan (incorporated by reference to Exhibit 10.7 to eVision's Annual Report on Form 10-K for the year ended September 30,
                    1996).
Exhibit 10.6 $4,000,000 10% Convertible Debenture Purchase Agreement by and between eVision and Heng Fung Finance Company Limited dated December 17, 1997 (incorporated by reference to
                    Exhibit 10.7 to eVision's Annual Report on Form 10-K for the year ended September 30, 1996).
Exhibit 10.7        Amendment  No. 1 to  $4,000,000  10%  Convertible  Debenture
                    Purchase  Agreement  by and  between  eVision  and Heng Fung
                    Finance Company Limited dated September 23, 1998 (incorporated by reference to Exhibit 10.1 to eVision's Current Report on Form 8-K dated September 11, 1998).
Exhibit 10.8 Amendment to the $4,000,000 10% Convertible Debenture Purchase Agreement dated December 17, 1997 (incorporated by reference to Exhibit 10.0 to eVision's Form 10-Q/A for the quarter ended march 31, 1998).
Exhibit 10.9 Loan and Warrant Purchase Agreement by and between Heng Fung Finance Company Limited, Fronteer Development Finance Inc. and Global Med Technologies, Inc. dated October 7, 1998 (incorporated by reference to Exhibit 10.10 to eVision's Annual Report on Form 10-K for the year ended September 30,
                    1998).
Exhibit 10.10 Assignment, Assumption and Consent Agreement by and between Global Med Technologies, Inc., Dr. Michael F. Ruxin, M.D., Fronteer Capital Inc. and Fronteer Development Finance Inc. dated September 11, 1998 (incorporated by reference to Exhibit 10.11 to eVision's Annual Report on Form 10-K for the year ended September 30, 1998).

Exhibit No.         Description and Method of Filing
----------          --------------------------------

Exhibit 10.11 First Amendment to Fronteer Financial Holdings, Ltd. September 1996 Incentive and Nonstatutory Stock Option Plan dated February 19, 1997 (incorporated by reference to
                    Exhibit 10.12 to eVision's Annual Report on Form 10-K for the year ended September 30, 1998)..
Exhibit 10.12 Amendment No. 1 to $500,000 12% Convertible Debenture dated March 23, 1999 (incorporated by reference to Exhibit 10.1 to eVision's Quarterly Report on Form 10-Q for the Quarter ended March 31, 1999).
Exhibit 10.13 Guaranty Agreement between eVision and Heng Fung Holdings Company Limited dated May 5, 1999 (incorporated by reference to Exhibit 10.2 to eVision's Quarterly Report on Form 10-Q for the Quarter ended March 31, 1999).
Exhibit 10.14 Second Amendment to the 1996 Incentive and Nonstatutory Stock Option Plan of eVision dated November 25, 1998
                    (incorporated by reference to Exhibit 10.3 to eVision's Quarterly Report on Form 10-Q for the Quarter ended March 31, 1999).
Exhibit 10.15 First Amendment to Loan Agreement among Global Med Technologies, Inc., Michael I. Ruxin, M.D., eBanker USA.Com, Inc. and Heng Fung Finance Company Limited dated March 8, 1999 (incorporated by reference to Exhibit 10.4 to eVision's Quarterly Report on Form 10-Q for the Quarter ended March 31, 1999).
Exhibit 10.16 Stock Purchase Agreement by and between eVision and Ladsleigh Investments Limited, BVI, made as of July 30, 1999 (incorporated by reference to Exhibit 2.1 to eVision's Current Report on Form 8-K dated August 5, 1999).
Exhibit 10.17 Pledge and Escrow Agreement by and between eVision and Ladsleigh Investments, BVI, made as of July 30, 1999 (incorporated by reference to Exhibit 2.2 to eVision's Current Report on Form 8-K dated August 5, 1999).
Exhibit 10.18 Promissory Note made by Ladsleigh Investments Limited, BVI to eVision dated July 30, 1999 (incorporated by reference to Exhibit 2.3 to eVision's Current Report on Form 8-K dated August 5, 1999).
Exhibit 10.19 Exchange and Sale of Stock Agreement between the Company and Q6 Technologies, Inc. dated June 18, 1999 (incorporated by reference to Exhibit 10.4 to eVision's Quarterly Report on Form 10-Q for the Quarter ended June 30, 1999).

Exhibit No.         Description and Method of Filing
----------          --------------------------------

Exhibit 10.20 Management Agreement dated August 18, 1998 between Fronteer Development Finance Inc. and Fronteer Financial Holdings, Ltd.
Exhibit 16 Letter from KPMG LLP dated September 3, 1999 (incorporated by reference to Exhibit 16 to eVision's Current Report on Form 8-K dated September 3, 1999).
Exhibit 21          Subsidiaries of eVision.
Exhibit 23.1        Consent of KPMG LLP.
Exhibit 23.2        Consent of Smith McCullough, P.C. *

         *To be filed by amendment.